      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1996



                                                       REGISTRATION NO. 333-4256

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             DOUBLETREE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     860762415
         (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                            ------------------------

                             DOUBLETREE CORPORATION
                        410 NORTH 44TH STREET, SUITE 700
                             PHOENIX, ARIZONA 85008
                                 (602) 220-6666
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              WILLIAM L. PEROCCHI
                           EXECUTIVE VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND TREASURER
                             DOUBLETREE CORPORATION
                        410 NORTH 44TH STREET, SUITE 700
                             PHOENIX, ARIZONA 85008
                                 (602) 220-6666
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                             THOMAS W. DOBSON, ESQ.
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                       LOS ANGELES, CALIFORNIA 90071-2007
                                 (213) 485-1234
                            KENDALL R. BISHOP, ESQ.
                               O'MELVENY & MYERS
                      1999 AVENUE OF THE STARS, SUITE 7000
                       LOS ANGELES, CALIFORNIA 90067-6035
                                 (310) 553-6700

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION, DATED MAY 7, 1996


                                3,682,000 SHARES

                                      LOGO

                                  COMMON STOCK


     Of the 3,682,000 shares of Common Stock being offered hereby, 400,000 shares are being sold by Doubletree Corporation, a Delaware corporation (the "Company"), and 3,282,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "TREE." On May 6, 1996, the last reported sale price of the Company's Common Stock was $30 1/8 per share. See "Price Range of Common Stock."


     SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON OR
        ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                              PROCEEDS TO
                                    PRICE      UNDERWRITING    PROCEEDS TO      SELLING
                                  TO PUBLIC     DISCOUNT(1)    COMPANY(2)    STOCKHOLDERS
- -------------------------------------------------------------------------------------------
Per Share......................        $             $              $              $
Total(3).......................        $             $              $              $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $650,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 552,300 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to
    Public will total $     , the Underwriting Discount will total $     and the
    Proceeds to Company will total $     . See "Underwriting."

     The shares of Common Stock are offered by the Underwriters named herein, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the delivery of certificates representing the shares will be made against payment
therefor at the office of Montgomery Securities on or about            , 1996.
                            ------------------------
MONTGOMERY SECURITIES

                    MORGAN STANLEY & CO.
                                      Incorporated

                                       SCHRODER WERTHEIM & CO.

                                          , 1996

                                     [LOGO]
                                   DOUBLETREE

              [PHOTO]                                                                 [PHOTO]
      Doubletree Guest Suites                                            Doubletree Hotel National Airport
         New York, New York                                                       Washington, D.C.
              [PHOTO]                                                                 [PHOTO]
   Double Hotel at Lincoln Centre                                             Doubletree Guest Suites
           Dallas, Texas                                                         Chicago, Illinois
                                                  [PHOTO]
                                              Doubletree Hotel
                                          Pittsburgh, Pennsylvania

    Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters set forth under the caption "Risk Factors" in the Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS
WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT LEVELS
ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED,
MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND OTHER SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL
MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE
"EXCHANGE ACT"). SEE "UNDERWRITING."

                   [PHOTO]                                       [PHOTO]
                                                             Doubletree Hotel
      Doubletree Paradise Valley Resort                       Austin, Texas
             Scottsdale, Arizona
                   [PHOTO]                                        [MAP]
           Antlers Doubletree Hotel                        -  Doubletree Hotels
          Colorado Springs, Colorado                    -  Doubletree Guest Suites

                                                                 [PHOTO]
                                                        Doubletree Islander Hotel
                                                          Newport, Rhode Island
                    [MAP]                                        [PHOTO]
          -  Doubletree Club Hotels               Doubletree Hotel at Plaza Las Fuentes
        -  Non-Doubletree Brand Hotels                     Pasadena, California

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Securities and Exchange Commission (the "Commission") by the Company are hereby incorporated by reference in this Prospectus:

     (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1995.


     (2) Proxy Statement dated March 15, 1996 for the Company's 1996 Annual Meeting of Stockholders.



     (3) Current Report on Form 8-K dated February 27, 1996.



     (4) The description of the Common Stock of the Company contained in its Registration Statement on Form 8-A (File No. 0-24392) filed on June 18, 1994.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined on the inside cover of the Prospectus) subsequent to the date of this Prospectus and prior to the termination of the offering made hereby, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of the Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Doubletree Corporation, 410 North 44th Street, Suite 700, Phoenix, Arizona 85008, telephone number (602) 220-6666.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock is quoted on the Nasdaq National Market, and reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. References to the Company herein include the Company and its subsidiaries, including Doubletree Hotels Corporation ("DHC") and RFS, Inc. ("RFS Management"), unless the context otherwise indicates. References to DHC and RFS Management herein refer to the operations of those subsidiaries.

                                  THE COMPANY

     Doubletree Corporation (the "Company") is one of the nation's leading hotel management companies. At March 31, 1996, the Company managed, leased, or franchised 172 hotels with an aggregate of 39,039 rooms in 37 states, the District of Columbia and Mexico. This represents a 58% and 38% increase in managed, leased or franchised hotels and aggregate room count, respectively, during the 12 month period ended March 31, 1996. Excluding the RFS Acquisition, this growth was 12% and 14%, respectively. See "Business -- Recent Developments." The Company provides hotel owners with management and franchise services under its Doubletree Hotels(R), Doubletree Guest Suites(R) and Doubletree Club Hotels(R) brand names, as well as management services for non-Doubletree brand hotels. At March 31, 1996, the Company's hotels included 60 full-service Doubletree Hotels, 38 Doubletree Guest Suites, 13 Doubletree Club Hotels, and 61 hotels operated by the Company under third party brand names or as independent hotels.

     Since the Company's initial public offering in July 1994, it has added 73 net new hotel contracts with 13,474 net new hotel rooms to its original base of 99 properties and 25,565 rooms, representing increases of 74% and 53%, respectively. The Company has also taken the following steps to help implement and further its business and growth strategies:

     - Increased the number of rooms in its hotel portfolio (excluding the RFS Acquisition (as defined below)) by 15% in 1995 as compared to 1994, and by 10% in 1994 as compared to 1993.

     - Established strategic alliances with three institutional hotel investors, not including RFS Hotel Investors, Inc. (the "REIT"), that accounted for 36% of the Company's room additions in 1995.


     - Acquired RFS Management, a privately held hotel operator that leases and manages hotels owned primarily by RFS Partnership, L.P. (the "Landlord"), in February 1996, which significantly expanded the Company's portfolio of non-Doubletree brand hotels, increased the Company's experienced hotel management personnel and added an established infrastructure, which will allow the Company to pursue further non-Doubletree brand management contract and lease opportunities.


     - Entered into an arrangement with the REIT, a publicly held real estate investment trust that owns substantially all of the Landlord, in February 1996, granting the Company the right (the "Right of First Refusal") to lease and manage any hotels acquired or developed by the REIT or the Landlord during the next 10 years, with limited exceptions. At March 31, 1996, the REIT had a public market capitalization of approximately $400 million.

     - Entered into the mid-priced extended stay segment of the hotel market in November 1995 with an investment in Candlewood Hotel Company, L.L.C. ("Candlewood"), a joint venture with entities controlled by Mr. Jack DeBoer, the founder of Residence Inns, the largest extended stay hotel chain in the United States.

     - Introduced in January 1996 "Club Hotels by Doubletree(R)," a new hotel brand created to meet the evolving needs of the mid-market, frequent business traveler; each Club Hotel by Doubletree will offer office and conference facilities designed by Steelcase, Inc. ("Steelcase"), an Au Bon Pain Company, Inc. ("Au Bon Pain") bakery cafe and a Kinko's self-service business center.


     - Launched its multi-million-dollar "Sweet Dreams" marketing campaign in February 1995 and achieved a 79% brand awareness of the Doubletree brand name, an all-time Company high, in the business travel segment of the hotel industry at December 31, 1995, according to Nationwide Surveys, Inc.

     - Expanded its support services and preferred vendor programs resulting in a $1.5 million, or 180%, increase in operating income from such activities in 1995 over 1994.

     - Established a professional franchise sales organization and support infrastructure in 1995 to capitalize on growth opportunities for franchising Doubletree brand hotels.


     The Company's principal business strategy is to provide its hotel owners with high quality, responsive hotel management and franchise services designed to improve hotel profitability and to provide its hotel guests with a high level of satisfaction. In executing this business strategy, the Company seeks to implement policies and programs designed to increase revenues while minimizing operating expenses at its managed, leased and franchised hotels. These policies and programs include offering purchasing services at favorable prices to hotel owners, offering management services and the Doubletree brand for one combined fee, minimizing other costs associated with operating under the Doubletree brand name, and promoting employee productivity and morale. The Company also seeks to grow hotel revenues by continuing to strengthen the Doubletree brand and implementing national, regional and local sales and marketing programs.



     The Company believes that the successful implementation of its business strategy has resulted in a high level of guest satisfaction as evidenced by a recent survey of Doubletree guests that found that 95% of respondents intend to stay at Doubletree hotels in the future. Net operating income for the 46 hotels managed by the Company for the period from January 1, 1991 through December 31, 1995 has, the Company believes, increased on average by approximately 20% per annum during such period.


     The Company's growth strategy is focused on four areas: (i) improving the revenue and operating performance of its existing hotels; (ii) growing the number of rooms in its hotel portfolio; (iii) expanding the support services it offers to hotel owners; and (iv) acquiring other hotel management companies and entering into strategic partnerships.


     The Company believes that it has several competitive strengths that will enable it to implement its growth strategy and continue to obtain additional management contracts, leases and franchise agreements, including: (i) a superior track record of generating profits for hotel owners; (ii) the strength of the Doubletree brand; (iii) the ability to offer capital and flexible management structures to hotel owners; (iv) established relationships with institutional hotel investors; (v) operation of multiple product lines and brands; and (vi) room for growth in the Company's existing hotel portfolio.


     Doubletree brand hotels currently compete in three segments of the lodging industry: full-service hotels, all-suite hotels and limited-service hotels. Doubletree full-service hotels are typically targeted toward business, group meeting and leisure travelers. During 1994 and 1995, these full-service hotels had average daily rates of $80.44 and $84.87 and occupancy rates of 70.2% and 70.8%. Doubletree all-suite hotels are typically targeted at business travelers and families who have a need or desire for greater space than is available at most traditional hotels. During 1994 and 1995, these all-suite hotels had average daily rates of $94.43 and $98.84 and occupancy rates of 73.7% and 74.6%. Doubletree limited-service hotels are aimed at individual business travelers. During 1994 and 1995, these hotels had average daily rates of $63.10 and $66.42 and occupancy rates of 65.9% and 66.2%. The Company also manages or leases hotels under non-Doubletree brand names which compete in the luxury, full-service, limited-service and extended stay segments of the lodging industry. During 1994 and 1995, these hotels had average daily room rates of $70.18 and $73.56 and occupancy rates of 69.9% and 71.4%. The information in this paragraph includes only properties managed by Doubletree and RFS Management for the entire two-year period.

                              RECENT DEVELOPMENTS


     Acquisition of RFS Management. In February 1996, the Company significantly expanded its portfolio of non-Doubletree brand hotels with the acquisition of RFS Management (the "RFS Acquisition"). At March 31, 1996, RFS Management operated 50 hotels (the "RFS Hotels"), 44 of which were leased and managed, four of which were leased only, and two of which were managed for owners other than the Landlord. The RFS Hotels principally operate in the limited-service and the extended stay segments of the lodging industry, comprise approximately 7,000 rooms and are operated under such franchise brands as Holiday Inn, Holiday Inn Express, Residence Inn by Marriott, Hampton Inn and Comfort Inn. With the RFS Acquisition, the Company acquired an independent hotel management company with experienced hotel management personnel and an established infrastructure, which will allow the Company to pursue further non-Doubletree brand management contract and lease opportunities. The Right of First Refusal provides the Company with a new source for additions to the Company's hotel portfolio. In addition to its ongoing efforts to acquire hotels, the REIT currently has six hotels under development which are expected to be completed in the third and fourth quarters of 1996 and which will be subject to the Right of First Refusal. See "Business -- The RFS Acquisition."



     Formation of Candlewood. In November 1995, the Company announced its entrance into the mid-priced ($40-50 per night) extended stay segment of the hotel industry with its investment in Candlewood, a joint venture with entities controlled by Mr. Jack DeBoer, the founder of Residence Inns. Candlewood will develop, own, manage and franchise hotels containing fully furnished studio units designed to serve the value-oriented extended stay guest. The Company has committed to invest substantially all of the initial equity capital of Candlewood, of which $3.3 million was invested at March 31, 1996, and an additional $11.7 million is to be invested over the next 12 months, for which it will receive, after a preferred return of and on its capital, 50% of Candlewood's profits and losses. Mr. DeBoer, whom the industry credits with creating the extended stay concept, will be primarily responsible for the development and day-to-day operations of Candlewood. The Company appoints two of Candlewood's four delegates, and approval of at least a majority of the delegates is required for all material transactions. Candlewood's first hotel will commence operations in May 1996. The Company believes that the Candlewood joint venture provides it with an opportunity to generate incremental revenues and participate in a quickly expanding and high demand segment of the lodging industry. The Candlewood joint venture is in the initial stages of development, and there can be no assurance of its success. See "Business -- Investments and Commitments."



     Introduction of Club Hotels by Doubletree. In January 1996, the Company introduced "Club Hotels by Doubletree," a new hotel brand specifically targeted at the frequent business traveler, which was developed by the Company in concert with Steelcase, Au Bon Pain and Kinko's. Each hotel will feature a multi-purpose Business Club ranging from 2,000 to 5,000 square feet in size. One portion of the Business Club will be dedicated to the Kinko's self-service business center and will contain business equipment, such as computer printers, fax machines, photocopiers and office and shipping supplies. Each Business Club will also feature private mini offices and small conference rooms designed by Steelcase, and will feature an Au Bon Pain bakery cafe, where guests may enjoy breakfast, lunch or dinner. The Company plans to grow its new brand through the acquisition of management contracts of underperforming hotels in target locations, a focused franchising program and the conversion of certain existing Doubletree Club Hotels.


     The principal executive offices of the Company are located at 410 North 44th Street, Suite 700, Phoenix, Arizona 85008 and its telephone number is (602) 220-6666.

                                  THE OFFERING


Common Stock offered by the Company(1)...............  400,000 shares
Common Stock offered by the Selling Stockholders.....  3,282,000 shares
Common Stock to be outstanding after the
  offering(2)........................................  22,509,686 shares
Use of proceeds......................................  For general corporate purposes, including capital investments in Candlewood
Nasdaq National Market Symbol........................  TREE


- ---------------


(1) Excludes 552,300 shares of Common Stock subject to the Underwriters' over-allotment option.



(2) Does not include an aggregate of 1,780,500 shares of Common Stock subject to issuance upon the exercise of options outstanding at March 31, 1996 under the Company's 1994 Equity Participation Plan, as amended (the "Incentive Plan").


                             CORPORATE ORGANIZATION

     The Company was incorporated on May 19, 1994 to succeed to all the assets, liabilities and business operations of Doubletree Partners, formerly Guest Quarters Hotel Partnership ("GQHP"). On December 16, 1993, Doubletree Partners and DHC were combined through the transfer of the ownership interests in DHC to Doubletree Partners in exchange for cash and partnership interests in Doubletree Partners (the "Combination Transaction"). On June 30, 1994 (immediately prior to the Company's initial public offering of Common Stock), the partners of Doubletree Partners, other than Samantha Hotel Corporation ("Samantha" or the "Predecessor"), contributed their general partnership interests to the Company and the Samantha owners contributed Samantha to the Company in consideration for 15,500,000 shares of Common Stock of the Company in proportion to their respective ownership interests in Doubletree Partners prior to such transfers (the "Reorganization").


     Pursuant to a stockholders agreement entered into in connection with the Reorganization (the "Stockholders Agreement") among the Company, GE Investment Hotel Partners I, Limited Partnership ("GEHOP"), an affiliate of Canadian Pacific Limited ("Canadian Pacific"), an affiliate of Metropolitan Life Insurance Company ("Metropolitan") and entities controlled by the Company's two Co-Chairmen, Richard Ferris and Peter Ueberroth (collectively, the "Original Stockholders"), the Original Stockholders were entitled, among other things, to nominate all candidates for election to the Board of Directors of the Company. Upon consummation of the offering, assuming, as anticipated, that the Original Stockholders own less than 50% of the outstanding shares of Common Stock, the Stockholders Agreement will terminate.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND HOTEL DATA)

     The following tables present summary historical consolidated financial and operating information, restated to give effect to the RFS Acquisition, for the Company and the Predecessor, a subsidiary of GQ Owners, L.P. ("GQ Owners"), the entity that owned GQHP prior to Combination Transaction. Prior to December 16, 1993, the historical financial information for the Predecessor included only the operations of GQHP. The following table also presents summary 1993 pro forma consolidated financial information for the Company giving effect to the Combination Transaction and the Reorganization as if each had occurred on January 1, 1993. The historical financial information subsequent to such date and the pro forma information include the combined operations of GQHP, DHC, and RFS Management. The information below should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition." Pro forma results of operations are not necessarily indicative of the results of operations as they might have been had the Combination Transaction and the Reorganization been consummated at the beginning of the period shown. Quarterly results of operations are not necessarily indicative of the results expected for the full year.

                                                                                           THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                        MARCH 31,
                                   --------------------------------------------------     ---------------------
                                                     PRO
                                   PREDECESSOR     FORMA(1)            COMPANY                   COMPANY
                                   -----------     --------     ---------------------     ---------------------
                                      1993           1993         1994         1995         1995         1996
                                   -----------     --------     --------     --------     --------     --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Total revenues.................   $  48,207      $82,197      $140,783     $230,772     $ 48,590     $ 62,401
  Total operating costs and
    expenses.....................      43,035       67,819       121,213      204,513       43,223       54,897
  Income before income taxes and
    minority interest............       5,172       14,378        19,570       26,259        5,367        7,504
  Net income.....................       4,933        8,615 (2)    13,235(3)    17,791        3,645        4,878
  Earnings per share.............                  $  0.47 (2)  $   0.66(3)  $   0.80     $   0.17     $   0.22
  Pro forma net income(4)........                                            $ 18,736     $  3,490
  Pro forma earnings per
    share(4).....................                                            $   0.84     $   0.16
  Weighted average common and
    common equivalent shares
    (5)..........................                   18,228        20,071       22,219       21,910       22,584


                                                                                    MARCH 31, 1996
                                                                              ---------------------------
                                                                                                 AS
                                                                               ACTUAL       ADJUSTED(6)
                                                                              --------     --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................................  $ 19,024        $ 29,821
  Total assets..............................................................   174,107         184,904
  Long-term debt, net of current portion....................................        --              --
  Stockholders' equity......................................................   119,487         130,284

                                                                                  DECEMBER 31,            MARCH 31,
                                                                                -----------------     -----------------
                                                                                 1994       1995       1995       1996
                                                                                ------     ------     ------     ------
NUMBER OF HOTELS
    Doubletree Full-Service Hotels............................................      44         56         47         60
    Doubletree Guest Suite Hotels.............................................      33         36         34         38
    Doubletree Club Hotels....................................................      14         13         14         13
                                                                                ------     ------     ------     ------
        Total Doubletree Brand Hotels.........................................      91        105         95        111
    Non-Doubletree Brand Hotels...............................................      13         11         14         61
                                                                                ------     ------     ------     ------
        Total Company Hotel Portfolio.........................................     104        116        109        172
                                                                                ======     ======     ======     ======
    Management Contracts......................................................      77         81         80         86
    Lease Agreements(7).......................................................       4          5          5         53
    Franchise Agreements......................................................      23         30         24         33
                                                                                ------     ------     ------     ------
        Total Company Hotel Portfolio.........................................     104        116        109        172
                                                                                ======     ======     ======     ======
NUMBER OF ROOMS
    Doubletree Full-Service Hotels............................................  14,207     18,422     15,266     19,324
    Doubletree Guest Suite Hotels.............................................   7,138      7,693      7,378      8,082
    Doubletree Club Hotels....................................................   2,573      2,386      2,573      2,364
                                                                                ------     ------     ------     ------
        Total Doubletree Brand Hotels.........................................  23,918     28,501     25,217     29,770
    Non-Doubletree Brand Hotels...............................................   2,620      2,114      3,012      9,269
                                                                                ------     ------     ------     ------
        Total Company Hotel Portfolio.........................................  26,538     30,615     28,229     39,039
                                                                                ======     ======     ======     ======
    Management Contracts......................................................  20,952     22,957     22,003     24,006
    Lease Agreements(7).......................................................     617      1,017      1,017      7,738
    Franchise Agreements......................................................   4,969      6,641      5,209      7,295
                                                                                ------     ------     ------     ------
        Total Company Hotel Portfolio.........................................  26,538     30,615     28,229     39,039
                                                                                ======     ======     ======     ======
REVPAR ANALYSIS(8)(9)
    Doubletree Full-Service Hotels............................................  $56.48     $60.08     $57.13     $62.23
    Doubletree Guest Suite Hotels.............................................   69.57      73.74      72.56      78.19
    Doubletree Club Hotels....................................................   41.59      43.99      46.90      50.50
        Total Doubletree Brand Hotels.........................................   60.22      63.96      62.20      67.44
    Non-Doubletree Brand Hotels...............................................   49.02      52.51      47.16      50.36
        Total Company Hotel Portfolio.........................................   58.38      62.03      57.96      62.61

- ---------------

(1) Gives effect to the Combination Transaction and the Reorganization as if each of these events had occurred on January 1, 1993.

(2) The pro forma effective tax rate is higher than the actual effective tax rate due to fewer than expected restrictions on the Company's ability to utilize net operating loss carryforwards.

(3) The Company's effective tax rate for the year ended December 31, 1994 was 32.4% due to the organizational structure of the Company prior to its initial public offering. Had a 35% rate been incurred, 1994 net income and earnings per share would have been $12,720,000 and $0.63, respectively.

(4) During the fourth quarter of 1995, the Company and RFS Management incurred $2,565,000 of business combination expenses related to the RFS Acquisition which closed in February 1996. RFS Management, as a Subchapter S Corporation in 1995 for federal income tax purposes, was not generally liable for federal income taxes. Accordingly, RFS Management did not provide for federal income taxes in its 1995 financial statements. Pro forma adjustments have been made for the year ended December 31, 1995 and the three months ended March 31, 1995 to provide for income taxes on the earnings of RFS Management at the Company's effective tax rate; also, for the year ended December 31, 1995 pro forma adjustments have been made to exclude the business combination expenses and provide for a related increase in income tax expense.

(5) Assumes that the 15,500,000 shares issued in connection with the Reorganization and the 2,727,811 shares issued to acquire RFS Management, which was accounted for as a pooling of interests, were outstanding for all periods presented.


(6) As adjusted to reflect the sale by the Company of 400,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."


(7) Includes one owned hotel (239 rooms).

(8) REVPAR is occupancy percentage multiplied by average daily room rate.

(9) For the years ended 1994 and 1995, includes only information for hotels managed by the Company (including RFS Management) for the entire two-year period. For the first quarter of 1995 and 1996, includes only information for hotels managed for the Company (including RFS Management) during both periods.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information contained in this Prospectus.

COMPETITION FOR AND DEPENDENCE ON MANAGEMENT CONTRACTS AND FRANCHISE AGREEMENTS; COMPETITION FOR GUESTS

     Competition for management contracts and franchise agreements in the lodging industry is intense. The Company competes with national and regional brand franchisors and management companies, some of which have greater name recognition and financial resources than the Company. In addition, smaller hotel management companies compete against the Company. The Company believes that its ability to secure a management contract or franchise agreement is based principally upon the perceived value and quality of the Company's management services, brand name and the potential economic advantages to the hotel owner of retaining the Company's management services or brand name. The Company believes that the perceived value of a brand name to a hotel owner is in part a function of the success of the hotels currently under management. Competitive factors also include relationships with hotel owners and investors, marketing support, reservation system capacity and the willingness to make debt and equity investments (collectively, "Investments") in connection with new management and lease arrangements. No assurance can be given that the Company will be successful in retaining current, or competing for additional, management contracts or franchise agreements.

     Competition for guests in the lodging industry is also intense. Competitive factors in the industry include room rates, quality of accommodations, name recognition, service levels and convenience of location. The Company's hotels are located in areas that generally contain numerous other competitors. There can be no assurance that demographic, geographic or other changes in markets will not adversely affect the convenience or desirability of the locales in which the Company's hotels are located. Further, there can be no assurance that new or existing competitors will not significantly lower rates, offer greater convenience, services or amenities, or significantly expand or improve facilities in a market in which the Company's hotels compete, thereby adversely affecting the Company's ability to attract guests.

RISK OF CONTRACT TURNOVER

     Management contracts, leases and franchise agreements are acquired, terminated and renegotiated in the ordinary course of the Company's business. Many of the Company's management contracts and leases may be terminated by the owner of the hotel property if the Company fails to meet certain performance standards, or in the event of a change in control of the property through sale or foreclosure, or otherwise. In the event of a termination other than for performance, many contracts require the hotel owner to pay a termination fee, which may be more or less than the book value, if any, of the contract asset. If the Company loses a capitalized management contract or franchise agreement, the Company will record a write-off of the remaining book value (less any termination fee received) of such management contract or franchise agreement, which could have a material adverse effect on the Company's results of operations and financial condition.

     Ownership of individual hotels and hotel portfolios change from time to time, and management and hotel brands may be changed concurrently. During 1995, four hotels managed by the Company (all operated under non-Doubletree hotel brands) and two franchised hotels were sold to new owners who did not retain the Company's services. In the first quarter of 1996, one hotel managed by the Company and operated under a Doubletree brand was sold to a new owner who did not retain the Company's services. None of these terminations resulted in a material loss to the Company. In 1995 and the first quarter of 1996, the Company was able to add 12 and 6 net new hotels, excluding the RFS Acquisition, respectively, and achieved a net growth in rooms of 4,077 and 1,445, respectively. Currently, the Company is monitoring the acquisition or potential acquisition by Starwood Lodging Trust ("Starwood"), or its affiliates, of a total of eight Doubletree brand hotels and one non-Doubletree brand hotel, all of which are managed by the Company. Starwood has acquired three of these hotels to date. The Company continues to manage all of these hotels, and is discussing its proposal with Starwood to enter into long-term management and/or franchise agreements with respect to all nine hotels. Historically, the Company has been successful in retaining management or franchise services in the majority of cases, because of its competitive advantages. See "Business -- Competitive Strengths."

However, there can be no assurance that the Company will be as successful in the future as it has been in the past in retaining contracts, avoiding a material loss on contract termination, replacing terminated contracts with favorable new contracts and renegotiating and converting contracts.

DEPENDENCE ON CERTAIN HOTEL OWNERS


     The Company manages hotels for, and franchises its brands to, certain affiliates of its Principal Stockholders and directors and other major hotel investors. At March 31, 1996, affiliates of GEHOP and Metropolitan owned 12 and 10 hotels, respectively, that were managed or leased by the Company. On the same date, the Company managed four hotels for affiliates of Norman B. Leventhal, a director of the Company. In 1995 the Company received in the aggregate (including reimbursements) $11.8 million, $10.3 million and $3.4 million, respectively, under contracts with these parties. As a result of the RFS Acquisition, at March 31, 1996, the Company also leased 48 hotels (44 of which it manages) from the Landlord. In addition, there are five unrelated hotel owners which each own between three and seven hotels which are managed by or franchised from the Company. Although the Company believes that it has satisfactory relationships with these hotel owners, no assurance can be given that its relationships with these owners will remain satisfactory. In addition, the Company's growth opportunities are dependent in part on its ability to maintain satisfactory relationships with these and other institutional hotel investors, and therefore the failure of the Company to maintain any of these relationships could have a material adverse effect on the Company's results of operation and financial condition or its ability to expand its portfolio of hotels under management or franchise. See "Business -- Growth Strategy."


RISKS ASSOCIATED WITH EXPANSION

     A major focus of the Company's growth strategy is to add significantly to its portfolio of hotels through the acquisition of management contracts, leases and franchise agreements, individually or in groups, including through the acquisition of hotel management companies. There can be no assurance that the Company will be able to obtain new contracts, leases and franchise agreements, that such contracts, leases and franchise agreements will be profitable, that expansion will be profitable or that the Company's systems, procedures and controls and management, financial and other resources, will be adequate to support such expansion. See "Business -- Growth Strategy."


     In addition, there can be no assurance that the Company will be able to integrate successfully new hotels, new hotel products or new hotel management company acquisitions into its operations, that new hotels, new hotel products or new hotel management company acquisitions will achieve revenue and profitability levels comparable to the Company's existing hotels or that the combined business will be profitable. Hotels being operated under newly acquired management contracts or lease agreements may begin with lower occupancy and room rates. Furthermore, the Company's expansion within its existing markets could adversely affect the financial performance of the Company's existing hotels or its overall results of operations. Expansion into new markets may present operating and marketing challenges that are different from those currently encountered by the Company in its existing markets. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management or its management information and reservation systems, and the failure to adapt its systems and procedures could have a material adverse effect on the Company's business.


RISKS ASSOCIATED WITH LEASING REAL ESTATE

     The Company leases 52 hotels and is subject to varying degrees of risk generally related to leasing real estate. In addition to general risks related to the lodging industry, these risks include, among others, liability for long-term lease obligations, the potential for uninsured losses, the impact of present or future environmental legislation and compliance with environmental laws, and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company. In addition, the Percentage Leases (as defined in "Business -- Hotel Operations: Non-Doubletree Brand Hotels -- Lease and Management Agreements") contain a cross-default provision for events of default under any lease in place as of February 27, 1996 (the "RFS Closing Date") between RFS Management and the Landlord. This cross default provision could result in additional leverage in favor of the Landlord in the event of a dispute between RFS Management and the Landlord concerning a particular lease. For a discussion of events of default under the Percentage Leases as well as certain termination rights, see "Business -- Hotel Operations: Non-Doubletree Brand Hotels -- Lease and Management Agreements."

     Historically, the Company has earned management fees based on a percentage of specified hotel revenues and its risk has been limited to the extent of its management fee. However, lease terms typically require the payment of a fixed monthly base rent regardless of the performance of the hotel leased, in addition to a variable rent based on a percentage of revenues. Other than real estate taxes, property insurance and furniture, fixtures and equipment and other capital improvements, the lessee is generally required to pay all costs and expenses incurred in the operation of the hotels. If a hotel leased by RFS Management pursuant to a Percentage Lease is substantially damaged or destroyed, RFS Management is required to continue to make rental payments and to pay all other charges required under its lease for up to six months while the hotel is being repaired. The Company purchases business interruption insurance designed to insure against this risk. Accordingly, the leases acquired as a result of the RFS Acquisition, and any other leases pursuant to which the Company or a subsidiary of the Company is the lessee, will expose the Company to the risk that the hotels covered by such leases will not provide sufficient revenues to meet the Company's lease and other obligations. If rent obligations are not met, the lessor can terminate the lease. See Note 4 of Notes to Consolidated Financial Statements for information concerning the Company's lease expense.

     Unlike management contracts, where the hotel management company is typically indemnified wholly or partially by the hotel owner for many liabilities, leases often place relatively greater liabilities on the lessee. For example, under each of the Percentage Leases, the Company has agreed to indemnify the Landlord from and against a number of liabilities, costs and expenses. See "Business -- Hotel Operations: Non-Doubletree Brand
Hotels -- Lease and Management Agreements."

INVESTMENT LOSSES; RISKS ASSOCIATED WITH JOINT VENTURES; CONTINGENT LIABILITIES

     The Company makes selective Investments in hotels and hotel ventures in connection with acquiring or maintaining management of hotels and to enhance the value or position of the Company in the lodging industry. It also makes certain financial commitments for the same purposes. See "Business -- Investments and Commitments." These Investments and commitments may involve risks of loss different in nature or amount from losses ordinarily associated with hotel management alone, and losses arising from Investments or commitments could have a material adverse effect on the Company's financial position or results of operations. There can be no assurance that the Company will not sustain material losses on its Investments and commitments.

     The Company also may selectively use joint venture arrangements to acquire or develop additional hotels. Therefore, such investments may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of the Company, or be in a position to take action contrary to the instructions or requests of the Company or contrary to the Company's policies or objectives. Consequently, actions by a co-venturer might result in subjecting hotels owned by the joint venture to additional risk. Although the Company will seek to maintain sufficient control of any joint venture to permit the Company's objectives to be achieved, it may be unable to take action without the approval of its joint venture partners or its joint venture partners could take actions binding on the joint venture without the Company's consent. Additionally, should a joint venture partner become bankrupt, the Company could, in certain circumstances, become liable for such partner's share of joint venture liabilities.

     In addition, each corporate subsidiary of the Company which serves as a general partner is liable for the obligations of the limited partnership it manages. Although the Company believes that it is not responsible for the liabilities of these subsidiaries, no assurance can be given that the Company would not be found liable for its subsidiaries' obligations nor that it would not be required to pay substantial sums to satisfy its subsidiaries' obligations.

RISKS ASSOCIATED WITH NEW CONSTRUCTION

     The Company, through joint ventures and partnerships, is involved in the construction of several new hotels. Any construction project entails significant construction risks, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences, any of which, if they occurred could delay construction or result in a substantial increase in costs of the construction of the new hotels.

     The opening of the new hotels will be contingent upon, among other things, receipt of all required licenses, permits and authorizations. The scope of the approvals required for a new hotel is extensive, including, without limitation, state and local land-use permits, building and zoning permits, health and safety permits and liquor licenses. In addition, unexpected changes or concessions required by local, regulatory and state authorities could involve significant additional costs and could delay or prevent the completion of construction or the opening of a new hotel. There can be no assurance that the necessary permits, licenses and approvals for the construction and operation of the new hotels will be obtained, or that such permits, licenses and approvals will be obtained within the anticipated time frame.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

     The lodging industry may be adversely affected by changes in economic conditions, changes in local market conditions, oversupply of hotel space, a reduction in demand for hotel space in an area, changes in travel patterns, changes in governmental regulations that influence or determine wages, prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. Room supply and demand historically have been sensitive to shifts in GNP growth, which has resulted in cyclical changes in average daily room and occupancy rates. Overbuilding in the industry in the mid and late 1980s, when approximately 500,000 rooms were added, resulted in an oversupply of rooms. This oversupply and the general downturn in the economy led to depressed industry performance and a lack of capital available to the industry in the late 1980s and early 1990s. Due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues. See "Business -- The Lodging Industry."

FLUCTUATIONS IN OPERATING RESULTS

     The lodging industry is seasonal in nature with the second and third quarters generally accounting for a greater proportion of annual revenues than the first and fourth quarters. Quarterly earnings may be adversely affected by events beyond the Company's control such as poor weather conditions, economic factors and other considerations affecting travel. In addition, the loss of one or several management contracts, leases or franchise agreements, the timing of achieving incremental revenues from new contracts, leases or franchise agreements and the realization of a gain or loss upon the sale of hotels in which the Company has an equity interest may also adversely impact earnings comparisons. If the Company loses a capitalized management contract or franchise agreement, the Company will record a write-off of the remaining book value (less any termination fees received) of such capitalized management contract or franchise agreement, which could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON KEY EMPLOYEES

     The success of the Company is dependent in part upon its executive officers, the loss of whose services could have a material adverse effect on the Company's business and future operations. See "Management." The Company has entered into an agreement with Mr. Richard M. Kelleher, President and Chief Executive Officer of DHC providing for certain payments upon severance. The Company has not entered into other employment agreements with its executive officers.

GOVERNMENT REGULATION

     The hotel industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverage (such as health and liquor license laws) and building and zoning requirements. Also, the Company and its customers are subject to laws governing their relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. The Company is also subject to federal regulations and certain state laws that govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and termination or nonrenewal of a franchise. Some states require that certain materials be approved before franchises can be offered or sold in that state. The failure to obtain or retain liquor licenses or approvals to sell franchises, or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company. Both at the federal and state level, there are proposals under consideration to increase the minimum wage and introduce a system of mandated health insurance. If an adjustment in the minimum wage occurs, it would especially impact food and beverage operations. However, the Company believes that reasonable increases in the minimum wage can be absorbed and compensated for by price increases and other operating efficiencies. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the hotels it manages are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines, an award of damages to private litigants or significant expense to the Company in bringing its hotels into compliance. These and other initiatives could adversely affect the Company as well as the hotel industry in general.

ENVIRONMENTAL REGULATION

     Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. In connection with the ownership or operation of hotels, including properties leased, managed or franchised by the Company, the Company may be potentially liable for any such costs. The cost of defending against claims of liability or of remediating a contaminated property could have a material adverse effect on the results of operations of the Company.


     In addition, there are certain offsite environmental contingencies relating to two RFS Hotels. The former owner of the RFS Hotel in Columbia, South Carolina received notice in October 1992 regarding potential liability under the federal Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") for cleanup of contamination at a site in Greer, South Carolina. The Phase I ESA report for the Columbia hotel indicates that the hotel contributed approximately 500 pounds of a hazardous substance to the site compared to an estimated total of 42 million pounds of hazardous substance disposed of at the site, contributed by more than 700 potentially responsible parties ("PRPs") identified currently. Under Superfund, each PRP may be jointly and severally liable for the entire cost of the site-cleanup. The Phase I ESA for Hampton Inn -- Airport in Indianapolis, indicates that the Indianapolis hotel may dispose a portion of its solid waste at a facility that is a state Superfund site. Such a site may be subject to investigation and remediation under federal and state Superfund laws, and persons that dispose of hazardous substances at the site may be jointly and severally liable for the costs of that work. The Landlord has indemnified RFS Management against undisclosed matters and certain environmental liabilities, other than liabilities caused by RFS Management's acts or grossly negligent failures to act, and the former stockholders of RFS (the "RFS Stockholders") have, subject to certain limitations and exceptions, indemnified the Company against any such acts or grossly negligent failure to act by RFS Management prior to the RFS Closing Date. Because of indemnities, expected sharing of costs by PRPs, the availability of legal defenses, and the Company's preliminary assessment of expenses and actions which may be required, the Company does not believe its liability (if any) with respect to these matters, individually or in the aggregate, will be material to its financial condition or results of operations. However, because of uncertainties associated with environmental assessment, remediation and liability proceedings, no assurance can be given that, as a result of the foregoing, or other environmental matters, the Company will not incur material environmental expense.


POTENTIAL CONFLICTS OF INTEREST


     Affiliates of the Company's Original Stockholders are parties to management contracts, leases and franchise agreements and other business arrangements with the Company. These relationships, coupled with the Original Stockholders' ownership of Common Stock and their representation on the Company's Board of Directors, could give rise to conflicts of interest. See "Principal and Selling Stockholders." The Company believes that its contracts with these persons are on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties. There can be no assurance that these parties will continue to transact business with the Company or that they will not attempt to utilize their ownership positions and contractual rights with the Company to influence the terms on which they transact business with the Company in the future. The Company has a policy requiring any material transaction or agreement with a related party be approved by a majority of the directors not interested in such transaction or agreement.



CONTROL BY ORIGINAL STOCKHOLDERS



     Following completion of this offering, GEHOP will own approximately 26.9% of the total outstanding shares of Common Stock and can be expected to have substantial influence over the operations of the Company. In addition, the Original Stockholders will own in the aggregate approximately 41.3% of the outstanding shares of Common Stock. Accordingly, the Original Stockholders, if they were to act together, will be able to effectively control substantially all matters requiring approval by the stockholders of the Company (except as otherwise provided by law or by the Company's Certificate of Incorporation or By-Laws), including election of a majority of the members of the Board of Directors of the Company, and otherwise to direct and control the operations of the Company. See "Principal and Selling Stockholders" and "Management."


POTENTIAL ANTI-TAKEOVER EFFECT OF PREFERRED STOCK ISSUANCE

     The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares, without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company currently has no plans to issue shares of preferred stock. See "Description of Capital Stock -- Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of the Company's Common Stock in the public market after this offering could adversely affect the market price of the Company's Common Stock. Upon completion of this offering, the Company will have 22,509,686 outstanding shares of Common Stock (23,061,986 if the Underwriters' over-allotment option is exercised). By August 1996, all shares of Common Stock outstanding, except for the RFS Acquisition Shares (as herein defined) not offered hereby will be available for resale in the public market without restriction or in accordance with Rule 144 promulgated under the Securities Act. The Original Stockholders and the holders of the RFS Aquisition Shares are entitled to certain demand and "piggyback" registration rights with respect to registration of such shares for offer or sale to the public. Except for the shares being sold in this offering, each of these holders has waived its rights to include such shares of Common Stock in this offering. The

Original Stockholders, the Company's executive officers and directors, and the RFS Stockholders have agreed, subject to certain limitations, not to offer or sell their shares of Common Stock for a period of 90 days after the date of this Prospectus. In addition, the Company has registered with the Securities and Exchange Commission the shares of Common Stock reserved for issuance under its Incentive Plan.


                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 400,000 shares of Common Stock being offered by the Company, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company in connection with this offering, are estimated to be approximately $10.8 million ($26.6 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the proceeds of the sale of the 3,282,000 shares of Common Stock by the Selling Stockholders.


     The Company intends to use the net proceeds for general corporate purposes, including capital investments in Candlewood. See "Business -- Investments and Commitments" and "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources." Pending such uses, the Company intends to invest the funds in short-term, interest-bearing investment grade securities.

                          PRICE RANGE OF COMMON STOCK


     The Company's initial public offering of Common Stock occurred on July 1, 1994. The Common Stock is listed on the Nasdaq National Market under the symbol "TREE." The closing sale price of the Common Stock on May 6, 1996 was $30.125. The following table sets forth, for the calendar periods indicated, the range of high and low sale prices for the Common Stock, as reported by the Nasdaq National Market:



                                                                      HIGH       LOW
                                                                     ------     ------
        1994
        Third Quarter..............................................  $20.00     $13.00
        Fourth Quarter.............................................  $22.25     $17.66
        1995
        First Quarter..............................................  $20.25     $16.25
        Second Quarter.............................................  $22.00     $18.75
        Third Quarter..............................................  $24.75     $19.00
        Fourth Quarter.............................................  $26.38     $20.50
        1996
        First Quarter..............................................  $28.50     $22.75
        Second Quarter (through May 6, 1996).......................  $32.38     $26.50


                                DIVIDEND POLICY

     The Company currently intends to retain any future earnings for reinvestment in the development of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The payment of dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Company's Board of Directors deems relevant. The Company is prohibited under the agreement governing its $30.0 million senior secured revolving credit facility (the "Credit Facility") with the Bank of Nova Scotia (the "Lender"), from paying cash dividends or other distributions. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at March 31, 1996 and as adjusted to reflect the sale of 400,000 shares of Common Stock offered by the Company and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements of the Company included elsewhere in this Prospectus.



                                                                             MARCH 31, 1996
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Long Term Debt (excluding current portion)............................  $      0      $       0
Stockholders' equity(1):
  Common Stock, $.01 par value, 100,000,000 shares authorized;
     22,109,686 shares issued and outstanding, actual; and 22,509,686
     shares as adjusted(2)............................................       221            225
Additional paid-in capital............................................   100,598        111,391
Unearned employee compensation........................................      (194)          (194)
Unrealized gain on marketable equity securities.......................        92             92
Retained earnings.....................................................    18,770         18,770
                                                                        --------        -------
     Total stockholders' equity.......................................   119,487        130,284
                                                                        --------        -------
          Total capitalization........................................  $119,487      $ 130,284
                                                                        ========        =======


- ---------------

(1) The Company is authorized to issue 5,000,000 shares of preferred stock, $.01 par value, none of which is currently outstanding. See "Description of Capital Stock -- Preferred Stock."

(2) Does not include an aggregate of 3,269,925 shares of Common Stock reserved for issuance under the Incentive Plan. At March 31, 1996, options to purchase 1,780,500 shares of Common Stock were outstanding, 234,250 of which were exercisable.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables present selected historical consolidated financial information for the Company and its Predecessor, the entity which owned 92% of GQHP prior to the Combination Transaction. Prior to January 1, 1993 the historical financial information for the Predecessor includes only the operations of GQHP. From January 1, 1993 to December 16, 1993, the historical financial information for the Predecessor includes the operations of GQHP and RFS Management and subsequent to such date, includes the combined operations of GQHP, RFS Management and DHC. The following tables also present selected 1993 pro forma consolidated financial information for the Company, giving effect to the Combination Transaction and the Reorganization as if each had occurred on January 1, 1993. The selected historical consolidated financial information presented below as of and for the years ended December 31, 1994 and 1995 has been derived from the audited financial statements of the Company. The selected historical consolidated financial information presented below as of and for the fiscal years ended December 31, 1991, 1992 and 1993 has been derived from the audited financial statements of the Predecessor. The selected historical consolidated financial information as of and for the three months ended March 31, 1995 and 1996 has been derived from the unaudited consolidated financial statements of the Company and include all adjustments consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the financial information. Quarterly results of operations are not necessarily indicative of the results expected for the full year.

     The financial information set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Results of Operations and Financial Condition," the consolidated financial statements, the notes thereto and other financial and statistical information appearing elsewhere in this Prospectus.

                                                                                                             THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                                   MARCH 31,
                                -----------------------------------------------------------------------     ---------------------
                                         PREDECESSOR              PRO FORMA(2)           COMPANY                   COMPANY
                                ------------------------------    ------------    ---------------------     ---------------------
                                1991(1)     1992(1)     1993          1993          1994         1995         1995        1996
                                --------    -------    -------    ------------    --------     --------     --------    ---------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Management and franchise
    fees......................  $  8,953    $8,556     $10,612      $ 24,659      $ 26,330     $ 30,082     $  6,826    $   8,294
  Reimbursements..............     9,286     8,235       9,828        32,990        36,853       45,816       10,700       10,679
  Hotel revenues..............     4,073     9,718      24,866        19,849        73,861      149,023       29,667       41,853
  Other fees and income.......     6,511       578       2,901         4,699         3,739        5,851        1,397        1,575
                                --------    -------    -------       -------      --------     --------     --------     --------
        Total revenues........    28,823    27,087      48,207        82,197       140,783      230,772       48,590       62,401
                                --------    -------    -------       -------      --------     --------     --------     --------
Operating costs and expenses:
  General and
    administrative............     5,587     5,681       7,878        12,421        12,666       15,566        3,860        4,643
  Reimbursable expenses.......     9,747     8,686      10,492        32,415        36,006       43,447       10,249       10,064
  Hotel expenses..............     3,138     7,333      17,152        16,339        44,150       85,265       17,252       23,906
  Lease expense...............        --        --       2,848         1,907        24,617       52,757       10,773       14,736
  Depreciation and
    amortization..............     2,373       599       1,572         2,830         2,943        4,686        1,020        1,467
  Interest expense............     4,109        --       1,228         1,907           831          227           69           81
  Asset write-offs and
    business combination
    expenses..................    17,065        --       1,865            --            --        2,565(5)        --           --
                                --------    -------    -------       -------      --------     --------     --------     --------
        Total operating costs
          and expenses........    42,019    22,299      43,035        67,819       121,213      204,513       43,223       54,897
                                --------    -------    -------       -------      --------     --------     --------     --------
        Income (loss) before
          income taxes and
          minority interest...   (13,196)    4,788       5,172        14,378        19,570       26,259        5,367        7,504
Provision for income taxes....        27        65         414         5,763(3)      6,335(4)     8,468        1,722        2,626
                                --------    -------    -------       -------      --------     --------     --------     --------
        Income (loss) before
          minority interest...   (13,223)    4,723       4,758         8,615        13,235       17,791        3,645        4,878
Minority interest share of net
  (income) loss...............     6,923      (372 )       175            --            --           --           --           --
                                --------    -------    -------       -------      --------     --------     --------     --------
        Net income (loss).....  $ (6,300)   $4,351     $ 4,933      $  8,615      $ 13,235(4)  $ 17,791     $  3,645    $   4,878
                                ========    =======    =======       =======      ========     ========     ========     ========
Earnings per share............                                      $   0.47      $   0.66(4)  $   0.80     $   0.17    $    0.22
                                                                     =======      ========     ========     ========     ========
Pro forma net income(5).......                                                                 $ 18,736     $  3,490
                                                                                               ========     ========
Pro forma earnings per
  share(5)....................                                                                 $   0.84     $   0.16
                                                                                               ========     ========
Weighted average common and
  common equivalent shares
  outstanding(6)..............                                        18,228        20,071       22,219       21,910       22,584
                                                                     =======      ========     ========     ========     ========

                                                                   DECEMBER 31,
                                            ----------------------------------------------------------                  MARCH 31,
                                            1991(1)      1992(1)     1993(1)       1994         1995                      1996
                                            --------     -------     -------     --------     --------                  ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................  $  3,621     $5,741      $ 6,826     $ 23,169     $ 32,652                  $  19,024
Total assets..............................    12,104     22,368       89,072      134,701      163,107                    174,107
Long-term debt, net of current portion....        --      5,736       25,000           --           --                         --
Stockholders' equity......................     3,542      9,773       13,645       91,587      114,386                    119,487

- ---------------

(1) Predecessor only.

(2) Gives effect to the Combination Transaction and the Reorganization as if each of these events had occurred at January 1, 1993.

(3) The pro forma effective tax rate is higher than the actual effective tax rate due to fewer than expected restrictions on the Company's ability to utilize net operating loss carryforwards.

(4) The Company's effective tax rate for the year ended December 31, 1994 was 32.4% due to the organizational structure of the Company prior to its initial public offering. Had a 35% rate been incurred, 1994 net income and earnings per share would have been $12,720,000 and $0.63, respectively.

(5) During the fourth quarter of 1995, the Company and RFS Management incurred $2,565,000 of business combination expenses related to the RFS Acquisition which closed in February 1996. RFS Management, as a Subchapter S Corporation in 1995 for federal income tax purposes, was not generally liable for income taxes. Accordingly, RFS Management did not provide for federal income taxes in its 1995 financial statements. Pro forma adjustments have been made for the year ended December 31, 1995 and the three months ended March 31, 1995 to provide for income taxes on the earnings of RFS Management at the Company's effective tax rate; also, for the year ended December 31, 1995 pro forma adjustments have been made to exclude the business combination expenses and provide for a related increase in income tax expense.

(6) Assumes that the 15,500,000 shares issued in connection with the Reorganization and the 2,727,811 shares issued to acquire RFS Management, which was accounted for as a pooling of interests, were outstanding for all periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     The Company's revenues are derived from: (i) fees for hotel management and franchising services pursuant to agreements between the Company and the owner of each hotel, (ii) cost reimbursements (and in the case of purchasing services, related markups) for sales and marketing, central reservations, accounting and purchasing and other support services provided by the Company to hotels, (iii) revenues from the Southfield hotel and hotels operated by the Company pursuant to leases and (iv) other fees and income.

     As of March 31, 1996, the Company leased and/or managed 139 hotels and had 33 franchise agreements consisting of contracts for 60 full-service Doubletree Hotels, 38 Doubletree Guest Suites all-suite hotels, 13 limited-service Doubletree Club Hotels and 61 non-Doubletree brand hotels. As a manager of hotels, the Company is typically responsible for supervising or operating the hotel in exchange for base fees tied to revenues. In addition, the Company may also earn revenues through incentive fees based on the performance of the hotel and income from debt and equity investments in the underlying hotel. As a franchisor, the Company licenses its brand name to the hotel operator in exchange for a franchise fee based on revenues.

     Reimbursement revenues, with the exception of purchasing and other support services for which the Company earns a profit, are intended primarily to match corresponding expenses and serve to reimburse the Company for the expenses associated with providing sales and marketing, centralized reservations and accounting.

     Hotel revenues consist of revenues from hotels owned or leased by the Company. For these hotels, the Company includes as revenues the entire hotel's revenues. As the lessee of hotels that the Company also manages, the Company exercises similar control over the operation and supervision of the hotel as is given to it as a manager; however, the Company recognizes all revenues and substantially all expenses associated with the operation of the hotel.

     Other fees and income primarily comprise (i) fees from technical services provided to hotel owners in connection with the construction/renovation of hotels, (ii) contract termination fees, (iii) equity in income/losses of hotel partnerships and similar ventures, including gains/losses upon the sale of a hotel, (iv) interest income on interest-bearing loans to hotel owners in conjunction with obtaining management contracts and (v) interest earned on invested cash balances.

RFS MANAGEMENT

     The current operations of RFS Management commenced in August 1993 with the acquisition of certain hotels by the REIT, which concurrently entered into leases of such hotels with RFS Management. Prior to August 1993, RFS Management was engaged in hotel management and industrial, retail, hotel and office real estate development, construction, leasing and management.

  THREE MONTHS ENDED MARCH 31, 1996 (ACTUAL) VS. THREE MONTHS ENDED MARCH 31, 1995 (ACTUAL)

     Total revenues increased $13.8 million or 28% to $62.4 million for the three months ended March 31, 1996 compared to $48.6 million for the three months ended March 31, 1995.

     Revenues from management and franchise fees increased $1.5 million or 22% in 1996 due to fees from new contracts (net of contracts lost) of $0.7 million, higher incentive fees of $0.7 million and increased fees from comparable hotels of $0.4 million. Reduced fees from renegotiated contracts and management contracts which converted to franchise contracts offset the management and franchise fee revenue growth by $0.3 million.

     Revenues from reimbursements decreased slightly in 1996 as compared to 1995. The margin from purchasing and other support services included in reimbursable activity (reimbursable revenues less reimbursable expenses) increased $0.2 million to $0.6 million, reflecting the continued implementation of purchasing agreements that lower the price of products to the hotel owner while concurrently providing the Company with a fee in return for negotiating and managing the program.

     Hotel revenues increased $12.2 million in 1996 or 41% principally due to an increase in the net number of owned and leased hotels in 1996 as compared to 1995. Hotel revenues for 1996 reflect the net addition of seven leased hotels since the comparable period of 1995. The margin on hotel results (hotel revenues less hotel expenses and lease expenses) increased from $1.6 million to $3.2 million reflecting the net addition of these properties since the prior year and the improvement in operating margin from 5.5% to 7.7%.

     Other fees and income increased $0.2 million in 1996 or 13% resulting principally from an increase in interest income earned on loans to hotel owners in conjunction with obtaining management contracts and an increase in franchise application fees.

     General and administrative expenses increased $0.8 million in 1996 or 20% primarily due to the addition of employees resulting from the general growth of the Company, the formation of the franchise development team and an increase in legal costs. Depreciation and amortization increased $0.4 million primarily due to increased amortization associated with investments in management contracts. Interest expense increased nominally.

     The provision for income taxes reflects a 35% effective tax rate for the three months ended March 31, 1996 compared to a 32% effective tax rate for 1995. The lower effective tax rate for 1995 reflects the election of RFS Management to be taxed as a Subchapter S Corporation for income tax purposes and, therefore, it was generally not subject to federal income taxes. Had RFS Management been included in the 1995 consolidated income tax returns of the Company, the provision for income taxes for the three months ended March 31, 1995 would have increased by $0.2 million.

     Net income and earnings per share for the three months ended March 31, 1996 were $4.9 million and $0.22, respectively, compared to $3.6 million and $0.17, respectively, in 1995. With a normalized effective tax rate for RFS Management in 1995 of 35%, net income would have increased from 1995 to 1996 by 40% from $3.5 million and per share earnings would have increased 38% from $0.16.

  YEAR ENDED DECEMBER 31, 1995 (ACTUAL) VS. YEAR ENDED DECEMBER 31, 1994
(ACTUAL)

     Total revenues increased $90.0 million or 64% to $230.8 million for the year ended December 31, 1995 compared to $140.8 million for the year ended December 31, 1994.

     Revenues from management and franchise fees increased $3.8 million or 14% due to fees from new contracts (net of contracts lost) of $2.0 million, increased fees from comparable hotels of $0.9 million and higher incentive fees of $0.6 million. Fees from renegotiated contracts and fees from contracts which converted from management to franchise contracts in connection with the sale of the underlying hotels also increased $0.3 million.

     Revenues from reimbursements increased $9.0 million or 24% primarily due to increased purchasing volume and marketing fees attributable to the net addition of new properties and increases in revenues from existing properties. The margin from purchasing and other support services included in reimbursable activity increased $1.5 million to $2.4 million reflecting the implementation of several purchasing agreements that lower the price of products to the hotel owner while concurrently providing the Company with a fee in return for negotiating and managing the program.

     Hotel revenues increased $75.2 million or 102% principally due to an increase in the number of owned and leased hotels in 1995 as compared to 1994. Hotel revenues for 1995 reflect the net addition of nine leased hotels since December 31, 1994 plus the full year of revenues from the 31 hotels RFS Management began leasing during 1994. The margin on hotel results increased $5.9 million to $11.0 million reflecting the net addition of these properties since the prior year and the improvement in operating margin from 6.9% to 7.4%.

     Other fees and income increased $2.1 million or 56% resulting principally from an increase of $2.5 million in interest earned on loans to hotel owners in conjunction with obtaining management contracts and higher interest income on invested cash balances and an increase in franchise application fees of $0.3 million in 1995; 1994 results included $0.8 million of termination fees received in connection with the termination of two management contracts. The Company subsequently entered into management contracts with the new owners of these two hotels.

     General and administrative expenses increased $2.9 million or 23%, $2.2 million of which was attributable to the growth of RFS Management, which added 31 hotels in 1994, and $0.7 million which was attributable to DHC's increased legal costs and costs associated with the formation of the franchise development team for the Company.

     Depreciation and amortization increased $1.7 million in 1995 primarily due to the acquisition of the Southfield, Michigan hotel in December 1994 and increased amortization associated with investments in management contracts. Interest expense decreased due to the repayment in July 1994 of all of the outstanding indebtedness under the Company's $30 million Credit Facility with a portion of the proceeds from the initial public offering.

     Business combination expenses of $2.6 million in 1995 are attributable to legal, professional and accounting fees, due diligence and certain other expenses incurred by RFS Management and the Company in connection with the business combination.

     Income before income taxes in 1995 was $26.3 million, an increase of $6.7 million or 34% from 1994. Excluding the business combination expenses, income before taxes would have increased $9.3 million or 47% from the prior period.

     The provision for income taxes in 1994 reflects a 32.4% effective tax rate principally due to the organizational structure of the Company prior to its initial public offering in July 1994 offset by a slightly higher rate on the earnings of RFS Management. The provision in 1995 reflects a combined 32.2% effective tax rate which is lower than the Company's effective rate of 35% due to the election by RFS Management to be taxed as a Subchapter S Corporation effective January 1, 1995. Accordingly, the earnings of RFS Management for 1995 were generally not subject to federal income taxes.

     Net income and earnings per share for the year ended December 31, 1995 were $17.8 million and $0.80, respectively, compared to $13.2 million and $0.66, respectively, in 1994. Excluding the business combination expenses in 1995 and with a normalized effective tax rate for both 1994 and 1995 of 35%, net income would have increased 47% to $18.7 million from $12.7 million and per share earnings would have increased 33% to $0.84 from $0.63.

  YEAR ENDED DECEMBER 31, 1994 (ACTUAL) VS. YEAR ENDED DECEMBER 31, 1993 (PRO FORMA)

     Actual revenues increased $58.6 million or 71% to $140.8 million for the year ended December 31, 1994 compared to $82.2 million during the pro forma 1993 period.

     Revenues from management and franchise fees increased $1.7 million or 7% in 1994 due to a $1.1 million increase in fees from comparable hotels, higher incentive fees of $1.7 million and fees from new contracts (net of contracts lost) of $0.2 million. These increases were partially offset by $1.1 million of fee reductions on certain contracts that were either renegotiated or converted from managed to franchised hotels in connection with the sale of the underlying hotels; 1993 results included $0.2 million of fees received that had been written off in prior years.

     Revenues from reimbursements increased $3.9 million in 1994 or 12% principally due to increased purchasing volume and the addition of new hotels since December 31, 1993. The margin from purchasing and other support services included in reimbursable activity increased $0.3 million to $0.8 million reflecting the increased activity.

     Hotel revenues increased $54.0 million in 1994 or 272% principally due to an increase in the number of owned and leased hotels in 1994 as compared to 1993. Hotel revenues for 1994 reflect the net addition of 33 leased hotels since December 31, 1993. The margin on hotel results increased $3.5 million to $5.1 million reflecting the net addition of these hotels since the prior year.

     Other fees and income in the pro forma 1993 period included $3.9 million of gains from the sale of hotels in which the Company and RFS Management had equity interests. Excluding these items, other fees and income for 1994 would have increased $3.0 million, due to an increase of $1.0 million in interest income earned principally on the remaining proceeds (after repayment of indebtedness) from the Company's July 1994 initial public offering, $0.8 million of fees received in connection with the termination of two management contracts, and $0.6 million of increased technical service fees and equity income. The Company subsequently entered into management contracts with the new owners of these two hotels.

     General and administrative expenses increased by $0.2 million or 2% in 1994. During 1993, the Company recognized as a reduction to general and administrative expense $1.1 million resulting from an insurance refund. Excluding the insurance refund, general and administrative expense would have decreased $0.9 million. The decrease was attributable to $1.8 million in payroll and other cost savings achieved from the consolidation of the formerly separate operations of DHC and GQHP offset by $0.9 million of increased administrative expenses associated with the growth in the number of hotels leased by RFS Management.

     Depreciation and amortization increased $0.1 million or 4% in 1994 due to the amortization associated with investments in management contracts. Interest expense decreased $1.1 million to $0.8 million due to the repayment in July 1994 of all of the outstanding indebtedness under the Company's $30 million Credit Facility with a portion of the proceeds from the initial public offering.

     The actual provision for income taxes in 1994 reflects a 32.4% effective tax rate as compared to the 40% effective tax rate used in the 1993 pro forma due to the organizational structure of the Company prior to its initial public offering and fewer than expected restrictions on the Company's ability to utilize net operating loss carryforwards offset by a slightly higher rate on the earnings of RFS Management. The Company's effective tax rate subsequent to the completion of the initial public offering was 35%.

     Net income and earnings per share for the year ended December 31, 1994 were $13.2 million and $0.66, respectively, compared to $8.6 million and $0.47, respectively, in the prior year. Excluding the non-comparable items discussed above and adjusting the effective tax rate to 35% for both 1993 and 1994, net income would have increased 109% to $12.7 million from $6.1 million and per share earnings would have increased 91% to $0.63 from $0.33.

  YEAR ENDED DECEMBER 31, 1994 (ACTUAL) VS. YEAR ENDED DECEMBER 31, 1993
(ACTUAL)

     Operating results for the year ended December 31, 1994 reflect the inclusion of the operating results of DHC which was acquired on December 16, 1993, the addition of new contracts acquired subsequent to the acquisition and the addition of 33 leased properties during the year. As a result, management believes that the historical results of operations for the year ended December 31, 1994 are not comparable to the prior year period.

     Revenues were $140.8 million, an increase of $92.6 million or 192% for the year ended December 31, 1994 compared to the same period of 1993. Operating expenses were $121.2 million, an increase of $78.2 million or 182%. Income before taxes was $19.6 million, an increase of $14.4 million or 278%. The above changes are primarily attributable to the inclusion of DHC's operations in the 1994 period and the increase in the number of hotels leased by RFS Management. The provision for income taxes increased and the minority interest share of net income decreased reflecting the Reorganization and the above increases.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1996, the Company's balance sheet reflected $1.3 million of working capital which represents a decrease of $19.3 million from December 31, 1995 principally attributable to the Company's $18.5 million investment in the 973,684 shares of the REIT's convertible preferred stock (the "REIT Preferred Shares"). The Company generated cash from operating activities of $8.9 million during the three months ended March 31, 1996 as compared to using $0.5 million of cash for operations during the same period of 1995. The increase was due to increases in earnings and expenses not requiring the use of cash, improved timing of the collection of certain accounts receivable, namely incentive fees, and an increase in accounts payable.

     The Company requires capital primarily for making selective Investments in the underlying hotels that it manages as a means of obtaining and enhancing the profitability of management contracts. The Company used $27.0 million of cash for investing activities in the 1996 quarter of which $18.5 million was contributed to RFS Management and subsequently invested in the REIT Preferred Shares. In connection with the acquisition of RFS Management, the Company also paid $2.6 million in application fees to certain of the franchisors of the hotels leased by RFS Management which will be amortized over the terms of the respective franchise agreements. Additionally, during the quarter, the Company made loans to owners of hotels in conjunction with obtaining new management contracts of $2.4 million and invested $2.4 million in hotel partnerships and ventures, of which $2.1 million was contributed to Candlewood. The Company has committed to contribute up to $15 million to Candlewood, of which $3.3 million had been funded as of March 31, 1996. The balance of $11.7 million is anticipated to be contributed during the next twelve months. Such contributions will be used for general corporate purposes as well as funding a portion of the development/construction costs of certain hotels.

     In connection with the RFS Acquisition, the Credit Facility was amended allowing the Company to maintain borrowings outstanding under the Credit Facility of up to $30.0 million through December 1997, and up to $12.5 million from December 1997 until scheduled maturity in December 1998. All borrowings outstanding under the Credit Facility are due in December 1998. Subsequent to December 31, 1995, the Company borrowed $5.0 million under the Credit Facility, of which $3.0 million was repaid in April 1996. Annually, the Company can request an extension of the maturity date by one year. Accordingly, should the Company request an extension in 1996 and the Lender agrees to such extension, the initial reduction in the commitment would be extended to 1998 and the maturity date would be December 1999. The Credit Facility provides for automatic reductions in the amount of the facility by 100% of the net proceeds from the sale or other disposition of certain types of loans or investments or the issuance of certain debt obligations and by 50% of the net proceeds from the issuance of certain equity securities. The Lender waived this required reduction with respect to both the initial public offering and the offering in June 1995.

     The agreement governing the Credit Facility contains numerous affirmative and negative covenants with which the Company must comply and includes restrictions on the types of business in which the Company may engage, the payment of dividends, investments, the incurrence of debt and liens, mergers and consolidations and the disposition of assets. Such agreement also contains covenants which require the Company to maintain certain financial ratios and meet other criteria. The obligations of the Company under the Credit Facility are secured by all notes receivable and the stock of certain significant subsidiaries. The Lenders waived any restrictions imposed by such covenants with respect to the transactions with RFS Management and the REIT.

     The Company has guaranteed certain mortgages, leases and construction bonds up to $6.5 million ($2.9 million of which is collateralized by letters of credit).

     The Company has committed to lend up to $8.9 million, $7.7 million to the owner of the Doubletree Hotel in Somerset, New Jersey, of which $1.4 million is for renovations and $6.3 million is to provide bridge financing, if needed. The remaining loan commitments are to three other hotels primarily for renovations.

     The Company is committed, subject to certain conditions, to contributing an additional $3.1 million to an investment partnership formed for the purposes of acquiring hotels. The Company through its corporate subsidiaries serves as the general partner of certain limited partnerships which own hotels. Debt of these partnerships is typically secured by first mortgages on the properties and generally is nonrecourse to the partners. However, such corporate subsidiaries are liable, as a general partner, for the recourse obligations of the partnerships they manage. No assurance can be given that the Company will not be required to fund additional commitments.

     Certain hotel management contracts provide that if a hotel does not achieve agreed-upon performance levels, the Company may elect or may be required to fund any performance shortfalls for a specified period of time. In general, if the Company elects not to fund the shortfall, the hotel owner may elect to terminate the management contract. If the Company elects to fund the shortfall, but performance standards are not achieved at the expiration of the funding period, the owner may elect to terminate the management contract at that time. The Company has not been required to fund any shortfalls during the three year and three month period ended March 31, 1996.

     Management believes that a combination of its existing cash and cash equivalents, net cash to be provided from operations, its borrowing ability under the Credit Facility and the net proceeds of this offering will be sufficient to fund its operations and capital outlays.

                                    BUSINESS

     Doubletree Corporation is one of the nation's leading hotel management companies. At March 31, 1996, the Company managed, leased, or franchised 172 hotels with an aggregate of 39,039 rooms in 37 states, the District of Columbia and Mexico. This represents a 58% and 38% increase in managed, leased or franchised hotels and aggregate room count, respectively, during the 12 month period ended March 31, 1996. Excluding the RFS Acquisition, this growth was 12% and 14%, respectively. See "-- Recent Developments." The Company provides hotel owners with management and franchise services under its Doubletree Hotels, Doubletree Guest Suites and Doubletree Club Hotels brand names, as well as management services for non-Doubletree brand hotels. At March 31, 1996, the Company's hotels included 60 Doubletree Hotels, 38 Doubletree Guest Suites, 13 Doubletree Club Hotels, and 61 hotels operated by the Company under third party brand names or as independent hotels.

RECENT DEVELOPMENTS


     The Company has recently taken the following steps to help implement and further its business and growth strategies:



     Acquisition of RFS Management. In February 1996, the Company significantly expanded its portfolio of non-Doubletree brand hotels with the RFS Acquisition. At March 31, 1996, RFS Management operated 50 hotels, 44 of which were leased and managed, four of which were leased only, and two of which were managed for owners other than the Landlord. The RFS Hotels principally operate in the limited-service and the extended stay segments of the lodging industry, comprise approximately 7,000 rooms and are operated under such franchise brands as Holiday Inn, Holiday Inn Express, Residence Inn by Marriott, Hampton Inn and Comfort Inn. With the RFS Acquisition, the Company acquired an independent hotel management company with experienced hotel management personnel and an established infrastructure, which will allow the Company to pursue further non-Doubletree brand management contract and lease opportunities. The Right of First Refusal provides the Company with a new source for additions to the Company's hotel portfolio. In addition to its ongoing efforts to acquire hotels, the REIT currently has six hotels under development which are expected to be completed in the third and fourth quarter of 1996 and which will be subject to the Right of First Refusal. See "-- The RFS Acquisition."



     Formation of Candlewood. In November 1995, the Company announced its entrance into the mid-priced ($40-50 per night) extended stay segment of the hotel market with its investment in Candlewood, a joint venture with entities controlled by Mr. Jack DeBoer, the founder of Residence Inns. Candlewood will develop, own, manage and franchise hotels containing fully furnished studio units designed to serve the value-oriented extended stay guest. The Company has committed to invest substantially all of the initial equity capital of Candlewood, of which $3.3 million was invested at March 31, 1996, and an additional $11.7 million is to be invested over the next 12 months, for which it will receive, after a preferred return of and on its capital, 50% of Candlewood's profits and losses. Mr. DeBoer, whom the industry credits with creating the extended stay concept, will be primarily responsible for the development and day-to-day operations of Candlewood. The Company appoints two of Candlewood's four delegates, and approval of at least a majority of the delegates is required for all material transactions. Candlewood's first hotel will commence operations in May 1996. The Company believes that the Candlewood joint venture provides it with an opportunity to generate incremental revenues and participate in a quickly expanding and high demand segment of the lodging industry. The Candlewood joint venture is in the initial stages of development, and there can be no assurance of its success. See "-- Investments and Commitments."


     Introduction of Club Hotels by Doubletree. In January 1996, the Company introduced "Club Hotels by Doubletree," a new hotel brand specifically targeted at the frequent business traveler, which was developed by the Company in concert with Steelcase, Au Bon Pain and Kinko's. Each hotel will feature a multi-purpose Business Club ranging from 2,000 to 5,000 square feet in size. One portion of the Business Club will be dedicated to the Kinko's self-service business center and will contain business equipment, such as computer printers, fax machines, photocopiers and office and shipping supplies. Each Business Club will also feature private mini offices and small conference rooms designed by Steelcase, and will feature an Au Bon Pain bakery cafe, where guests may enjoy breakfast, lunch or dinner. The Company plans to grow its new brand through the acquisition of management contracts of underperforming hotels in target locations, a focused franchising program and the conversion of certain existing Doubletree Club Hotels.

THE LODGING INDUSTRY

  OVERVIEW


     The Company believes that the lodging industry is benefiting from an improved supply and demand balance which has led to overall profitability of the lodging industry. According to Hospitality Directions, 1995 marked the lodging industry's third consecutive year of profitability. The report estimates that the lodging industry earned pretax profits of $7.6 billion in 1995, a 38% increase over the prior year. Room supply growth in the lodging industry, particularly in the principal segments in which the Company competes, has slowed dramatically in recent years as the industry has absorbed some of the oversupply of rooms that resulted from an average annual room supply growth of approximately 4% from 1987 to 1990. According to industry reports, this growth slowed to 1.3% in 1992, 1.4% in 1993, 1.5% in 1994 and 1.6% in 1995. Increases
in occupancy rates (measured by occupied rooms) increased 3.3% in 1992, 3.1% in 1993, 4.0% in 1994 and 2.9% in 1995. Average daily room rates increased 1.4%, 2.8%, 4.8% and 4.9%, respectively, during the same periods. Due to the cyclical nature of supply and demand in the lodging industry, there can be no assurance that such increases will continue. See "Risk Factors -- Risks Associated with the Lodging Industry."


  INDUSTRY SEGMENTS

     Industry segments within the lodging industry are principally based on levels of service, guest amenities, room size, room configuration and price. The Company's Doubletree brand hotels currently compete in three segments of the lodging industry: full-service hotels, all-suite hotels, and limited-service hotels. Full-service hotels typically include swimming pools, meeting and banquet facilities, gift shops, restaurants, cocktail lounges, room service, parking facilities and other services. All-suite hotels provide the guest with a two room suite, including a bedroom and a living room. This segment can also be further divided depending on the level of food and beverage services provided at the hotel. Limited-service hotels are moderately priced and typically do not include services such as extensive meeting and banquet facilities or extensive food and beverage facilities.


     The Company's non-Doubletree brand hotels compete in most segments, but primarily in the limited-service and extended stay segments of the lodging industry. Extended stay hotels are designed to combine the convenience of a hotel with many of the comforts of an apartment, and generally contain a furnished kitchen area and may include living areas separate from sleeping areas.


BUSINESS STRATEGY


     The Company's principal business strategy is to provide its hotel owners with high quality, responsive hotel management and franchise services designed to improve hotel profitability and to provide its hotel guests with high levels of satisfaction. The Company concentrates primarily on the following elements in executing its business strategy:



     Growing Hotel REVPAR. REVPAR of the Doubletree brand hotels managed by the Company increased 6.2% in 1995 over 1994 and 8.4% in the first quarter of 1996 compared to the first quarter of 1995. REVPAR of the non-Doubletree brand hotels managed during this period (including the RFS Hotels) increased 7.1% in 1995 over 1994 and 6.8% in the first quarter of 1996 compared to the first quarter of 1995. The Company believes that REVPAR improvements are a result of the strengthening of the Doubletree brand, its focus on national, regional and local sales and marketing programs and improvements in the general economic conditions in the lodging industry. The information in this paragraph includes only hotels managed by the Company and RFS Management for the comparable periods.



     Building Awareness of the Doubletree Brand. In February 1995, the Company launched its "Sweet Dreams" marketing campaign featuring the Doubletree brand nationwide via television, radio and print advertising. This campaign contributed to a 79% awareness of the Doubletree Brand in the business travel segment of the hotel industry at December 31 1995, according to Nationwide Surveys, Inc., compared to a 71% brand awareness in 1994. The Company believes that brand strength can be measured in part by the utilization of the brand's central reservation system. In 1995, the Company's call volume through its Doubletree central reservation system increased by 184,000 calls, a 9% increase over 1994 call volume, which resulted in a 23% increase in reservations booked. Call volume increased by 35% in the first quarter of 1996, over the first quarter of 1995, which resulted in a 38% increase in reservations booked.



     Combining Hotel Management Services with Doubletree Brand. The Company believes its ability to offer hotel management services and a recognized brand name for a combined fee gives it an advantage over its competitors without their own brand. Hotel owners who contract with those competitors are often required to pay a franchise fee in addition to a management fee which the Company believes are, in most cases, in excess of the Company's single fee.



     Offering Competitive Brand Costs. The Company currently does not require its Doubletree brand hotels to participate in frequent flyer, frequent guest or free breakfast programs since the Company believes that these programs are not cost effective in today's economic environment. In addition, the Company believes that its national sales and marketing fees are competitive with the fees charged by its major branded competitors. As a result of such factors and its sensitivity to brand costs, the Company believes that the overall cost of operating under the Doubletree brand is highly competitive and results in lower brand-related expenses for its hotel owners than brands provided by its major competitors in comparable market segments.



     Providing Purchasing Services. The Company offers purchasing services to its managed and franchised hotels. The Company's goal is to use its purchasing power, and, where appropriate, the purchasing power of its major stockholders, to negotiate favorable contracts with third party vendors, on both a regional and national level. The Company believes that it can offer high value goods and services to its hotel owners on a favorable basis. The Company also believes that its purchasing power will increase as its hotel portfolio grows, thus improving hotel profitability.



     Encouraging Employee Productivity. The Company believes that its employees are a key factor in its success as a hotel management and franchise company. The Company has implemented a number of programs which are designed to empower employees, maintain high employee morale and improve employee productivity. The Company believes that its employee-oriented operations have resulted in a high level of employee satisfaction (a recent survey of employees found that 94% of employees who responded liked their jobs) and a corresponding level of guest satisfaction (a recent survey of Doubletree guests found that more than 95% of guests who responded intended to stay at Doubletree hotels in the future).


GROWTH STRATEGY

     The Company's growth strategy is focused on four areas: (i) improving the revenue and operating performance of its existing hotels; (ii) growing the number of rooms in its hotel portfolio; (iii) expanding the support services it offers to hotel owners; and (iv) acquiring other hotel management companies and entering into strategic partnerships.


     Improved Revenue and Operating Performance at Existing Hotels. The Company benefits directly or indirectly under its management agreements, leases, franchises and Investments when hotel revenues and operating performance improve. Management agreements provide for a base fee, typically tied to revenues, and may provide for incentive fees. Performance based management incentive fees increased from $2.2 million in 1994 to $4.7 million in 1995, or an increase of 114%, and increased 69% in the first quarter of 1996 over the comparable period in 1995. At March 31, 1996, the Company was earning performance based management incentive fees for 35 hotels, up from 17 hotels in 1993. Franchise fees are also based on hotel revenues, while the Company's returns from hotels leased by the Company depend primarily on the net income or loss of the hotels after the payment of rent and other expenses by the Company as lessee.


     Growth in Number of Rooms in the Company's Hotel Portfolio. The Company's goal is to increase the number of rooms in its hotel portfolio over the next three to five years by 15-20% annually, exclusive of acquisitions. During 1995 and the first quarter of 1996 the Company increased the net number of rooms in its portfolio by a cumulative 26%, exclusive of the RFS Acquisition. In order of priority, the Company intends to concentrate on the growth of Doubletree full-service and Guest Suite hotels, Club Hotels by Doubletree and hotels operated under third party brand names or as independent hotels. Opportunities to obtain new management contracts, leases or franchise agreements arise as a result of a wide variety of factors, including hotel sales, financial restructurings and new construction. Opportunities also arise when a hotel owner decides to seek improved operating results or obtain a partner to reposition its hotel.



     Increased Support Services. The Company provides support services to the owners of its managed, leased and franchised hotels, including purchasing arrangements and technical services. The Company's purchasing power enables it to obtain goods and services at prices that are lower than hotel owners could obtain individually, thus reducing hotel operating costs while earning a fee or mark up for the Company. In 1993, 1994 and 1995, the Company earned operating income from its support services of approximately $0, $0.8 million and $2.4 million, respectively.



     Acquisitions and Strategic Partnerships. The Company is seeking opportunities to acquire other hotel management companies and enter into strategic partnerships to enhance its value and position in the lodging industry and is continuously engaged in investigation or negotiation of such matters. Two recent developments -- the RFS Acquisition and the Candlewood
Investment -- resulted from the successful implementation of this strategy. See "-- Recent Developments."


COMPETITIVE STRENGTHS

     The Company believes that the following competitive strengths will enable it to continue to implement its business and growth strategies:


     Proven Track Record. The Company believes that it has a superior track record of improving hotel operating performance. Net operating income for the 46 hotels managed by the Company for the period from January 1, 1991 through December 31, 1995 has, the Company believes, increased on average by approximately 20% per annum during such period. These results have helped the Company achieve a 26% growth in the number of rooms in its hotel portfolio, exclusive of the RFS Acquisition, over the two years ended December 31, 1995 and has led to a 114% increase in incentive fees over the two years ended December 31, 1995.



     Strength of Doubletree Brand. The Company believes that the Doubletree brand is associated with a high level of quality, service and value in the lodging industry, and that the strength of the brand is growing.



     Capital and Flexible Management Structures for Hotel Owners. The Company is willing to vary structural elements of its management contracts and leases in order to help satisfy hotel owner objectives. Additionally, the Company is willing to make Investments on a selective basis in connection with entering into management contracts and lease agreements. The Company believes that these characteristics improve its ability to compete for hotel management opportunities and more closely align the economic interests of the Company with those of the hotel owner.


     Relationships with Institutional Hotel Investors. The Company believes its strong relationships with certain institutional hotel investors will facilitate its growth by generating new management contracts, leases and franchising opportunities within their existing hotel portfolios, as well as for hotels newly acquired by such institutions. The Company currently has strategic relationships with four important sources of capital, including the REIT, that are actively pursuing hotel acquisitions. In 1995, not including the RFS Hotels, 36% of the Company's room additions were attributable to these strategic alliances.

     Operation of Multiple Product Lines and Brands. The Company's ability to provide hotel management and franchising services under the Doubletree brand name for full-service, all-suite and limited-service hotels (including the new Club Hotels by Doubletree), coupled with the Company's ability to provide hotel management services under non-Doubletree brand or unaffiliated third party brand names, allows it to bid for a variety of management contracts, leases and franchise agreements. This diversity enhances the Company's ability to obtain new management agreements by offering hotel owners management and franchise services best suited to a hotel's location, facilities and target market in order to maximize the owner's return.


     Room for Growth. Although the Company has significantly increased the size of its hotel portfolio in the last three years, there are many geographic markets that the Company has not penetrated. The ability of the Company to manage multiple brands also allows it to grow within geographic areas in which it presently operates. The Company believes that some of its larger competitors are constrained in pursuing new hotel, franchising, leasing and management opportunities in certain areas by the proximity of their own existing hotels.

HOTEL OPERATIONS: DOUBLETREE BRAND HOTELS

  DOUBLETREE FULL-SERVICE HOTELS

     The Company's full-service Doubletree hotels are targeted at business travelers, group meetings and leisure travelers. The total guest room revenue for the year ended December 31, 1995 for the Company's full-service hotels was derived approximately 40% from business travelers, 41% from group meetings and 19% from leisure travelers. The Company believes these percentages are consistent with other full-service hotel brands in the industry.

     At March 31, 1996, the Company's full-service hotel segment included 60 Doubletree hotels in 22 states, the District of Columbia and Mexico, with a total of 19,324 guest rooms. Of these hotels, 45 are operated by the Company under management contracts and 15 are operated by franchisees licensed to use the Doubletree brand name. Two of the managed hotels are also leased by the Company.


     Doubletree full-service hotels range in size from 120 to 720 rooms. Room rates generally range from $45 to $280 per night depending upon location, time of year and day of the week. Doubletree full-service hotels typically include a swimming pool, gift shop, meeting and banquet facilities, at least one restaurant and cocktail lounge, room service, parking facilities and other services. Three of the Company's full-service hotels are considered resort hotels, with additional recreational facilities such as tennis courts and two of such hotels have golf courses.


     The following table sets forth certain information regarding the Doubletree full-service hotels managed or franchised by the Company at March 31, 1996:

                                                      NUMBER OF HOTELS     NUMBER OF ROOMS
                                                      ----------------     ---------------
        Managed Hotels..............................         45                 15,018
        Franchised Hotels...........................         15                  4,306
                                                             --
                                                                                ------
                  Total.............................         60                 19,324
                                                             ==                 ======

  DOUBLETREE GUEST SUITES ALL-SUITE HOTELS

     The Company's Doubletree Guest Suites all-suite hotels comprise one of the largest all-suite hotel chains in the United States as measured by number of suites and system revenues. All-suite hotels are targeted at business travelers and families who have a need or desire for greater space than typically is provided at most traditional hotels. The total guest room revenue for the year ended December 31, 1995 for the Company's all-suite hotels was derived approximately 50% from business travelers, 27% from group meetings and 23% from leisure travelers.

     At March 31, 1996, the Company's all-suite hotels included 38 Doubletree Guest Suites hotels in 20 states and the District of Columbia, with a total of 8,082 guest rooms. Of these hotels, 30 are operated by the Company under management contracts and eight are operated by franchisees licensed to use the Doubletree Guest Suites brand name. One of the managed hotels is also owned by the Company.

     Doubletree Guest Suites range in size from 49 to 460 guest suites. Suite rates generally range from $60 to $250 per night. Each guest suite has a separate living room and dining/work area, with a color television, refrigerator and wet bar.

     The following table sets forth certain information regarding the Doubletree Guest Suites all-suite hotels managed or franchised by the Company at March 31, 1996:

                                                      NUMBER OF HOTELS     NUMBER OF ROOMS
                                                      ----------------     ---------------
        Managed Hotels..............................         30                 6,945
        Franchised Hotels...........................          8                 1,137
                                                             --
                                                                                -----
                  Total.............................         38                 8,082
                                                             ==                 =====

  LIMITED-SERVICE DOUBLETREE CLUB HOTELS


     Doubletree Club Hotels, the Company's moderately-priced, limited-service hotels, are primarily targeted at individual business travelers. The total guest room revenue for the year ended December 31, 1995 for the Company's limited-service hotels was derived approximately 56% from business travelers, 25% from group meetings and 19% from leisure travelers.


     At March 31, 1996, the Doubletree Club Hotels included 13 hotels in nine states, with a total of 2,364 guest rooms. Of these hotels, three are operated by the Company under management contracts and 10 are operated by franchisees licensed to use the Doubletree Club Hotels name.

     Doubletree Club Hotels range in size from 158 to 215 rooms. Room rates generally range from $50 to $135 per night. Doubletree Club Hotels typically include a pool and a central lounge with open seating for serving meals and evening cocktails.

     The following table sets forth certain information regarding the Doubletree Club Hotels managed or franchised by the Company at March 31, 1996:

                                                      NUMBER OF HOTELS     NUMBER OF ROOMS
                                                      ----------------     ---------------
        Managed Hotels..............................          3                   512
        Franchised Hotels...........................         10                 1,852
                                                             --
                                                                                -----
                  Total.............................         13                 2,364
                                                             ==                 =====

     The Company plans to grow its new limited-service hotel brand, Club Hotels by Doubletree through the acquisition of management contracts of unaffiliated underperforming hotels, a focused franchising program and the conversion of certain existing Doubletree Club Hotels. Currently, one Doubletree Club Hotel is being converted to a Club Hotel by Doubletree. See "-- Recent Developments."

  MARKETING AND SALES


     To enhance the Company's brand recognition and national presence, the Company launched in February 1995 its multi-million dollar "Sweet Dreams" marketing campaign. The "Sweet Dreams" campaign is intended to increase awareness among business travelers of Doubletree's distinguishing characteristics and features the Doubletree cookie -- a symbol of the Company's commitment to provide warm and caring services to its guests. According to Nationwide Surveys, Inc., at December 31, 1995, brand awareness of the Doubletree brand name in the business travel segment was at 79%, an all-time Company high.


     Doubletree advertises nationally on network and cable TV and in major newspapers and magazines. Doubletree has established marketing alliances with major airlines, car rental and credit card companies to share customer lists and build trade through joint promotions. Additionally, Doubletree is the official hotel sponsor of the NFL and an official corporate partner of the NCAA. All Doubletree brand hotels participate in national, regional and local advertising and promotion programs designed by central marketing services.

     Doubletree has a 24-hour central reservations office with an 800 number to provide a simple and cost-effective means for making reservations and promotes its branded hotels to reservation-makers, including all major airline reservation systems and over 32,000 travel agencies in the United States. The Company uses a centralized telemarketing group, is represented at major trade shows in the U.S. and abroad, and specifically targets Fortune 500 companies and large national associations. In 1995 the Company established a franchise sales organization and support infrastructure in order to capitalize on the growth opportunities in franchising.

  MANAGEMENT CONTRACTS

     Under the Company's management contracts, the Company operates or supervises all aspects of the hotel's operations, including guest services, hiring and training of hotel staff (who generally are employees of the Company), sales and marketing, accounting functions, purchasing and budgeting. In exchange for these services, the Company receives a base fee typically tied to revenues. In addition, the Company may also receive revenues from incentives provided in the Company's management contracts based on achieving specified operating performance goals or may earn income through Investments in the underlying hotel properties. The Company's management contracts have average terms of approximately 14 years, and, with respect to most of the Company's managed Doubletree hotels, there is an average of approximately 12 years remaining under existing management contracts. Under the contracts, the Company also provides certain centralized corporate services for which it is reimbursed at cost, including reservations, sales and marketing, public relations, accounting, management information systems, internal audit and specialized training. The hotel owner may purchase hotel supplies from the Company, including brand-specific products, for cost plus a mark-up. Additionally, the Company has implemented several purchasing agreements that lower the cost of products to the hotel owner while concurrently providing the Company with a fee in return for negotiating and managing the program. The Company also provides design, construction and other technical services for a fee. The hotel owner is generally responsible for all costs, expenses and liabilities incurred in connection with operating the hotel, including the expenses, salaries and benefits of all hotel employees, and is generally required to provide a certain percentage of hotel revenues for capital replacement. In addition, the Company may be responsible for certain liabilities, such as workers compensation, environmental and general tort liability, associated with a hotel's operations. The Company carries general liability insurance to protect itself from most potential liability claims.

     Upon assumption of the management of a hotel, the Company concentrates on improving the value of the hotel while minimizing the impact of the transition on employees, guests and the local marketplace. In addition, upon conversion of a hotel to Doubletree management, the Company often works with the hotel owner to renovate the hotel to improve its marketability and value and to meet the other financial objectives of the owner. To facilitate the conversion, the Company offers certain technical services for a fee, including recommending and selecting architects and interior designers, as well as controlling the budget process and supervising construction.

     Management of the Company's Doubletree hotels is coordinated from the Company's headquarters in Phoenix, with a regional operations office in Boston, regional sales offices in Chicago, Los Angeles and Philadelphia and an accounting office in Cincinnati.

  FRANCHISE OPERATIONS

     The Company's franchised hotels are operated under the Doubletree, Doubletree Guest Suites and Doubletree Club Hotels brands and include hotels in the full-service, all-suite and limited-service segments of the hotel industry. At March 31, 1996, the Company franchised 33 hotels with a total of 7,295 guest rooms. Until 1995, the Company had franchised hotels primarily when a managed hotel was sold to an owner/manager who chose to manage the hotel, while maintaining the use of one of the Company's brand names. In 1995 the Company created a franchise sales organization to capitalize on additional franchising opportunities as the awareness of the Doubletree brand increased. The Company's centralized corporate services for franchised hotels include centralized reservations, sales and marketing, public relations and national media advertising. While franchising remains secondary to hotel management contract growth, the Company intends to take advantage of franchising opportunities on a selective basis and expects that the percentage of franchised hotels in its system will increase.

     The Company's franchise agreements have varying terms and typically require, among other things, franchisees to pay an initial application fee upon acceptance of the property, annual franchise fees based upon revenues and marketing/reservation fees for the costs associated with the use of the Company's centralized corporate services. The Company's franchise agreements have average terms of approximately 10 years, and there is an average of approximately nine years remaining under existing franchise agreements. Many of the Company's franchisees purchase hotel supplies from the Company, including brand-specific products.

HOTEL OPERATIONS: NON-DOUBLETREE BRAND HOTELS

  NON-DOUBLETREE BRAND HOTELS


     At March 31, 1996, the Company managed or leased 61 hotels under non-Doubletree brands with a total of 9,269 rooms in 26 states, including luxury, full-service, limited-service and extended stay hotels. See "-- The RFS Acquisition." These non-Doubletree brand hotels are operated under brand names such as Hampton Inn, Residence Inn by Marriott, Holiday Inn, Holiday Inn Express, Comfort Inn or as independent hotels.


  MARKETING AND SALES


     The Company's marketing and sales objective for its non-Doubletree brand hotels is to increase the revenues and profitability of those hotels through a direct sales program at each hotel. In addition to direct sales and marketing efforts at each franchised hotel, each such hotel takes advantage of the advertising and promotional strength of its particular franchise organization.


  LEASE AND MANAGEMENT AGREEMENTS

     At March 31, 1996, of the Company's non-Doubletree brand hotels, 46 were leased and managed, 11 were managed only and four were leased only. Of the leased and managed hotels, 44 were leased and managed by the Company pursuant to lease agreements (the "Percentage Leases") with the Landlord under similar terms.

     Each Percentage Lease has an initial term of not less than 15 years from the date of inception (with expiration dates ranging from 2008 to 2015), is subject to early termination upon the occurrence of certain contingencies and requires the monthly payment of base rent and the quarterly payment of percentage rent. During 1995, the base rent component of the Percentage Lease expense was approximately 47% of total Percentage Lease expense. Top percentage rents ranged from 50% to 76.5% of incremental room revenue. For the year ended December 31, 1995, room revenue for each of the RFS Hotels exceeded the amount required to trigger the top tier of percentage rent. Other than real estate taxes, casualty insurance, maintenance of underground utilities and structural elements, and furniture, fixtures and equipment and other capital improvements, which are obligations of the Landlord, the Percentage Leases require the Company to pay rent, personal property taxes, all costs and expenses and all utility and other charges incurred in the operation of the hotels. Under each of the Percentage Leases, the Company has agreed to indemnify the Landlord against certain liabilities including (i) any injury to persons or property at the hotels; (ii) any environmental liability resulting from conditions caused by the Company; (iii) liability resulting from the sale or consumption of alcoholic beverages at the hotel; or (iv) costs related to employees at the RFS Hotels. (In connection with the RFS Acquisition, RFS Stockholders have agreed to indemnify the Company for undisclosed conditions existing prior to such acquisition). If the Landlord enters into an agreement to sell a hotel, it may terminate the Percentage Lease and either (i) pay the Company the fair market value of the Company's leasehold interest or (ii) offer to lease to the Company a substitute hotel on terms that would create an equivalent value. If the REIT terminates its status, for federal tax purposes, as a real estate investment trust, the Landlord may terminate the then Percentage Leases and the Right of First Refusal by providing notice to the Company and causing the REIT to redeem any REIT Preferred Shares then owned by the Company. If the termination occurs within 10 years after the RFS Closing Date, the Landlord will pay to the Company a varying amount of liquidated damages plus the fair value of the then existing Percentage Leases. If the Landlord fails to cure a breach by it under a Percentage Lease, the Company may purchase the relevant hotel from the Landlord for a purchase price equal to the hotel's then fair market value. Events of default under the Percentage Leases, in addition to customary events of default, include (i) the occurrence of an event of default under any other lease between the Landlord and the Company or an affiliate of the Company (with respect to leases entered into prior to the RFS Acquisition), (ii) the failure of RFS Management to maintain a minimum net worth of $15 million or a ratio of total debt to consolidated net worth (as defined in the Percentage Leases) of 50% or less, exclusive of capitalized leases, and (iii) the termination by the franchisor, as a result of any action or failure to act by the Company, of the franchise agreement with respect to any RFS Hotel. See "-- The RFS Acquisition." If an event of default occurs and continues beyond any curative period, the Landlord may terminate the Percentage Lease as well as the Right of First Refusal.


     Management of the RFS Hotels is coordinated from the Company's office in Memphis, Tennessee. The Company uses a centralized accounting and data processing system for its leased hotels which facilitates financial statement and budget preparation, payroll management, internal auditing and other support functions for the on-site hotel management team. The Company also provides centralized control over purchasing and project management.

  FRANCHISE AGREEMENTS

     Of the 61 non-Doubletree brand hotels, 54 are licensed to operate under franchise agreements, including 15 hotels licensed as Hampton Inn hotels, 12 hotels licensed as Residence Inn by Marriott hotels, six hotels licensed as Comfort Inn hotels, seven hotels licensed as Holiday Inn Express hotels, nine hotels licensed as Holiday Inn hotels and five hotels licensed under other brands. Holiday Inn and Holiday Inn Express are registered trademarks of Holiday Inn, Inc. Comfort Inn is a registered trademark of Choice Hotels International, Inc. Residence Inn by Marriott is a registered trademark of Marriott Corporation. Hampton Inn is a registered trademark of Promus Hotel Corporation. The Company as lessee holds the franchise license for each hotel it operates and is responsible for paying the franchise fees.

     Each franchise license gives the Company the right to operate the particular hotel under a franchise for a period of between 10 and 20 years. The franchise agreements provide for termination at the franchisor's option upon the occurrence of certain events. The Company is entitled to terminate the franchise license by giving at least 12 months notice and paying a specified amount of liquidated damages. The Company has no present intention to terminate any of such franchises. The franchise agreements under which the Company is a franchisee generally impose similar obligations on the Company as those the Company imposes on its franchisees.

INVESTMENTS AND COMMITMENTS

     The Company makes selective Investments in hotels and hotel ventures in connection with acquiring or maintaining management of hotels and to enhance the value or position of the Company in the lodging industry. It also makes certain financial commitments for the same purposes. These Investments and commitments may be material to the Company's financial position and results of operations, and often are characterized, as compared to the Company's ordinary course operations, by enhanced risk and by lack or attenuation of Company control.

     The Company makes Investments in hotels in order to acquire or maintain management of the hotels in a variety of circumstances. The Company may make or guarantee loans to hotel owners for renovations, acquisitions, conversions, or working capital, among other things. Such loans or loan guarantees are typically nonrecourse to other than the hotel property and if secured are subordinate. The Company may also make Investments in hotels in a variety of forms, including through partnerships, corporations, and limited liability companies, which typically are minority and illiquid positions. The Company believes that such Investments better align its interests with those of the hotel owners and provide a competitive advantage in acquiring and maintaining management of hotels over management companies which do not make investments.


     At March 31, 1996, the Company had general and/or limited partnership interests in 15 limited partnerships, 10 of which own hotels while the others own retail or industrial properties, which interests ranged from less than 1% to 49.9% of the respective partnerships and had an aggregate book value of $2.9 million. At such date, the Company also had loans outstanding to certain hotel owners with an aggregate book value of $26.9 million, and had guaranteed certain mortgages, leases and construction bonds for hotel owners up to $6.5 million ($2.9 million of which was collateralized by letters of credit). In addition, at March 31, 1996 the Company had committed to lend up to $8.9 million; the Company has committed $7.7 million to the owner of the Doubletree Hotel in Somerset, New Jersey, of which $1.4 million is for renovations and $6.3 million of which is to provide bridge financing, if needed. The remaining loan commitments are to three other hotels, primarily for renovations. See Notes 7 and 16 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."


     In connection with obtaining hotel management, the Company may also make guarantees of hotel performance to an owner, which guarantees normally are limited in time or amount, and may make payments directly to the hotel owner, normally in consideration of special financial or other accommodations to the Company in management terms and conditions, which payments are capitalized and amortized. In some circumstances, the Company will acquire a hotel in order to manage it (the Company presently owns one hotel), or agree to hotel lease terms which result in the Company assuming greater operating risks than are associated with management contracts alone. See "Risk Factors -- Risks Associated with Leasing Real Estate."

     The Company's Investments in and commitments regarding hotels for the purpose of acquiring or maintaining management normally do not extend beyond the period of its management of the hotels. Such Investments and commitments increase the potential risks, and in some cases the potential rewards, of the management relationships.

     The Company may also make Investments in institutional hotel owners rather than in particular hotels, with varying levels of assurance that such Investments will lead to management arrangements. At March 31, 1996, the Company had invested $18.5 million in the REIT Preferred Shares, and had the Right of First Refusal with respect to certain future hotel leases from the Landlord. See "-- The RFS Acquisition." Additionally, the Company had investments in the REIT's common stock and partnership units of the Landlord with a net book value of $1.4 million. At such date, the Company had Investments with an aggregate book value of $1.8 million, and commitments to invest, subject to certain conditions, an additional $3.1 million, in Thayer Hotel Investors II ("Thayer"), a limited partnership which invests in hotel properties and for which the Company manages certain hotels. The terms of the Company's investment in Thayer do not assure that the Company will be offered the opportunity to manage hotels acquired by Thayer, but the Company anticipates that at least 50% of the properties acquired by Thayer will either be managed or franchised by the Company.

     The Company may also make Investments in other lodging industry companies for strategic reasons and to enhance its value. At March 31, 1996, the Company had invested $3.3 million in Candlewood, and had committed to invest up to an additional $11.7 million over the next 12 months. See "-- Recent Developments" and "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources" and "Risk Factors -- Investment Losses; Risks Associated with Joint Ventures; Contingent Liabilities."

HOTEL PROPERTIES

     The following table presents certain comparative information with respect to the Company's Doubletree brand hotels and non-Doubletree brand hotels:

                                                                           TOTAL
                                  DOUBLETREE   DOUBLETREE   DOUBLETREE   DOUBLETREE   NON-DOUBLETREE
                                    FULL-        GUEST         CLUB        BRAND          BRAND         TOTAL
                                   SERVICE       SUITES       HOTELS       HOTELS         HOTELS       COMPANY
                                  ----------   ----------   ----------   ----------   --------------   -------
Number of Hotels(1).............        60           38           13          111             61          172
Total Number of Rooms(1)........    19,324        8,082        2,364       29,770          9,269       39,039
Average Number of Rooms Per
  Hotel(1)......................       322          213          182          268            152          227
Percentage of all Company
  Rooms.........................      49.5%        20.7%         6.1%        76.3%          23.7%       100.0 %
Occupancy Percentage(2)(3)
  Year 1994.....................      70.2%        73.7%        65.9%        71.2%          69.9%        71.0 %
  Year 1995.....................      70.8         74.6         66.2         71.9           71.4         71.8
  First Quarter 1995............      69.8         71.0         70.4         70.2           71.2         70.5
  First Quarter 1996............      70.9         72.9         71.2         71.6           72.1         71.7
Average Daily Rate(2)(3)
  Year 1994.....................    $80.44       $94.43       $63.10       $84.59         $70.18       $82.21
  Year 1995.....................     84.87        98.84        66.42        88.99          73.56        86.41
  First Quarter 1995............     81.85       102.20        66.62        88.55          66.23        82.20
  First Quarter 1996............     87.79       107.18        70.97        94.18          69.85        87.27
REVPAR(2)
  Year 1994.....................    $56.48       $69.57       $41.59       $60.22         $49.02       $58.38
  Year 1995.....................     60.08        73.74        43.99        63.96          52.51        62.03
  First Quarter 1995............     57.13        72.56        46.90        62.20          47.16        57.96
  First Quarter 1996............     62.23        78.19        50.50        67.44          50.36        62.61

- ---------------
(1) Includes all managed and franchised properties as of March 31, 1996.

(2) For the years ended 1994 and 1995, includes only information for hotels managed by the Company (including RFS Management) for the entire two-year period. For the first quarter of 1995 and 1996, includes only information for hotels managed by the Company (including RFS Management) during both periods.

(3) Based upon rooms occupied, excluding complimentary rooms.

     The following table sets forth, at March 31, 1996, certain information with respect to the Company's hotels:

                                                                                          MANAGED (M),
                                                                                          LEASED(L) OR       NUMBER OF
HOTEL LOCATION                                                          STATE           FRANCHISED(F)(1)       ROOMS
- --------------------------------------------------------------    ------------------    ----------------     ---------
DOUBLETREE FULL-SERVICE HOTELS:
  Paradise Valley.............................................    Arizona                      M                387
  Phoenix.....................................................    Arizona                      F                242
  Tucson......................................................    Arizona                      M                295
  Little Rock.................................................    Arkansas                     F                290
  Anaheim (Orange)............................................    California                   M                454
  Carmel Highland.............................................    California                   M                172
  Del Mar.....................................................    California                   M                220
  Los Angeles (Airport).......................................    California                   M                720
  Monterey....................................................    California                   M                374
  Palm Springs................................................    California                   F                289
  Pasadena....................................................    California                   M                350
  San Diego (Horton Plaza)....................................    California                   M                450
  San Francisco...............................................    California                   M                291
  San Pedro...................................................    California                   M                226
  Santa Rosa..................................................    California                   F                247
  Ventura.....................................................    California                   M                284
  Westwood....................................................    California                   F                300
  Colorado Springs............................................    Colorado                     M                290
  Denver......................................................    Colorado                     F                224
  Park Terrace................................................    Dist. Of Columbia            M                219
  Clearwater Beach............................................    Florida                      F                427
  Ft. Lauderdale (Oceanfront).................................    Florida                      M                230
  Miami (Coconut Grove).......................................    Florida                      L                192
  Miami (Grand)...............................................    Florida                      M                152
  Tampa (Airport).............................................    Florida                      M                500
  Atlanta.....................................................    Georgia                      M                370
  Kansas City (Overland Park).................................    Kansas                       M                357
  Metairie (New Orleans North)................................    Louisiana                    M                210
  New Orleans.................................................    Louisiana                    M                363
  Baltimore...................................................    Maryland                     M                125
  Rockville...................................................    Maryland                     M                315
  Ixtapa......................................................    Mexico                       F                120
  Mazatlan....................................................    Mexico                       F                280
  Detroit (Downtown)..........................................    Michigan                     M                250
  Bloomington (Mall Of America)...............................    Minnesota                    M                321
  Kansas City (Airport).......................................    Missouri                     F                348
  St. Louis (Conference Center)...............................    Missouri                     M                223
  St. Louis (Mayfair Suites)..................................    Missouri                     M                170
  Somerset....................................................    New Jersey                   M                360
  Albuquerque.................................................    New Mexico                   F                294
  Santa Fe....................................................    New Mexico                   F                210
  Tulsa (Downtown)............................................    Oklahoma                     M                417
  Tulsa (Warren Place)........................................    Oklahoma                     M                371
  Philadelphia................................................    Pennsylvania                 M                425
  Pittsburgh..................................................    Pennsylvania                 M                616
  Newport.....................................................    Rhode Island                 M                253
  Nashville...................................................    Tennessee                    M                337
  Austin......................................................    Texas                        M                350
  Dallas (Campbell Center)....................................    Texas                        M                302
  Dallas (Lincoln Centre).....................................    Texas                        M                500
  Dallas (Park West)..........................................    Texas                        F                339
  Houston (Post Oak)..........................................    Texas                        M                449
  Houston (Allen Center)......................................    Texas                        M                341
  Houston (Intercontinental Airport)..........................    Texas                        F                315
  Salt Lake City..............................................    Utah                         F                381
  Arlington (National Airport)................................    Virginia                     M                632
  Roanoke.....................................................    Virginia                     M                332
  Tysons Corner (Falls Church)................................    Virginia                     L                404
  Seattle (Inn)...............................................    Washington                   M                198
  Seattle (Plaza).............................................    Washington                   M                221

                                                                                          MANAGED (M),
                                                                                          LEASED(L) OR       NUMBER OF
HOTEL LOCATION                                                          STATE           FRANCHISED(F)(1)       ROOMS
- --------------------------------------------------------------    ------------------    ----------------     ---------
DOUBLETREE GUEST SUITES:
  Tucson......................................................    Arizona                      M                304
  Santa Monica................................................    California                   M                253
  Wilmington..................................................    Delaware                     F                 49
  Washington (New Hampshire Ave)..............................    Dist. Of Columbia            M                101
  Washington (Pennsylvania Ave)...............................    Dist. Of Columbia            F                123
  Boca Raton..................................................    Florida                      M                182
  Ft Lauderdale (Cypress Creek)...............................    Florida                      M                254
  Ft Lauderdale (Galleria)....................................    Florida                      M                229
  Orlando (Airport)...........................................    Florida                      F                150
  Orlando (Disney)............................................    Florida                      M                229
  Orlando (Maingate/Melia)....................................    Florida                      M                150
  Tampa Bay (Rocky Point).....................................    Florida                      M                203
  Tampa (Busch Gardens).......................................    Florida                      M                129
  Tampa (Westshore)...........................................    Florida                      M                260
  Vero Beach..................................................    Florida                      F                 55
  Atlanta.....................................................    Georgia                      M                224
  Chicago.....................................................    Illinois                     M                345
  Glenview....................................................    Illinois                     F                240
  Indianapolis................................................    Indiana                      M                137
  Lexington...................................................    Kentucky                     F                166
  Baltimore (BWI Airport).....................................    Maryland                     M                251
  Boston (Cambridge)..........................................    Massachusetts                M                310
  Boston (Waltham)............................................    Massachusetts                M                275
  Southfield..................................................    Michigan                    M(2)              239
  Troy........................................................    Michigan                     M                251
  Mount Laurel................................................    New Jersey                   F                129
  New York (Times Square).....................................    New York                     M                460
  Raleigh (Durham)............................................    North Carolina               M                203
  Cincinnati..................................................    Ohio                         M                151
  Columbus....................................................    Ohio                         M                194
  Dayton......................................................    Ohio                         M                138
  Philadelphia (Airport)......................................    Pennsylvania                 M                251
  Plymouth Meeting............................................    Pennsylvania                 M                252
  Nashville...................................................    Tennessee                    M                138
  Austin......................................................    Texas                        M                189
  Houston.....................................................    Texas                        M                335
  Irving (DFW Airport)........................................    Texas                        M                308
  Alexandria..................................................    Virginia                     F                225
DOUBLETREE CLUB HOTELS:
  El Segundo..................................................    California                   F                215
  Ontario.....................................................    California                   F                171
  Rancho Bernardo.............................................    California                   F                209
  Santa Ana (Orange County Airport)...........................    California                   F                170
  Lakewood....................................................    Colorado                     F                170
  Jacksonville................................................    Florida                      M                167
  Boise.......................................................    Idaho                        M                158
  St. Louis (Riverport).......................................    Missouri                     F                181
  Charlotte...................................................    North Carolina               M                187
  Harrisburg..................................................    Pennsylvania                 F                176
  Philadelphia (Northeast)....................................    Pennsylvania                 F                188
  McAllen.....................................................    Texas                        F                164
  Norfolk.....................................................    Virginia                     F                208
NON-DOUBLETREE BRAND HOTELS:
COMFORT INN
  Conyers.....................................................    Georgia                      L                 83
  Marietta....................................................    Georgia                      L                185
  Farmington Hills............................................    Michigan                     L                135
  Grand Rapids................................................    Michigan                     L                109
  Clemson.....................................................    South Carolina               L                122
  Ft. Mill....................................................    South Carolina               L                153
DAYS INN
  Philadelphia (Airport)......................................    Pennsylvania                 M                177

                                                                                          MANAGED (M),
                                                                                          LEASED(L) OR       NUMBER OF
HOTEL LOCATION                                                          STATE           FRANCHISED(F)(1)       ROOMS
- --------------------------------------------------------------    ------------------    ----------------     ---------
HAMPTON INN
  Denver......................................................    Colorado                     L                138
  Lakewood....................................................    Colorado                     L                150
  Ft. Lauderdale..............................................    Florida                      L                122
  Indianapolis................................................    Indiana                      L                131
  Lansing.....................................................    Michigan                     L                109
  Warren......................................................    Michigan                     L                124
  Bloomington.................................................    Minnesota                    L                135
  Minnetonka..................................................    Minnesota                    L                127
  Hattiesburg.................................................    Mississippi                  L                155
  Lincoln.....................................................    Nebraska                     L                111
  Omaha.......................................................    Nebraska                     L                129
  Oklahoma City...............................................    Oklahoma                     L                134
  Tulsa.......................................................    Oklahoma                     L                148
  Memphis.....................................................    Tennessee                    L                120
  Laredo......................................................    Texas                        L                120
HAWTHORNE SUITES
  Atlanta.....................................................    Georgia                      L                220
HOLIDAY INN
  Windsor Locks (Bradley Airport).............................    Connecticut                  M                200
  Crystal Lake................................................    Illinois                     L                196
  Louisville..................................................    Kentucky                     L                169
  Lafayette...................................................    Louisianna                   L                242
  Flint.......................................................    Michigan                     L                171
  Clayton.....................................................    Missouri                     L                253
  Burlington..................................................    North Carolina               M                132
  Anderson....................................................    South Carolina               M                130
  Columbia....................................................    South Carolina               L                175
HOLIDAY INN EXPRESS
  Arlington Heights...........................................    Illinois                     L                125
  Downers Grove...............................................    Illinois                     L                123
  Bloomington.................................................    Minnesota                    L                142
  Tupelo......................................................    Mississippi                  L                124
  Franklin....................................................    Tennessee                    L                100
  Austin......................................................    Texas                        L                125
  Wauwatosa...................................................    Wisconsin                    L                122
HOWARD JOHNSONS
  Orlando (Fountain Park).....................................    Florida                      M                400
  Orlando (Universal Towers)..................................    Florida                      M                302
RAMADA INN
  Harrisburg..................................................    Pennsylvania                 M                254
RESIDENCE INN BY MARRIOTT
  Sacramento..................................................    California                   L                176
  Torrance....................................................    California                   L                247
  Wilmington..................................................    Delaware                    L(3)              120
  Orlando.....................................................    Florida                      L                176
  Atlanta.....................................................    Georgia                      L                128
  Ann Arbor...................................................    Michigan                     L                 72
  Kansas City.................................................    Missouri                     L                 96
  Fishkill....................................................    New York                    L(3)              136
  Charlotte...................................................    North Carolina              L(3)               80
  Providence (Warwick)........................................    Rhode Island                L(3)               96
  Ft. Worth...................................................    Texas                        L                120
  Tyler.......................................................    Texas                        L                128
INDEPENDENT HOTELS
  Atlanta (Grand Hotel).......................................    Georgia                      M                244
  Portland (Budget Inn).......................................    Maine                        M                112
  Boston (Harbor Hotel).......................................    Massachusetts                M                230
  Cambridge (Harvard Square Hotel)............................    Massachusetts                L                 73

                                                                                          MANAGED (M),
                                                                                          LEASED(L) OR       NUMBER OF
HOTEL LOCATION                                                          STATE           FRANCHISED(F)(1)       ROOMS
- --------------------------------------------------------------    ------------------    ----------------     ---------
  Harvard).......MassachusettsL113Tupelo (Executive Inn)......    Mississippi                  L                115
  Chapel Hill (Carolina Inn)..................................    North Carolina               M                185

- ---------------
(1) All leased properties are also managed by the Company unless otherwise noted.

(2) Owned and managed by the Company.

(3) Managed by an unaffiliated third party hotel management company.

     The principal executive offices of the Company are located in Phoenix and are occupied pursuant to a lease that is currently being renegotiated and is expected to expire March 31, 1998. In addition to its executive offices, the Company leases office space in Memphis, Boston, Chicago, Cincinnati, Los Angeles and Philadelphia. Management believes that such properties are sufficient to meet its present needs and does not anticipate any difficulty in securing additional space, as needed, on terms acceptable to the Company. See Note 8 of Notes to Consolidated Financial Statements.

     Additionally, the Company leases 52 hotels which are located in 24 different states. Each lease expires between 1998 and 2015 and is subject to early termination upon the occurrence of certain contingencies. See Note 4 of Notes to Consolidated Financial Statements.

     In addition to the leased hotels, the Company acquired on December 22, 1994 a 239-room all-suite hotel, subject to a 70 year ground lease, in Southfield, Michigan for approximately $11 million. The Company's long-term objectives do not provide for significant expansion of its owned hotel portfolio; however, depending on the expected returns to the Company and availability of financing, the Company may acquire other hotels in the future.

THE RFS ACQUISITION

     On February 27, 1996 the Company acquired all of the outstanding stock of RFS Management in exchange for 2,727,811 shares (the "RFS Acquisition Shares") of the Company's Common Stock. At March 31, 1996, RFS Management leased 48 hotels (44 of which it also managed) from the Landlord and managed an additional two hotels for third party owners. The sole general partner and approximately 98.7% owner of the Landlord is the REIT. The 50 hotels, principally operating in the limited-service and extended stay segments of the market, comprise approximately 7,000 rooms and are operated under such franchise brands as Holiday Inn, Holiday Inn Express, Residence Inn by Marriott, Comfort Inn and Hampton Inn.


     In connection with the RFS Acquisition, the Company and the REIT entered into agreements, pursuant to which the Company purchased the 973,684 REIT Preferred Shares. There is no current market for the REIT Preferred Shares. The REIT Preferred Shares pay an annual fixed dividend of $1.45 per share and are convertible into shares of the REIT's common stock on a one for one basis at the end of seven years. The REIT Preferred Shares are redeemable by the REIT after seven years. The Company has also been granted the Right of First Refusal with respect to the future lease and management of hotels to be acquired or developed by the Landlord or the REIT during the 10 year period following the RFS Acquisition. Pursuant to these rights RFS Management is entitled, for a minimum of seven years, to written notice from the Landlord specifying the terms and conditions upon which the Landlord would be willing to lease the hotel to the Company. In the event that the Company does not initially agree to such terms or declines to lease the hotel, the Company has the right to match the terms proposed to an alternative lessee by the Landlord. In the event that the REIT terminates its status, for federal tax purposes, as a real estate investment trust, the Landlord may elect to terminate the then existing Percentage Leases and the Right of First Refusal by providing notice to the Company and redeeming any REIT Preferred Shares then owned by the Company; provided, however, if the termination occurs within 10 years after the RFS Closing Date, the Landlord pays to the Company an amount equal to $5,000,000 minus $41,667 for each calendar month which has passed during such 10 year period and the Landlord pays to the Company the fair market value of the then existing Percentage Leases, based upon the remaining length of their terms.

     In addition to its ongoing effort to acquire hotels, the REIT currently has six hotels under development which are expected to be completed in the third and fourth quarters of 1996 and which will be subject to the Right of First Refusal.



     Until the earlier of the expiration of 10 years following the RFS Closing Date or the date of the redemption or conversion of the REIT Preferred Shares, without the prior written approval of the Landlord, the Company may not permit any merger or sale of RFS Management's stock or the transfer or conveyance of all or substantially all of RFS Management's assets, if, as a result thereof, RFS Management would cease to be controlled by the Company. The foregoing restriction does not restrict any change in control or ownership of the Company.


COMPETITION

     The Company's managed, leased and franchised hotels compete for guests against a wide range of lodging facilities offering full-service, limited-service, all-suite and extended stay lodging options to the public. Competitive factors in the lodging industry include room rates, quality of accommodations, name recognition, service levels and convenience of location. These factors may impact the operations of Candlewood.


     The Company competes for management contracts, leases, franchise contracts, acquisition opportunities and other expansion opportunities. See "Risk
Factors -- Competition for and Dependence on Management Contracts and Franchise Agreements; Competition for Guests" and "-- Risks Associated With Expansion" and "Business -- Competitive Strengths."


GOVERNMENT REGULATION

     The hotel industry in general, including the Company, is subject to numerous federal, state and local government regulations. See "Risk Factors -- Government Regulation."

ENVIRONMENTAL MATTERS

     The Company is subject to various federal, state and local environmental laws, ordinances and regulations relating to the environment and the handling of hazardous or toxic substances which may impose significant potential environmental liabilities. See "Risk Factors -- Environmental Matters."

INTELLECTUAL PROPERTY

     The trademarks "Doubletree Hotels", "Doubletree Guest Suites", "Doubletree Suites", "Doubletree Club Hotels", "Club Hotels by Doubletree", "Guest Quarters Suite Hotels", "Guest Quarters Suites by Doubletree" and related marks and logos are material to the Company's business. The Company, as well as its franchisees, actively use these marks. All of the material marks are registered or are on application for registration with the United States Patent and Trademark Office. See "-- Legal Proceedings."

INSURANCE

     The Company currently has the types and amounts of insurance coverage, including comprehensive general liability insurance with a coverage limit of $2.0 million and additional excess general liability insurance, that it believes is appropriate for a company in the hotel management business. While management believes that its insurance coverage is adequate, if the Company were held liable for amounts exceeding the limits of its insurance coverage or for claims outside of the scope of its insurance coverage, the Company's business, results of operations and financial condition could be materially and adversely affected.

EMPLOYEES

     At March 31, 1996, the Company had approximately 14,724 full-time employees and 3,886 part-time employees. Of these full-time employees, approximately 474 of these employees are employed at the corporate level and approximately 14,250 employees are employed at the hotel properties. The wages and salaries, health insurance and other employee benefits of persons employed at the Company's hotels are paid out of the operations of the hotel property. Corporate personnel are paid directly by the Company. Employees at three of the Company's managed hotels are members of labor unions. The Company has entered into formal negotiations regarding a collective bargaining agreement at two of such hotels and an interim recognition agreement was entered into at the third hotel.

LEGAL PROCEEDINGS

     The Company is not party to any litigation, other than routine litigation incidental to the business of the Company. The Company believes that such litigation is not material to the business of the Company, either individually or in the aggregate.

     The Company has received a letter claiming that its Club Hotels by Doubletree brand hotel name infringes on another hotel chain's brand name. Based in part on the advice of outside counsel, the Company believes that the claim is unfounded.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of the Company:

          NAME             AGE                      POSITION
- -------------------------  ---     -------------------------------------------
Richard J. Ferris          59      Co-Chairman of the Board
Peter V. Ueberroth         58      Co-Chairman of the Board
William R. Fatt            45      Director
Dale F. Frey               63      Director
Ronald K. Gamey            50      Director
Norman B. Leventhal        78      Director
John H. Myers              50      Director
Richard M. Kelleher        46      President and Chief Executive Officer of
                                   DHC and Director of the Company
James P. Evans             49      Executive Vice President of Operations of
                                   DHC
William L. Perocchi        38      Executive Vice President, Chief Financial
                                   Officer and Treasurer of the Company and
                                   DHC
Stephen D. Pletcher        51      Senior Vice President of DHC
Margaret Ann Rhoades       51      Executive Vice President of Human Resources
                                   of DHC
David L. Stivers           35      Senior Vice President, General Counsel and
                                   Secretary of the Company and DHC and Senior
                                   Vice President of New Business of DHC
Thomas W. Storey           39      Executive Vice President of Sales and
                                   Marketing of DHC
Raymond Terry              47      President of RFS Management

     Richard J. Ferris, 59, has served as Co-Chairman of the Board of the Company and Doubletree Partners since December 1993. From June 1992 to December 1993, Mr. Ferris served as Co-Chairman of GQHP. From June 1987 to June 1992, Mr. Ferris was a private investor. Mr. Ferris is the former Chairman and Chief Executive Officer of UAL Corporation, a position he held from April 1976 to June 1987. Mr. Ferris serves as a director of The Procter & Gamble Company, Amoco Corporation, Evanston Hospital Corporation and the PGA Tour Policy Board.

     Peter V. Ueberroth, 58, has served as Co-Chairman of the Board of the Company and Doubletree Partners since December 1993. From June 1992 to December 1993, Mr. Ueberroth served as Co-Chairman of GQHP. From April 1989 to the present, Mr. Ueberroth has been Managing Director and a principal of The Contrarian Group, a business management company. From March 1984 to March 1989, Mr. Ueberroth served as the sixth Commissioner of Major League Baseball. Mr. Ueberroth serves as a director of Ambassadors International Inc., The Coca Cola Company and Transamerica Corporation.

     William R. Fatt, 45, has served as a director of the Company and Doubletree Partners since December 1993. Mr. Fatt is Executive Vice President and Chief Financial Officer of Canadian Pacific Limited, a position he has held since January 1994. From August 1990 to January 1994, Mr. Fatt was Vice President, Finance and Accounting and Chief Financial Officer of Canadian Pacific Limited. From August 1988 to August 1990, Mr. Fatt was its Vice President and Treasurer. Mr. Fatt serves as a director of Canada Maritime Limited, Canadian Pacific Hotels & Resorts Inc., Pan Canadian Petroleum Limited and various direct and indirect subsidiaries of Canadian Pacific Limited.

     Dale F. Frey, 63, has served as a director of the Company and Doubletree Partners since December 1993. From July 1992 to December 1993, Mr. Frey served as a director of GQHP. Mr. Frey is President, Chief Executive Officer and Chairman of the Board of Directors of GE Investment Management Incorporated, a position he has held since February 1988. Mr. Frey is also President, Chief Executive Officer and Chairman of General Electric Investment Corporation, a position he has held since July 1984. Mr. Frey is also Vice President of General Electric Company, a position he has held since June 1980. Mr. Frey serves as a Trustee of General Electric Pension Trust ("GEPT"). Mr. Frey also serves on the Board of Directors of GE Financial Services, Inc., GE Capital Corporation, USF&G Corporation, Praxair, Inc. and the Damon Runyon-Walter Winchell Cancer Research Fund and is a Trustee of Franklin and Marshall College.

     Ronald K. Gamey, 50, has served as a director of the Company and Doubletree Partners since December 1993. Mr. Gamey is Executive Vice President of Canadian Pacific Limited, a position he has held since July 1988. Mr. Gamey also serves as a director of Laidlaw Inc., Canada Maritime Limited, Canadian Pacific Hotels & Resorts Inc. and various direct and indirect subsidiaries of Canadian Pacific Limited.

     Norman B. Leventhal, 78, has served as a director of the Company and Doubletree Partners since December 1993. From September 1992 to December 1993, Mr. Leventhal served as a director of GQHP. Mr. Leventhal is Chairman of The Beacon Companies, a position he has held for more than ten years. Mr. Leventhal co-founded The Beacon Companies, a major real estate developer, in 1946. Mr. Leventhal serves as a director of Beacon Properties Corporation. Mr. Leventhal is a Life Member Emeritus of The Corporation of The Massachusetts Institute of Technology and a director of The Picower Institute for Medical Research and has numerous community and civic involvements.

     John H. Myers, 50, has served as a director of the Company and Doubletree Partners since December 1993. From July 1992 to December 1993, Mr. Myers served as a director of GQHP. Mr. Myers is a director and Executive Vice President of GE Investment Management Incorporated, a position he has held since February 1988. Mr. Myers is also director and Executive Vice President of General Electric Investment Corporation, a position he has held since June 1986. Mr. Myers is a Trustee of GEPT and Wagner College and also serves on the Board of Directors of Hispaland, S.A., the Butler Capital Advisory Board and Grimes Aerospace Company.

     Richard M. Kelleher, 46, has served as President and Chief Executive Officer of DHC since December 1993 and as a director of the Company since July 28, 1995. From April 1993 to December 1993, Mr. Kelleher served as Chief Executive Officer and President of GQHP. From December 1989 to April 1993, Mr. Kelleher was President of Guest Quarters Suite Hotels. In 1983, Mr. Kelleher co-founded Beacon Hotel Corporation, which merged with GQHP in 1986.

     James P. Evans, 49, has served as Executive Vice President of Operations of DHC since February 1996. From May 1993 through February 1996, Mr. Evans served as the Senior Vice President Sales and Marketing with Hyatt Hotels Corporation. From December 1987 through May 1993, Mr. Evans served as Senior Vice President Sales with Hyatt Hotels Corporation. From May 1975 through December 1987, Mr. Evans served in a variety of management positions with Hyatt Hotels Corporation. From January 1972 through May 1975, Mr. Evans served in a variety of sales and marketing management positions with ITT Sheraton Corporation.

     William L. Perocchi, 38, has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since its formation and DHC since December 1993. From August 1992 to December 1993, Mr. Perocchi served as the Executive Vice President and Chief Financial Officer of GQHP. From June 1989 to July 1992, Mr. Perocchi served as the Vice President, Finance for AMETEK Aerospace Products, Inc. From June 1979 to June 1989, Mr. Perocchi served in various financial management capacities with The General Electric Company.

     Stephen D. Pletcher, 51, has served as Senior Vice President of Technical Services and Project Management of DHC since December 1993. From January 1988 to December 1993, Mr. Pletcher served as Senior Vice President, Owner Relations, Guest Quarters Suite Hotels.

     Margaret Ann Rhoades, 51, has served as Executive Vice President of Human Resources of DHC since February 1996. From January 1995 to February 1996, Ms. Rhoades served as the Senior Vice President of Human Resources of DHC. From July 1989 through January 1995, Ms. Rhoades served as the Vice President, People Department with Southwest Airlines. From March 1984 through June 1989, Ms. Rhoades served as the Senior Vice President, Human Resources, Dallas Region for Bank One.

     David L. Stivers, 35, has served as Senior Vice President New Business of DHC since January 1, 1996. Since October 1994 Mr. Stivers has served as Senior Vice President, General Counsel and Secretary of the Company and DHC. From May 1988 to October 1994, Mr. Stivers was a corporate lawyer with the law firm of Latham & Watkins.

     Thomas W. Storey, 39 has served as Executive Vice President of Sales and Marketing of DHC since August 1994. From August 1989 to July 1994, Mr. Storey served as Executive Vice President of Sales and Marketing of Radisson Hotels International. From August 1986 to August 1989, Mr. Storey served in a variety of senior management positions with Marriott Hotels Corporation.

     Raymond Terry, 47, has served as President of RFS Management since June 1994. From September 1991 to June 1994, Mr. Terry served as Vice President of Operations with RFS Management. From December 1984 to September 1991, Mr. Terry served as Vice President of Operations of Dominion Hospitality Management, Inc.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock at March 31, 1996 and as adjusted to reflect the sale of shares by the Company and the Selling Stockholders offered hereby (i) by each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by each of the Company's directors, (iii) by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000 for the fiscal year ended December 31, 1995, (iv) by all executive officers and directors as a group, and (v) by each of the Selling Stockholders. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.



                                              SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                OWNED PRIOR TO                           OWNED AFTER
                                                OFFERING(1)(2)         NUMBER OF       OFFERING(1)(2)
            NAME AND ADDRESS OF               -------------------     SHARES BEING   -------------------
              BENEFICIAL OWNER                 NUMBER     PERCENT       OFFERED       NUMBER     PERCENT
- --------------------------------------------  ---------   -------     ------------   ---------   -------
GE Investment Management Incorporated(3)....  6,055,981     27.4%          0         6,055,981     26.9%
  3003 Summer Street
  P.O. Box 7900
  Stamford, Connecticut 06905
RCM Capital Management(4)...................  1,597,300      7.2           0         1,597,300      7.1
  Four Embarcadero Center
  San Francisco, CA 94111
Ridge Partners, L.P.(5).....................  1,532,432      6.9           0         1,532,432      6.8
  1436 Ridge Road
  Northbrook, Illinois 60062
Putnam Investments, Inc.(6).................  1,356,416      6.1           0         1,356,416      6.0
  One Post Office Square
  Boston, MA 02109
The Ueberroth Trusts(7).....................  1,292,432      5.8          212,000    1,080,432      4.8
  P.O. Box 100
  Laguna Beach, California 92652
Metropolitan Life Insurance Company(8)......  1,240,000      5.6          620,000      620,000      2.8
  One Madison Avenue
  New York, New York 10010
H. Lance Forsdick, Sr.......................  1,108,178      5.0          595,713      512,465      2.3
  889 Ridge Lake Blvd., Suite 100
  Memphis, TN 38120
Robert M. Solmson(9)........................  1,108,176      5.0          595,711      512,465      2.3
  889 Ridge Lake Blvd., Suite 100
  Memphis, TN 38120
Canadian Pacific Limited(10)................  1,000,000      4.5        1,000,000            0        0
  Suite 800, Place du Canada
  P.O. Box 6042
  Station Centre-ville
  Montreal, Quebec H3C 3E4
Richard J. Ferris(5)(11)(12)................  1,534,932      6.9           0         1,534,932      6.8
Peter V. Ueberroth(7)(11)(12)...............  1,294,932      5.9          212,000    1,082,932      4.8
William R. Fatt(11)(12)(13).................      2,500        *           0             2,500        *
Dale F. Frey(11)(14)........................          0        0                0            0        0
Ronald K. Gamey(11)(12)(13).................      2,500        *           0             2,500        *
Norman B. Leventhal(11)(12)(15).............     12,500        *           0            12,500        *
John H. Myers(11)(14).......................          0        0           0                 0        0
Richard M. Kelleher(11).....................     68,847        *           0            68,847        *
William L. Perocchi(11)(16).................     38,174        *           0            38,174        *
David L. Stivers(11)(16)....................      6,250        *           0             6,250        *
Thomas W. Storey(11)(16)....................     22,500        *           0            22,500        *
All current directors and executive officers
  as a group (15 persons)(17)(18)...........  3,051,596     13.8          238,185    2,813,411     12.5
Other Selling Stockholders, as a group, each
  of whom owns less than 1% of the
  outstanding common stock (21
  persons)(19)..............................    663,678      3.0          340,405      323,273      1.4

- ---------------
  *  Less than 1%.


 (1) Percentage ownership is based on 22,109,686 shares of Common Stock outstanding before this offering and 22,509,686 shares of Common Stock outstanding after this offering (assuming no exercise of the Underwriters overallotment option).


 (2) Beneficial ownership as of March 31, 1996 includes shares subject to options which are exercisable within 60 days after such date. All expressions of percent of class held assume that the options of the particular person or group in question, and no others, have been exercised.

 (3) Based on Schedule 13G filed jointly by GEHOP, GE Investment Management Incorporated ("GEIM"), General Electric Company ("GE") and GEPT. Shares indicated as beneficially owned by GEIM include 6,049,226 shares owned of record by GEHOP and 1,755 shares owned of record by GEIM. GEIM is a wholly-owned subsidiary of GE, and thus GE may be deemed to be the beneficial owner of such 1,755 shares owned by GEIM. Shares indicated as beneficially owned by GEIM excludes 137,134 shares owned beneficially and of record by GEPT. GEHOP, GEIM and GEPT each disclaim beneficial ownership of the shares owned by the others, and GE disclaims beneficial ownership of the shares owned by GEHOP and GEPT. Also includes 5,000 shares reserved for issuance upon exercise of the vested portion of an outstanding option to purchase 20,000 shares granted to GEHOP, which is exercisable within 60 days at March 31, 1996. Each of Messrs. Frey and Myers disclaim beneficial ownership of such shares.

 (4) Based on Schedule 13G filed jointly by RCM Capital Management ("RCM Capital"), RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General"). RCM Capital is the beneficial owner of these shares. RCM Limited is the general partner of RCM Capital and has beneficial ownership of these shares only to the extent that RCM Limited may be deemed to have beneficial ownership of securities managed by RCM Capital. RCM General is the general partner of RCM Limited and has beneficial ownership of these shares only to the extent that RCM General may be deemed to have beneficial ownership of securities managed by RCM Capital.

 (5) Based on Schedule 13D filed by Ridge Partners, L.P. ("Ridge"), Kelrick, Inc. ("Kelrick") and Richard J. Ferris. Ridge is a limited partnership whose sole general partner is Kelrick. Ridge is the record owner of the shares. Kelrick has sole voting and dispositive power with respect to such shares. Mr. Ferris is the President and holder of 51% of the shares of Common Stock of Kelrick and may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Ridge. Mr. Ferris disclaims beneficial ownership of the shares owned by Ridge, except to the extent of his ownership of Kelrick.

 (6) Based on Schedule 13G filed jointly by Putnam Investments, Inc. ("Putnam"), Marsh & McClennan Companies, Inc. ("MMC"), Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("TPAC"). Shares indicated as beneficially owned by Putnam include 1,190,516 and 165,900 shares owned of record by PIM and TPAC, respectively, both wholly-owned subsidiaries of Putnam. Putnam is a wholly-owned subsidiary of MMC, and MMC may be deemed to beneficially own such shares. Putnam and MMC disclaim beneficial ownership of such shares. Putnam, PIM and TPAC have shared dispositive power with respect to the shares, and Putnam and TPAC have shared voting power with respect to 105,400 shares owned of record by TPAC. Neither Putnam, PIM nor TPAC have any voting power with respect to the remainder of the shares.


 (7) Shares of Outstanding Common Stock is based on Schedule 13D filed by Peter
     V. and Virginia M. Ueberroth, as cotrustees of The Ueberroth Family Trust (the "1986 Trust"), Alice J. Saviez, as trustee of the Ueberroth Investment Trust (the "1994 Trust") and Peter V. Ueberroth (collectively, the 1986 Trust and the 1994 Trust may be referred to herein as the "Ueberroth Trusts."). Includes 919,459 shares of Common Stock beneficially owned by Peter V. and Virginia M. Ueberroth as co-trustees of the 1986 Trust, who have shared voting and shares dispositive power with respect to such shares. Also includes 372,973 shares of Common Stock beneficially owned by Alice J. Saviez as trustee of the 1994 Trust (who has sole voting and dispositive power with respect to such shares), 212,000 of which shares are being offered hereby. Mr. Ueberroth may be deemed to have an interest in the 1,292,432 shares of

Common Stock of the Company as a trustee and beneficiary of the 1986 Trust and as a family member of the beneficiaries of the 1994 Trust. Mr. Ueberroth disclaims beneficial ownership of such shares.


 (8) Shares indicated as owned by Metropolitan are owned of record by MetPark Funding, Inc. ("MetPark"), a wholly-owned subsidiary of Metropolitan.



 (9) Includes an aggregate of 152,221 shares owned by Jacilyn Solmson, Mr. Solmson's wife, and Kimberly A. Solmson and Robert Todd Solmson, Mr. Solmson's children. Mr. Solmson disclaims beneficial ownership of such shares. Of the shares being offered by Mr. Solmson, 81,829 are being offered by Mr. Solmson's wife and children. (See footnote 19).



(10) Shares indicated as owned by Canadian Pacific are owned of record by Canadian Pacific Hotels Holdings (U.S.) Inc. ("CPHHUS"), an indirect, wholly-owned subsidiary of Canadian Pacific.



(11) The address of Messrs. Ferris, Ueberroth, Fatt, Frey, Gamey, Leventhal, Myers, Kelleher, Perocchi, Stivers and Storey is c/o Doubletree Corporation, 410 North 44th Street, Suite 700, Phoenix, Arizona 85008.


(12) Includes 2,500 shares reserved for issuance upon exercise of outstanding options owned by Messrs. Ferris, Ueberroth, Fatt, Gamey and Leventhal and 37,500 shares reserved for issuance upon exercise of outstanding options owned by Mr. Kelleher.


(13) Excludes 1,000,000 shares owned beneficially by Canadian Pacific and of record by CPHHUS. While each of Messrs. Fatt and Gamey are executive officers of Canadian Pacific and serve on the board of directors of various direct and indirect subsidiaries of Canadian Pacific, neither person has any voting or investment power with respect to such shares.


(14) Excludes 6,049,226 shares owned of record by GEHOP, 1,755 shares owned of record by GEIM, which is GEHOP's sole general partner and a direct wholly-owned subsidiary of GE, and 137,134 shares owned of record by GEPT. Each of Messrs. Frey and Myers are executive officers and directors of GEIM and Trustees of GEPT, and Mr. Frey is an executive officer of GE. Messrs. Frey and Myers have voting and investment power with respect to such shares and, therefore, may be deemed to be beneficial owners of such shares. Also excludes 5,000 shares reserved for issuance upon exercise of the vested portion of an outstanding option to purchase 20,000 shares granted to GEHOP, which is exercisable within 60 days of March 31, 1996. Each of Messrs. Frey and Myers disclaim beneficial ownership of such shares.

(15) Includes 10,000 shares beneficially owned by Muriel Leventhal, Mr. Leventhal's wife. Mr. Leventhal disclaims beneficial ownership of such shares.

(16) Messrs. Perocchi, Stivers and Storey are executive officers of the Company but are not directors. Includes 22,500, 6,250 and 22,500 shares reserved for issuance upon the exercise of outstanding options held by Messrs. Perocchi, Stivers and Storey, respectively, exercisable within 60 days of March 31, 1996.


(17) Includes shares of Common Stock held by Ridge, Peter V. and Virginia M. Ueberroth, as co-trustees of the 1986 Trust, and Alice J. Saviez, as trustee of the 1994 Trust (See footnotes 5 and 7 above).



(18) Number of shares being offered includes 26,185 shares of Common Stock offered by Raymond Terry, President of RFS Management.



(19) Includes shares of Common Stock held by Jacilyn Solmson, Mr. Solmson's wife, and Kimberly A. Solmson and Robert Todd Solmson, Mr. Solmson's children (See footnote 9 above).

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and By-Laws, copies of which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.


     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. Immediately following the completion of this offering an aggregate of 22,509,686 shares of Common Stock will be issued and outstanding, and no shares of Preferred Stock will be issued or outstanding.


COMMON STOCK


     Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. In addition, in the Stockholders Agreement, the Principal Stockholders have agreed to certain matters relating to the election of persons to the Company's Board of Directors. Upon the consummation of the offering, assuming as anticipated that the Original Stockholders own less than 50% of the outstanding shares of Common Stock, the Stockholders Agreement will terminate.


     Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of the Credit Facility. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

     Holders of Common Stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are, and the shares offered by the Company hereby will be, validly issued, fully paid and nonassessable.

     The Transfer Agent and Registrar for the Common Stock is First Interstate Bank.

PREFERRED STOCK

     The Company's Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to that of the Common Stock. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any series of Preferred Stock.

REGISTRATION RIGHTS


     In connection with the Combination Transaction, the Original Stockholders entered into a registration rights agreement, as amended, (the "Registration Rights Agreement") which gives each of the Original Stockholders certain piggyback registration rights with respect to the registration under the Securities Act of the shares issued to them in the Reorganization, including rights (subject to certain limitations) to include such shares in any registration under the Securities Act effected for the benefit of the Company or at the request of another holder. In addition, GEHOP, Canadian Pacific and Metropolitan have demand registration rights pursuant to which they may require (subject to certain limitations) the Company to register their shares under the Securities Act. According to the terms of the Registration Rights Agreement, the Company is only required to effect two such demand registrations for each of GEHOP and Canadian Pacific and one such demand registration for Metropolitan. Upon the exercise of a demand registration right by Metropolitan, the Company may, at its option and in lieu of effecting such registration, purchase from Metropolitan the shares required to be registered as a result of such exercise. The Company is not required to file a registration statement upon exercise of these demand registration rights within 90 days following any underwritten public offering of Common Stock. All expenses of any such registration relating to the subject shares are to be borne by the Company. Canadian Pacific exercised one of its demand registration rights and sold 3,960,000 shares of Common Stock in a public offering which was completed in June 1995, and the 1994 Trust sold 240,000 shares of Common Stock pursuant to its piggyback registration rights in such public offering. Canadian Pacific, Metropolitan and the 1994 Trust are exercising their piggyback registration rights in connection with this offering.



     In connection with the RFS Acquisition, pursuant to an amendment to the Registration Rights Agreement, the RFS Stockholders were granted demand registration rights pursuant to which, on two occasions, they may require (subject to certain limitations) the Company to register the RFS Acquisition Shares under the Securities Act. The exercise of such rights must be communicated to the Company by Mr. Solmson as representative of the RFS Stockholders (the "Representative"). The Original Stockholders have agreed that if market conditions dictate, in connection with an initial registration demand by the RFS Stockholders, any Original Stockholder that is entitled to include shares in such registration shall reduce the number of subject shares that can be so included, to the potential exclusion of all shares held by the Original Stockholders from the registration. The second registration demand can occur no earlier than twelve months after the RFS Closing Date and may include the balance of the RFS Acquisition Shares. The RFS Stockholders used one of their demand registration rights in connection with this offering.



     If RFS Stockholders holding more than 75% of the previously unregistered RFS Acquisition Shares (not including any RFS Acquisition Shares beneficially owned by the Representative or Mr. Forsdick, Sr.) request the Representative to make the second registration demand and the Representative does not desire to include his RFS Acquisition Shares in such registration demand, then such RFS Stockholders shall have the right to request that the Company file and maintain a shelf registration statement on Form S-3 until the earlier of (a) two years after the RFS Closing Date or (b) the commencement of the period during which the sale of any such RFS Acquisition Shares could be made under Rule 144 under the Securities Act. A request by such RFS Stockholders shall not affect the ability of the Representative to make the second registration demand as described above. The RFS Stockholders also have piggyback registration rights with respect to any registration undertaken by the Company on its own behalf or on behalf of the Original Stockholders, subject to limitations based on market conditions at the time. The Company is not required to file a registration statement upon exercise of the RFS Stockholders' demand registration rights within 90 days following any underwritten public offering of Common Stock. All expenses of any such registration relating to the RFS Acquisition Shares are to be borne by the Company. For a further description of the RFS Acquisition, see "Business -- The RFS Acquisition".


CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting or stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of such provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     The Company has entered into agreements (the "Indemnification Agreements") with each of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his or her capacity as a director, officer, employee and/or agent of the Company or any other corporation of which he or she is a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

     To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Company's Certificate of Incorporation, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares if they purchase any.

                                                                       NUMBER OF SHARES
                                UNDERWRITERS                           TO BE PURCHASED
        -------------------------------------------------------------  ----------------
        Montgomery Securities........................................
        Morgan Stanley & Co. Incorporated............................
        Schroder Wertheim & Co. Incorporated.........................
                                                                          ----------
                            Total....................................      3,682,000
                                                                          ==========

     The Underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The
Underwriters may allow to selected dealers a concession of not more than   per
share; and the Underwriters may allow, and such dealers may reallow, a
concession of not more than   per share to certain other dealers. After the
commencement of the offering, the public offering price, allowances, concessions and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 552,300 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.


     The Company and its directors, executive officers, the Original Stockholders and the RFS Stockholders have agreed that, except under certain circumstances, for a period of 90 days after the date of this Prospectus, they will not, without the consent of the Underwriters, issue, sell or dispose of any shares of the Common Stock or any shares convertible or exchangeable into any shares of Common Stock.


     In connection with this offering, the Underwriters and certain selling group members or their respective affiliates may engage in passive market-making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 10b-6A under the Exchange Act. Passive market-making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market-makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market-maker on each day are limited to a specified percentage of the passive market-maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market-making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins. Certain legal matters relating to this offering will be passed upon for the Underwriters by O'Melveny & Myers.

                                    EXPERTS

     The consolidated financial statements and schedule of Doubletree Corporation and subsidiaries as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                    DOUBLETREE CORPORATION AND SUBSIDIARIES

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-1
Consolidated Financial Statements:
  Balance Sheets as of December 31, 1995 and 1994 (audited) and March 31, 1996
     (unaudited)......................................................................  F-2
  Statements of Operations:...........................................................  F-3
     Doubletree Corporation and Subsidiaries (Company)
       For the years ended December 31, 1995 and 1994 (audited)
       For the three month periods ended March 31, 1995 and 1996 (unaudited)
     Samantha Hotel Corporation and Subsidiaries (Predecessor)
       For the year ended December 31, 1993 (audited)
  Statements of Cash Flows:...........................................................  F-4
     Company for the years ended December 31, 1995 and 1994 (audited)
     Company for the three month periods ended March 31, 1995 and 1996 (unaudited)
     Predecessor for the year ended December 31, 1993 (audited)
  Statements of Stockholders' Equity:.................................................  F-5
     Company for the years ended December 31, 1995 and 1994 (audited)
     Company for the three month period ended March 31, 1996 (unaudited)
     Predecessor for the year ended December 31, 1993 (audited)
Notes to Consolidated Financial Statements............................................  F-6

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Doubletree Corporation:

     We have audited the consolidated financial statements of Doubletree Corporation and subsidiaries (Company) and of Samantha Hotel Corporation and subsidiaries (Predecessor) as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned Company consolidated financial statements present fairly, in all material respects, the financial position of Doubletree Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the Company period, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the results of their operations and their cash flows for the Predecessor period, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Orange County, California
February 27, 1996

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                          (UNAUDITED)
                                                        DECEMBER 31,     DECEMBER 31,      MARCH 31,
                                                            1994             1995            1996
                                                        ------------     ------------     -----------
ASSETS
Cash and cash equivalents.............................    $ 23,169         $ 32,652        $  19,024
Restricted cash.......................................         535               --               --
Accounts receivable, net of allowance for doubtful
  accounts of $393, $295 and $184, respectively.......      11,887           17,907           16,533
Current portion of notes and other receivables,
  including amounts due from affiliates of $16 in
  1994................................................          16              390              390
Other.................................................       1,831            2,694            3,285
                                                          --------         --------         --------
     Total current assets.............................      37,438           53,643           39,232
                                                          --------         --------         --------
Notes and other receivables, including amounts due
  from affiliates of $10,674, $10,775 and $13,141,
  respectively........................................      17,312           24,185           26,500
Investments...........................................       2,606            5,070           25,910
Hotel properties, net.................................      11,143           10,572           10,429
Leasehold improvements and office equipment, net......       2,253            3,968            3,923
Management contracts, net.............................      45,372           49,634           49,472
Goodwill, net.........................................      17,407           15,431           15,330
Deferred costs and other assets.......................       1,170              604            3,311
                                                          --------         --------         --------
                                                          $134,701         $163,107        $ 174,107
                                                          ========         ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.................    $ 22,505         $ 25,072        $  22,587
Leases payable........................................       4,283            6,744            8,295
Accrued interest payable..............................          11               23               27
Current portion of notes payable......................          65              672            5,000
Income taxes payable..................................         124              585            2,070
                                                          --------         --------         --------
     Total current liabilities........................      26,988           33,096           37,979
                                                          --------         --------         --------
Deferred income taxes.................................      14,680           15,625           16,641
Notes payable.........................................       1,446               --               --
                                                          --------         --------         --------
                                                            43,114           48,721           54,620
                                                          --------         --------         --------
Commitments and contingencies (Notes 4,7,8 and 16)
Stockholders' equity:
  Common stock, $.01 par value. Authorized 100,000,000
     shares; issued and outstanding 21,677,811,
     22,099,186 and 22,109,686 shares at December 31,
     1994 and 1995 and March 31, 1996, respectively...         216              221              221
  Additional paid-in capital..........................      93,215          100,462          100,598
  Unrealized gain on marketable equity securities.....          --               22               92
  Unearned employee compensation......................          --             (211)            (194)
  Retained earnings (accumulated deficit).............      (1,844)          13,892           18,770
                                                          --------         --------         --------
                                                            91,587          114,386          119,487
                                                          --------         --------         --------
                                                          $134,701         $163,107        $ 174,107
                                                          ========         ========         ========

          See accompanying notes to consolidated financial statements.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)

                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                      (UNAUDITED)
                                                                                  THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,                 MARCH 31,
                                        -------------------------------------     -------------------
                                        PREDECESSOR     COMPANY      COMPANY      COMPANY     COMPANY
                                           1993           1994         1995        1995        1996
                                        -----------     --------     --------     -------     -------
Revenues:
  Management and franchise fees.......    $  10,612     $ 26,330     $ 30,082     $ 6,826     $ 8,294
  Reimbursements......................        9,828       36,853       45,816      10,700      10,679
  Hotel revenues......................       24,866       73,861      149,023      29,667      41,853
  Other fees and income...............        2,901        3,739        5,851       1,397       1,575
                                            -------     --------     --------     -------     -------
     Total revenues...................       48,207      140,783      230,772      48,590      62,401
                                            -------     --------     --------     -------     -------
Operating costs and expenses:
  General and administrative..........        7,878       12,666       15,566       3,860       4,643
  Reimbursable expenses...............       10,492       36,006       43,447      10,249      10,064
  Hotel expenses......................       17,152       44,150       85,265      17,252      23,906
  Lease expense.......................        2,848       24,617       52,757      10,773      14,736
  Depreciation and amortization.......        1,572        2,943        4,686       1,020       1,467
  Interest expense....................        1,228          831          227          69          81
  Business combination expenses (Note
     2)...............................        1,865           --        2,565          --          --
                                            -------     --------     --------     -------     -------
     Total operating costs and
       expenses.......................       43,035      121,213      204,513      43,223      54,897
                                            -------     --------     --------     -------     -------
     Income before income taxes and
     minority interest................        5,172       19,570       26,259       5,367       7,504
Provision for income taxes............          414        6,335        8,468       1,722       2,626
                                            -------     --------     --------     -------     -------
     Income before minority
       interest.......................        4,758       13,235       17,791       3,645       4,878
Minority interest share of net loss...          175           --           --          --          --
                                            -------     --------     --------     -------     -------
     Net income.......................    $   4,933     $ 13,235     $ 17,791     $ 3,645     $ 4,878
                                            =======     ========     ========     =======     =======
Earnings per share (Note 12)..........                  $   0.66     $   0.80     $  0.17     $  0.22
                                                        ========     ========     =======     =======
Weighted average common and common
  equivalent shares outstanding.......                    20,071       22,219      21,910      22,584
                                                        ========     ========     =======     =======

          See accompanying notes to consolidated financial statements.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)

                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              (UNAUDITED)
                                                                                           THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,            MARCH 31,
                                                       ---------------------------------   ------------------
                                                       PREDECESSOR   COMPANY    COMPANY    COMPANY   COMPANY
                                                          1993         1994       1995      1995       1996
                                                       -----------   --------   --------   -------   --------
Cash flow from operating activities:
  Net income.........................................   $   4,933    $ 13,235   $ 17,791   $3,645    $  4,878
  Adjustments to reconcile net income to net cash
    provided (used) by operations:
    Provision for bad debts..........................          56         189        211       12          97
    Depreciation and amortization....................       1,601       3,013      4,686    1,020       1,467
    Equity in (earnings) loss of partnerships........        (992)       (373)        91     (119 )        36
    Gain on termination of management contracts......      --            (500)     --        --         --
    Minority interest share of net loss..............        (175)      --         --        --         --
    Asset write-offs and other non-cash expenses.....         615       --            70       70          17
    Deferred income taxes............................          42       3,394      3,375      753       1,016
    Net (deposits to) withdrawals from restricted
      cash...........................................      (1,091)      1,179        535      515       --
    (Increase) decrease in accounts receivable.......        (873)     (3,407)    (6,187)  (4,826 )     1,317
    (Increase) decrease in other assets..............          25        (648)    (1,234)     294        (486)
    Increase (decrease) in accounts payable and
      accrued expenses...............................       3,085       6,680      5,190   (1,832 )       555
    Other, net.......................................        (313)      --         --        --         --
                                                         --------    --------   --------   -------   --------
         Net cash provided (used) by operations......       6,913      22,762     24,528     (468 )     8,897
                                                         --------    --------   --------   -------   --------
Cash flow from investing activities:
  Cash acquired at purchase of Doubletree Hotels
    Corporation......................................      22,819       --         --        --         --
  Purchase of Doubletree Hotels Corporation..........     (45,000)      --         --        --         --
  Purchases of furniture and equipment...............         (66)     (1,877)    (2,708)    (517 )      (287)
  Investments in partnerships and ventures...........        (255)     (1,021)    (2,531)    (658 )   (20,919)
  Distributions from partnerships and ventures.......         149         603        514       75         113
  Investments in management contracts................      --          (6,607)    (7,181)    --          (665)
  Proceeds from terminations of management
    contracts........................................      --           2,188        562     --         --
  Acquisition of investment property.................     (12,504)    (11,129)     --        --         --
  Loans to owners of managed hotels..................      (7,309)     (4,935)    (7,367)  (4,531 )    (2,355)
  Deposits in hotels to obtain management
    contracts........................................      --            (280)       250      250        (250)
  Purchase of marketable securities..................      --           --          (516)    (139 )     --
  Increase in deferred costs.........................      --           --         --        --        (2,626)
  Other..............................................       1,255          76        (43)    --         --
                                                         --------    --------   --------   -------   --------
         Net cash used in investing activities.......     (40,911)    (22,982)   (19,020)  (5,520 )   (26,989)
                                                         --------    --------   --------   -------   --------
Cash flow from financing activities:
  Proceeds from issuance of common stock, net of
    offering costs...................................      --          40,261      6,620     --         --
  Proceeds from exercise of common stock options.....      --           --           249     --           136
  Capital contributions..............................         135       --         --        --         --
  Cash distributions to stockholders.................        (943)        (34)    (2,055)      (2 )     --
  Minority interest share of Doubletree Partners
    distributions....................................         (80)      --         --        --         --
  GQEL redemption, purchase of common and preferred
    stock............................................        (261)      --         --        --         --
  Proceeds from borrowings...........................      39,640       --         --        --         5,000
  Issuance of redeemable preferred stock.............         540       --         --        --         --
  Purchase of common and redeemable preferred
    stock............................................        (231)       (182)     --        --         --
  Principal payments on notes payable................      (3,358)    (25,414)      (839)     (19 )      (672)
                                                         --------    --------   --------   -------   --------
         Net cash provided (used) by financing
           activities................................      35,442      14,631      3,975      (21 )     4,464
                                                         --------    --------   --------   -------   --------
Net increase (decrease) in cash and cash
  equivalents........................................       1,444      14,411      9,483   (6,009 )   (13,628)
Cash and cash equivalents at beginning of year.......       7,314       8,758     23,169   23,169      32,652
                                                         --------    --------   --------   -------   --------
Cash and cash equivalents at end of period...........   $   8,758    $ 23,169   $ 32,652   $17,160   $ 19,024
                                                         ========    ========   ========   =======   ========

          See accompanying notes to consolidated financial statements.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)

                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                                            RETAINED
                                       ADDITIONAL                               UNEARNED                    EARNINGS
                             COMMON      PAID-IN        ESOP      TREASURY      EMPLOYEE     UNREALIZED   (ACCUMULATED
                              STOCK      CAPITAL     OBLIGATION     STOCK     COMPENSATION      GAIN        DEFICIT)      TOTAL
                             -------   -----------   ----------   ---------   ------------   ----------   ------------   --------
Predecessor:
Balances at December 31,
  1992.......................  $--      $  28,459      $--          $--          $--           -$-          $(18,686)    $  9,773
  Issuance of 2,727,811
    shares of common stock to
    acquire RFS, Inc.,
    accounted for as a
    pooling of interests.....     27          (25)       (592)      --           --            --               (811)      (1,401)
  Distributions to
    stockholders.............   --           (926)      --          --           --            --             --             (926)
  Capital contribution.......   --          1,282       --          --           --            --             --            1,282
  Preferred stock
    dividends................   --         --           --          --           --            --                (17)         (17)
  Termination of ESOP........   --         --             592        (452)       --            --               (371)        (231)
  Redemption of GQEL minority
    interest.................   --           (852)      --          --           --            --             --             (852)
  Net income.................   --         --           --          --           --            --              4,933        4,933
                               ----      --------       -----       -----         -----          ---        --------     --------
Company:
Balances at December 31,
  1993.......................     27       27,938       --           (452)       --            --            (14,952)      12,561
  Issuance of 15,500,000
    shares of common stock to
    the partners of
    Doubletree Partners in
    exchange for their
    interests in Doubletree
    Partners and Samantha....    155       25,051       --          --           --            --             --           25,206
  Proceeds from sale of
    3,450,000 shares of
    common stock to the
    public, net of costs of
    $4,589...................     35       40,226       --          --           --            --             --           40,261
  Preferred stock
    dividends................   --         --           --          --           --            --                (34)         (34)
  Preferred stock
    conversion...............     --          440       --          --           --            --                 --          440
  Purchase of allocated ESOP
    shares...................   --         --           --            (82)       --            --             --              (82)
  Retirement of treasury
    shares...................     (1)        (440)      --            534        --            --                (93)       --
  Net income.................   --         --           --          --           --            --             13,235       13,235
                               ----      --------       -----       -----         -----          ---        --------     --------
Balances at December 31,
  1994.......................    216       93,215       --          --           --            --             (1,844)      91,587
  Proceeds from sale of
    400,000 shares of common
    stock to the public, net
    of offering costs of
    $980.....................      4        6,616       --          --           --            --             --            6,620
  Exercise of common stock
    options and other
    grants...................   --            289       --          --           --            --             --              289
  Tax benefits attributable
    to common stock options
    exercised................   --             62       --          --           --            --             --               62
  Common stock issued to
    employees................      1          280       --          --             (281)       --             --            --
  Amortization of unearned
    employee compensation....   --         --           --          --               70        --             --               70
  Marketable equity
    securities unrealized
    gain.....................   --         --           --          --           --               22          --               22
  Distributions to
    stockholders.............   --         --           --          --           --            --             (2,055)      (2,055)
  Net income.................   --         --           --          --           --            --             17,791       17,791
                               ----      --------       -----       -----         -----          ---        --------     --------
Balances at December 31,
  1995.......................    221      100,462       --          --             (211)          22          13,892      114,386
  Exercise of common stock
    options (unaudited)......   --            136       --          --           --            --             --              136
  Amortization of unearned
    employee compensation
    (unaudited)..............   --         --           --          --               17        --             --               17
  Marketable equity
    securities unrealized
    gain (unaudited).........   --         --           --          --           --               70          --               70
  Net income (unaudited).....   --         --           --          --           --            --              4,878        4,878
                               ----      --------       -----       -----         -----          ---        --------     --------
Balances at March 31, 1996
  (unaudited)................  $ 221    $ 100,598      $--          $--          $ (194)        $ 92        $ 18,770     $119,487
                               ====      ========       =====       =====         =====          ===        ========     ========

          See accompanying notes to consolidated financial statements.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

(1) SUMMARY OF BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Doubletree Corporation was incorporated on May 19, 1994 as a Delaware corporation to succeed to all the assets, liabilities and business operations of Doubletree Partners, formerly Guest Quarters Hotel Partnership ("GQHP"). Doubletree Corporation and its majority-owned subsidiaries are collectively referred to as the "Company." At March 31, 1996, the Company managed 86 hotels, leased 52 hotels, owned one hotel and had franchise agreements with 33 hotels.


     On December 16, 1993, Doubletree Partners and Doubletree Hotels Corporation ("DHC") were combined through the transfer of the ownership interests of DHC to Doubletree Partners in exchange for cash and partnership interests in Doubletree Partners. On June 30, 1994 (immediately prior to the Company's initial public offering), the owners of Doubletree Partners (Samantha Hotel Corporation ("Samantha"), Canadian Pacific Hotels (U.S.) Inc. ("CPHUS") and MetPark Funding, Inc. ("MET")) contributed their ownership interests to the Company and the Samantha owners contributed Samantha to the Company. In consideration for such transfer, each of the owners was issued shares of common stock (15,500,000 shares in the aggregate) of the Company in proportion to their direct or indirect ownership interests in Doubletree Partners prior to such transfer. The June 1994 transaction has been accounted for as if it were a pooling of interests. Accordingly, the 1994 consolidated financial statements combine the previously separate minority interests of CPHUS and MET with the financial statements of Samantha as if the transaction occurred at the beginning of 1994. The operating results and cash flows for the periods prior to December 16, 1993 are those of Samantha, the then 92% owner of Doubletree Partners.


     On February 27, 1996, Doubletree Corporation acquired a 100% interest in RFS, Inc. ("RFS Management") in a transaction accounted for as a pooling of interests. Accordingly, the consolidated financial statements have been restated to include RFS Management as if it had been acquired at the beginning of the earliest period presented.

     The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Certain financial statement items from prior years have been reclassified to be consistent with the current year financial statement presentation. The accounts of DHC and its subsidiaries are included from the date of acquisition, December 16, 1993. All significant inter-entity accounts and transactions have been eliminated.

     (a) Revenue Recognition

     Management fees, franchise fees, reimbursement revenues and hotel revenues are recognized when earned.

     (b) Hotel Properties

     Buildings are carried at cost and depreciated over 30 -- 40 years using the straight-line method. Furniture, fixtures and equipment are depreciated using the straight-line method over 7 years. Leasehold improvements are amortized over the shorter of the lives of the assets or the terms of the related leases. Accumulated depreciation at December 31, 1994 and 1995 and March 31, 1996 was $182,000, $601,000 and $752,000, respectively.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

     (c) Investments

     Investments in partnerships and ventures are accounted for using the equity method of accounting when the Company has a general partnership interest or its limited partnership interest exceeds 5%. All other investments are accounted for using the cost method with the exception of marketable equity securities which are recorded at market.

     (d) Leasehold Improvements and Office Equipment

     Improvements to office leaseholds are amortized over the shorter of the lives of the assets or the terms of the related leases. Office furniture and equipment is depreciated using the straight-line method over 3 to 10 years. Accumulated depreciation at December 31, 1994 and 1995 and March 31, 1996 was $2,767,000, $2,730,000 and $3,054,000, respectively.

     Repairs and maintenance are charged to operations as incurred; major renewals and improvements at the leased hotels are the responsibility of the owner.

     (e) Management Contracts and Goodwill

     Management contracts acquired in the acquisition of DHC represent the estimated present value of net cash flows expected to be received over the estimated lives of the contracts and is being amortized using the straight-line method over the estimated weighted average contract life (25 years) from December 16, 1993. Management contracts acquired subsequent to the acquisition represent the cash paid to acquire the contract and are being amortized using the straight-line method over the life of the respective contract. Management contracts are carried net of accumulated amortization of $2,199,000, $4,554,000 and $5,381,000 at December 31, 1994 and 1995 and March 31, 1996, respectively.

     Goodwill arose in connection with the acquisition of DHC by Doubletree Partners in December 1993 and is amortized using the straight-line method over 40 years. Goodwill is carried net of accumulated amortization of $389,000, $835,000 and $936,000 at December 31, 1994 and 1995 and March 31, 1996,
respectively.

     (f) Deferred Costs and Other Assets

     At March 31, 1996 deferred costs and other assets primarily consist of franchise application fees paid in connection with the acquisition of RFS Management which are amortized over the lives of the franchise agreements. The initial cost of obtaining franchise licenses for hotels leased by RFS Management are paid by the owner. Accumulated amortization at March 31, 1996 is $3,000.

     (g) Statements of Cash Flows

     All short-term, highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents for purposes of the statement of cash flows.

     Cash paid for interest amounted to $1,188,000, $892,000 and $215,000 for the years ended December 31, 1993, 1994, and 1995, respectively and $63,000 and $77,000 for the three months ended March 31, 1995 and 1996, respectively. Cash paid for income taxes amounted to $456,000, $3,020,000 and $4,631,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $81,000 and $125,000 for the three months ended March 31, 1995 and 1996, respectively.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

     (h) Income Taxes

     Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets, including net operating loss carryforwards, and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (i) Earnings Per Share

     Earnings per share is determined by dividing net income by the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares include employee stock options which have been deemed exercised for the purpose of computing earnings per share. The Company has no other potentially dilutive securities.

     (j) Notes Receivable

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure, on January 1, 1995. There was no financial statement impact as a result of such adoption. Management considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are charged to expense. Generally, cash receipts will first be applied to reduce accrued interest and then to reduce principal.

     (k) Long-Lived Assets

     The recoverability of management contract costs, goodwill, hotel investments and franchise application fees are periodically evaluated to determine whether such costs will be recovered from future operations. Evaluations of goodwill are based on projected earnings, exclusive of goodwill amortization, on an undiscounted basis. Management contracts are individually evaluated based on the projected management fee stream on an undiscounted basis. If the undiscounted earnings or fee streams are insufficient to recover the recorded assets, then the projected earnings or fee stream is discounted to determine the revised carrying value and a write down for the difference is recorded.

(2) ACQUISITIONS

Acquisition of RFS, Inc.

     On February 27, 1996, the Company issued 2,727,811 shares of its common stock in exchange for all of the outstanding stock of RFS Management (a privately held hotel operator) in a transaction accounted for as a pooling of interests. RFS Management operates 50 hotels (44 hotels are leased and managed, 4 are leased only and 2 are managed). The REIT is the lessor for all leased hotels.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

     Effective January 1, 1995, RFS Management was a Subchapter S Corporation for income tax purposes and, therefore, was not generally liable for income taxes for the year ending December 31, 1995.

     The following table presents total revenues and net income of the merged companies. Additionally, the table includes unaudited 1995 pro forma net income and earnings per share. The 1995 pro forma adjustments exclude business combination expenses, provide for additional tax expense due to the exclusion of the business combination expenses and increase the provision for taxes for RFS Management to a 35% rate which is the Company's 1995 effective tax rate.

                                                               1993         1994         1995
                                                              -------     --------     --------
Total revenues
  Doubletree................................................  $36,048     $ 78,173     $107,956
  RFS Management............................................   12,159       62,610      122,816
                                                              -------     --------     --------
Total revenues, as reported.................................  $48,207     $140,783     $230,772
                                                              =======     ========     ========
Net income
  Doubletree................................................  $ 4,368     $ 12,578     $ 15,662
  RFS Management............................................      565          657        2,129
                                                              -------     --------     --------
Net income, as reported.....................................  $ 4,933     $ 13,235       17,791
                                                              =======     ========
Business combination expenses...............................                              2,565
Pro forma additional income tax expense.....................                             (1,620)
                                                                                       --------
Pro forma net income........................................                           $ 18,736
                                                                                       ========
Pro forma earnings per share................................                           $   0.84
                                                                                       ========
Weighted average shares outstanding.........................                             22,219
                                                                                       ========

     The Company incurred pre-tax expenses in the fourth quarter of 1995 related to the business combination of approximately $2,565,000. The costs incurred include legal, professional and accounting fees, due diligence and certain other costs necessary to complete the transaction.

     Certain of the franchisors required the payment of an application fee, as a result of the merger, of approximately $2,600,000 which is being amortized over the terms of the respective franchise agreements.

  Acquisition of Doubletree Hotel Corporation

     On December 16, 1993 Doubletree Partners purchased all of the outstanding stock of DHC from CPHUS and MET for $72,000,000, including acquisition costs. The purchase price was established by an assessment of the net assets acquired and was paid by issuing partnership interests in the amount of $25,852,000 representing a 40% interest in Doubletree Partners and $45,000,000 in cash. The cash portion of the purchase price was paid by causing DHC to borrow $25,000,000 and using $20,000,000 of DHC's cash. The purchase price of $72,000,000 is comprised of the $45,000,000 of cash paid and the $27,000,000 of net assets acquired. The transaction has been accounted for as a purchase. The purchase price was allocated to the net assets acquired, including management contracts, based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of the net assets acquired of $14,936,000 was recorded as goodwill. During 1994, the Company concluded negotiations and reached agreements with several key executives of DHC regarding severance and related benefits. Primarily, as a result, goodwill and liabilities

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

increased by $2,857,000. The consolidated statement of operations for 1993 includes the results of operations of DHC from December 16, 1993.

     The following unaudited pro forma summary presents the consolidated results of operations of Samantha as if DHC had been acquired at the beginning of 1993. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would actually have resulted had the combination been in effect on the date indicated (in thousands):

                                                              (UNAUDITED)
                                                      YEAR ENDED DECEMBER 31, 1993
                                                      ----------------------------
                Total revenues......................            $ 82,197
                                                                 =======
                Net income..........................            $  8,615
                                                                 =======

     In 1993, business combination expenses represented the estimated costs to close duplicate facilities, relocate certain equipment, make severance payments to terminated employees and relocate certain other employees of GQHP as a result of the acquisition of DHC. They also include the write-off of all costs related to the Guest Quarters name as management determined that all Doubletree and Guest Quarters hotels would be marketed under the Doubletree brand.

(3) REDEMPTION OF GQEL MINORITY INTEREST

     Effective December 16, 1993 Doubletree Partners distributed its ownership interest in two hotels, its leasehold interest in another hotel and certain liabilities to its partner, GQ Equities Limited ("GQEL"), in complete redemption of GQEL's interest in Doubletree Partners. The owners of GQEL were also the owners of Samantha. On December 16, 1993 the carrying amount of the distributed assets and the carrying amount of the liabilities, having an aggregate net book value of $3,056,000, including cash of $261,000, approximated their fair market value. Pursuant to the redemption agreement, Doubletree Partners and GQEL have entered into management agreements for each of the hotels, which provide that Doubletree Partners shall continue to receive base management fees at the existing rate and an incentive fee, which, if earned, will not be less than 68% of the hotels' net cash flow (as defined therein). The agreement will terminate upon the sale of the hotels or the leasehold interests but, in any event, no earlier than December 16, 1998.

(4) HOTEL PROPERTIES

     Hotel revenues and expenses represent the operating results of hotels owned or leased by the Company. Hotel properties consist of a 239-room hotel in Southfield, Michigan which was acquired (from a subsidiary of General Electric Capital Corporation) on December 22, 1994 for approximately $11,129,000 in cash, of which $556,000 was allocated to land.

     As of December 31, 1993, 1994 and 1995 the Company leased 12, 44 and 52 hotels, respectively. The Company leased 48 of these hotels from the REIT at December 31, 1995 under leases ("Percentage Leases") which require the payment of rent equal to the greater of fixed base rent or percentage rent based on a percentage of gross room revenue, beverage revenue and food revenue (if the hotel offers food and beverage service). The Percentage Leases are all cross defaulted with one another. The remaining four leases require the payment of base rent and additional rent based on the gross revenues of the hotels. All hotel leases are operating leases. Percentage rents, included in total lease expense, were $748,000, $10,961,000 and $25,254,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $4,761,000 and

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

$6,993,000 for the three months ended March 31, 1995 and 1996, respectively. The Company leases two hotels from affiliates of the General Electric Pension Trust.

     The following is a schedule, by year, of future minimum rental payments required under non-cancelable hotel operating leases (in thousands):

                YEAR ENDING
                DECEMBER 31,
                --------------------------------------------------
                  1996............................................  $ 29,651
                  1997............................................    30,429
                  1998............................................    28,468
                  1999............................................    27,496
                  2000............................................    24,403
                  Thereafter                                         209,676
                                                                    --------
                     Total future minimum lease payments..........  $350,123
                                                                    ========

     The Company leased another hotel, which lease commenced in July 1991 and required Doubletree Partners to pay all normal, recurring expenses of the hotel including real estate taxes and interest in lieu of rent. All of these amounts are included in hotel operating expenses. The lease term expired on December 31, 1994.

     In December 1992 and July 1993, Doubletree Partners acquired hotels in Cincinnati and Atlanta, respectively. The purchase price of the Cincinnati property was $7,950,000 of which $5,168,000 was financed in the form of a nonrecourse purchase money mortgage note and the balance was paid in cash. The purchase price of the Atlanta property was $12,000,000, of which $9,000,000 was financed in the form of a non-recourse mortgage, $2,000,000 was borrowed from an affiliate and the balance was paid in cash. Those hotels and the Company's leasehold interest in another hotel were distributed to GQEL on December 16, 1993 at which time GQEL assumed the related financing.

(5) RESTRICTED CASH

     Restricted cash consisted of amounts in escrow for fixed asset replacement at hotels under management.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

(6) NOTES AND OTHER RECEIVABLES

     Notes and other receivables, consisting primarily of loans to owners of managed hotels, are as follows (in thousands):


                                                                                       DECEMBER 31,              MARCH
  INTEREST                         REPAYMENT TERMS                                 ---------------------          31,
    RATE                         INTEREST/PRINCIPAL                MATURITY         1994          1995           1996
- -------------       ---------------------------------------------  ---------       -------       -------       ---------
SECURED:
12.0%               Monthly/monthly to the extent of cash flow       2006          $ 4,000       $ 4,000        $ 4,500
10.0%               Monthly/monthly to the extent of cash flow       2005            --            2,850          2,850
8.0-10.0%           Monthly/at maturity                              2001            2,250         2,800          2,800
10.0%               Quarterly/quarterly to the extent of cash
                    flow                                             2003            --            2,600          2,600
9.0%                Monthly/at maturity                              2015            --            1,625          2,491
Prime-1.5%          Monthly/at maturity                              2010            --            1,300          1,300
6.5-9.0%            Monthly/at maturity                              2000            1,250         1,250          1,250
8.0%                Monthly/monthly to the extent of cash flow       2014            1,000         1,000          1,000
Prime + 1.5%        Monthly/at maturity                              1999            1,000         1,000          1,000
8.0-10.0%           Various                                        Upon sale         1,273         1,153          1,112
                    Notes repaid in full                                             2,040         --             --
                                                                                   -------       -------       ---------
                                                                                    12,813        19,578         20,903
                                                                                   -------       -------       ---------
UNSECURED:
7.5%                Monthly/at maturity                              2000            3,000         3,500          3,500
8.0%                Monthly/at maturity                              2001            --            --             1,000
10.0%               Quarterly/quarterly                              2002              720           720            684
5.75%-10.0%         Various                                        Upon sale           795           777            803
                                                                                   -------       -------       ---------
                                                                                     4,515         4,997          5,987
                                                                                   -------       -------       ---------
                    Total notes and other receivables                               17,328        24,575         26,890
                    Less: current portion                                               16           390            390
                                                                                   -------       -------       ---------
                    Non-current portion                                            $17,312       $24,185        $26,500
                                                                                   =======       =======       =========


     Repayment of notes receivable are generally due upon the earlier of termination of the management contract or sale of the hotel. GEHOP refers to GE Investment Hotel Partners I, Limited Partnership. At December 31, 1995 and March 31, 1996, the Company does not consider any of its notes receivable to be impaired.

     Included in other fees and income is interest income of $254,000, $1,630,000 and $4,147,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $905,000 and $1,007,000 for the three months ended March 31, 1995 and 1996, respectively. The Company earns interest income on the notes receivable and from cash equivalents.

(7) INVESTMENTS

     As of March 31, 1996 the Company and its subsidiaries have general and/or limited partnership interests in 16 partnerships. Eleven of the partnerships own hotels while the others own retail or industrial properties. Six of the partnership interests were acquired in the acquisition of DHC and six were acquired in the acquisition of RFS Management. The Company's percentage of ownership in such partnerships at March 31,

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1996 ranges from less than 1% to 49.9%. The partnership investments include an investment in a partnership that is a majority owned subsidiary of the REIT. These partnership interests are convertible into common stock of the REIT.

     At December 31, 1995, unrecorded losses of approximately $381,000, related to certain limited partnership investments have not been recorded because the book value of these investments has been reduced to zero. The Company has no obligation to further fund these investments.

     The aggregate carrying value of the partnership interests is less than the proportionate share of aggregate net assets of such partnerships by approximately $1,685,000 at December 31, 1995. This difference is principally the result of previous write-offs of the Company's investment, in excess of that recorded by certain of the partnerships, offset by losses in excess of amounts invested which are not reflected in the accompanying financial statements because the Company has no obligation to further fund the investments.

     In October 1995, the Company acquired a 50% interest in Candlewood Hotel Company, L.L.C. ("Candlewood"). Candlewood will compete in the extended stay market of the lodging industry and will design, develop and manage and/or franchise hotels under the Candlewood brand. The Company committed to provide $15,000,000 of capital to the venture, of which, $3,300,000 has been funded at March 31, 1996 ($1,200,000 at December 31, 1995).

     The Company, through RFS Management, purchased 973,684 shares of the REIT's convertible preferred stock for $19 per share or approximately $18,500,000. This investment is recorded at cost as there is no ready market for these securities. The convertible preferred stock will pay a fixed annual dividend of $1.45 per share and is convertible on a one-for-one share basis at the end of seven years. Separately, the REIT granted the Company a 10-year right of first refusal to manage and lease future hotels acquired or developed by the REIT. The Company has committed to the REIT to maintain $15,000,000 of net worth in RFS Management.

     Investments also include 35,000 shares of REIT common stock recorded at market value. The unrealized gain is reflected in stockholders' equity as these securities are classified as available-for-sale..

     Investments consist of the following (in thousands):

                                                                    DECEMBER 31,         MARCH
                                                                  -----------------       31,
                                                                   1994       1995       1996
                                                                  ------     ------     -------
REIT convertible preferred stock................................  $   --     $   --     $18,500
REIT common shares..............................................      --        538         608
Hotel partnerships..............................................   2,989      3,746       4,050
Candlewood......................................................      --      1,098       3,064
Other...........................................................    (383)      (312)       (312)
                                                                  ------     ------     -------
                                                                  $2,606     $5,070     $25,910
                                                                  ======     ======     =======

(8) OPERATING LEASES

     The Company occupies administrative offices under operating leases which provide for minimum annual rental charges plus a share of maintenance expenses and real estate taxes.

     Total rent expense for operating leases of office space for the years ended December 31, 1993, 1994 and 1995 amounted to approximately $816,000, $1,402,000 and $1,597,000, respectively and $325,000 and $334,000 for the three months ended March 31, 1995 and 1996, respectively.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

     The following is a schedule, by year, of future minimum rental payments required under non-cancelable operating leases for administrative office space (in thousands):

                                     YEAR ENDING
                                    DECEMBER 31,
               -------------------------------------------------------
                 1996.................................................  $1,392
                 1997.................................................   1,447
                 1998.................................................     874
                 1999.................................................     591
                 2000.................................................     596
                 Thereafter...........................................   1,856
                                                                        ------
                    Total future minimum lease payments...............  $6,756
                                                                        ======

(9) NOTES PAYABLE

     Note payable due December 16, 1998 with interest payable monthly at LIBOR plus a variable rate (between 0.675% and 1.50%) related to debt-to-equity and interest coverage ratios. The note payable is a credit facility which allows borrowings up to $30,000,000, all of which was available for borrowing at December 31, 1995. Subsequent to December 31, 1995 the Company borrowed $5,000,000 under this facility and repaid $3,000,000 after March 31, 1996. The facility requires the payment of a quarterly commitment fee that ranges from 0.20% to 0.375% of the unused balance. The loan has various covenants which prohibit the payment of distributions (including dividends) from DHC and Doubletree Partners (which owns substantially all of the assets) to their stockholders and partners, respectively, and restricts the payment of certain expenditures based on the financial condition of the Company. Various notes receivable and stock of certain significant subsidiaries have been pledged as collateral. The loan is guaranteed by the Company, Samantha and Doubletree Partners.

     The maximum borrowing which may be outstanding under the facility declines one year prior to the maturity date to $12,500,000 and is due in full one year later. The facility provides that, at the election of the Company and approval by the Lender, the maturity dates can both be extended by one year.

     Other notes payable outstanding at December 31, 1994 and 1995 are as follows:

                                                                        1994      1995
                                                                       ------     ----
        8% note payable shareholder, repaid March 1996...............  $  902     672
        10% note payable shareholders, repaid June 1995..............     609      --
                                                                       ------     ---
                                                                       $1,511     672
                                                                       ======     ===

(10) STOCKHOLDERS' EQUITY

     On July 8, 1994, the Company completed its initial public offering of 3,450,000 shares of its common stock at a price to the public of $13 per share. The net proceeds to the Company, after expenses of the offering and giving effect to the underwriter's discount, were $40,261,000. The proceeds of the offering were primarily used for the repayment of debt outstanding under the credit facility and for general corporate purposes.

     In March 1995, the Company issued 2,000 shares of common stock with a fair value at the date of issuance of $40,000 to certain non-executive employees.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

     In June 1995, the Company completed an offering of 4,600,000 shares of its common stock (of which 400,000 shares were newly issued shares of the Company) at a price to the public of $19 per share. The net proceeds to the Company, after expenses of the offering and giving effect to the underwriter's discount, were $6,620,000.

     In January 1995, RFS Management issued 12 restricted shares of RFS Management common stock to certain of its employees. These shares vest ratably over a four year period from the date of issuance. The estimated fair market value of these shares at issuance was $281,000. The shares were exchanged for approximately 36,500 Company common shares, subject to the same restrictions, in connection with the acquisition of RFS Management.

     In February, 1996 the Company issued 2,727,811 shares (including the 36,500 restricted shares) of its common stock to acquire all of the outstanding common stock of RFS Management.

(11) STOCK OPTIONS

     The Company has one stock option plan, the 1994 Equity Participation Plan (the "Plan"), in which options may be granted to key personnel to purchase shares of the Company's common stock at a price not less than the current market price at the date of the grant. The options vest annually and ratably over the four-year period from the date of grant and expire ten years after the grant date. An aggregate of 2,000,000 shares have been authorized for issuance. The Plan also provides for the issuance of stock appreciation rights, restrictive stock or other awards, none of which have been granted. Activity in the stock option plan is as follows:

                                                               YEARS ENDED DECEMBER
                                                                        31,              THREE MONTHS
                                                              -----------------------       ENDED
                                              PRICE RANGE       1994          1995      MARCH 31, 1996
                                            ----------------  ---------     ---------   --------------
Options outstanding, beginning of year....  $13.00 - $23.50      --           967,500      1,103,500
Granted...................................  $13.00 - $28.88   1,099,500       193,000        704,000
Exercised.................................       $13.00          --           (19,375)       (10,500)
Canceled..................................       $13.00        (132,000)      (37,625)       (16,500)
                                                              ---------     ---------      ---------
Options outstanding, end of period........  $13.00 - $28.88     967,500     1,103,500      1,780,500
                                                              =========     =========      =========
Number of options exercisable.............  $13.00 - $19.13      --           243,750        234,250
Number of shares available for future
  issuance................................                    1,032,500       877,125        189,625

     Subsequent to March 31, 1996 the Company's shareholders approved an increase in the maximum number of shares available under the 1994 Equity Participation Plan to 3,300,000. As a result, the number of shares available for future issuance has increased to 1,489,625.

(12) EARNINGS PER SHARE

     For the year ended December 31, 1994, earnings per share has been calculated assuming the 15,500,000 shares issued immediately prior to the initial public offering were outstanding since January 1, 1994. Additionally, the 2,727,811 shares issued to acquire RFS Management are assumed to be outstanding for the entire years of 1994 and 1995. Per share data for 1993 has not been provided as the information is not comparable. The common equivalent shares include employee stock options which have been deemed exercised using the treasury stock method for the purpose of computing earnings per share. The Company has no outstanding securities or agreements which would result in the issuance of common shares other than common stock equivalents.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

(13) TRANSACTIONS WITH RELATED PARTIES

     Revenues include amounts derived from entities in which affiliates of the Company own interests and, in general, exercise operational control. Revenues derived from these entities were as follows (in thousands):

                                                                                   THREE MONTHS
                                                 YEARS ENDED DECEMBER 31,         ENDED MARCH 31,
                                              ------------------------------     -----------------
                                               1993       1994        1995        1995       1996
                                              ------     -------     -------     ------     ------
REVENUES
  Management fees, franchise fees, technical
     service fees, termination fees and
     reimbursements.........................  $9,505     $27,674     $26,456     $6,067     $7,195
  Hotel revenues............................    --         --         11,327       --        4,178
  Share of partnership income...............    --           243         388        315         98
  Interest..................................      30         847       1,674        326        428
  Reimbursements for services provided to
     CPHUS..................................      96       2,934       1,819        589       --
  Sales of equipment and hotel operating
     supplies...............................      96       4,094       6,055      1,330        580
EXPENSES
  MIS Services..............................      50          17       --          --         --
  Hotel expenses............................    --         --         10,721       --        3,972
  Administrative office rent................     334         312          73         17         18

     Amounts due from affiliates included in accounts receivable at December 31, 1994 and 1995 and March 31, 1996 are $3,877,000, $4,318,000 and $5,560,000,
respectively. Non-current amounts due from affiliates included in other assets at December 31, 1994 and 1995 and March 31, 1996 are $114,000, $147,000 and
$321,000, respectively.

     Amounts due to affiliates included in accounts payable at December 31, 1994 and 1995 and March 31, 1996 amounted to $123,000, $105,000 and $2,000, respectively.

     During 1995 RFS Management, under terms of a consulting agreement, made payments of $780,000 to Hospitality Advisory Services, Inc. ("HAS") The consulting agreement terminated on February 27, 1996 and $75,000 was paid prior to termination. Subsequently, two of the former HAS shareholders entered into new consulting agreements, that terminate February 27, 1997, with RFS Management and were paid $17,500 in total.

(14) EMPLOYEE BENEFIT PLANS

     The Company participates in 401(k) retirement savings plans. Generally, employees who are over 21 years of age and have completed one year of service are eligible to participate in the plans. The Company, except for RFS Management, matches employee contributions up to 3% of an employee's salary. RFS Management matches employee contributions up to 2% of an employee's salary. The aggregate expense under all plans amounted to $135,000, $218,000 and $563,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

     The Company, except for RFS Management, maintains a self-insured group health plan through a Voluntary Employee Benefit Association. This plan is funded to the limits provided in the Internal Revenue Code. RFS Management maintains a self-insured group health plan. Liabilities are recorded for estimated incurred but unreported claims. Aggregate and stop loss insurance exists at amounts which limit the exposure to the Company, including RFS Management.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

(15) INCOME TAXES

     The components of income tax expense consist of the following (in thousands):

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                 1993      1994       1995
                                                                 ----     ------     ------
    Federal:
      Current..................................................  $257     $1,559     $3,561
      Deferred.................................................    42      3,476      2,832
                                                                 ----     ------     ------
                                                                  299      5,035      6,393
                                                                 ----     ------     ------
    State:
      Current..................................................   115      1,382      1,532
      Deferred.................................................   --         (82)       543
                                                                 ----     ------     ------
                                                                  115      1,300      2,075
                                                                 ----     ------     ------
                                                                 $414     $6,335     $8,468
                                                                 ====     ======     ======

     The actual income tax expense differs from the expected tax expense computed by applying the Federal statutory income tax rate as a result of the following:

                                                                     YEARS ENDED DECEMBER
                                                                              31,
                                                                    -----------------------
                                                                    1993      1994     1995
                                                                    -----     ----     ----
    Income tax expense at Federal statutory rate..................   34.0%    34.0%    34.0%
    Goodwill and other permanent differences......................    0.2      1.1      0.7
    State income taxes............................................    0.8      4.3      5.5
    RFS, Inc. S Corp. earnings not taxed..........................   --        --      (2.8)
    Effect of net operating loss and other carryforwards..........  (29.2)     --       --
    Decrease in valuation allowance...............................   --       (8.3)    (5.2)
    Other.........................................................    2.2      1.3      --
                                                                    -----     ----     ----
                                                                      8.0%    32.4%    32.2%
                                                                    =====     ====     ====

     The income tax benefit attributable to the use of net operating loss carryforwards ("NOL"s) in the year ended 1993 was $2,129,000 and $47,000 in 1994.

     Deferred income taxes result principally from amortization of management contracts, investments in partnerships and the utilization of NOLs and passive activity loss carryforwards.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows (in thousands):

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
    Deferred tax assets:
      Net operating loss carryforwards.............................  $ 17,596     $ 15,288
      Passive activity loss carryforwards..........................     2,206          834
      Reserves.....................................................     3,540        3,335
      Other........................................................     2,867        3,979
      Valuation allowance..........................................   (25,522)     (22,605)
                                                                     --------     --------
              Total deferred tax assets............................       687          831
                                                                     --------     --------
    Deferred tax liabilities:
      Management contracts.........................................   (13,457)     (13,982)
      Investments in partnerships..................................    (1,910)      (2,474)
                                                                     --------     --------
              Total deferred tax liabilities.......................   (15,367)     (16,456)
                                                                     --------     --------
    Net deferred tax liability.....................................  $(14,680)    $(15,625)
                                                                     ========     ========

     The Company estimates that, more likely than not, it will not realize a substantial portion of the benefits of its deferred tax assets. Accordingly, it has established a valuation allowance to reflect this uncertainty. A portion of the valuation allowance was established upon the combination of Doubletree Partners and DHC. In accordance with purchase accounting methodology, to the extent the tax benefits to which this allowance relates are recognized, the reduction in the valuation allowance will be applied to reduce goodwill. As of December 31, 1995, the amount of the valuation allowance subject to this treatment is approximately $6,500,000. During 1995, $1,530,000 was used and credited to goodwill. None of this NOL was recognized in 1994.

     The Company's federal NOLs of $40,979,000 expire as follows (in thousands):

                                                               AMOUNT OF
                               YEAR OF EXPIRATION             FEDERAL NOLS
                    ----------------------------------------  ------------
                         2004...............................    $  4,320
                         2005...............................       9,860
                         2006...............................       1,230
                         2007...............................      --
                         2008...............................      13,086
                         2009...............................      12,483
                                                                 -------
                                                                  40,979
                         Passive loss carryforwards -- no
                           stated expiration................       2,166
                                                                 -------
                                                                $ 43,145
                                                                 =======

     Total NOLs for state purposes are less than the amounts stated above due primarily to shorter carryforward periods.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

     The Company also has passive loss carryforwards that do not have a stated expiration term. The tax benefit attributable to these federal and state NOLs and passive loss carryforwards has been calculated considering the reduced amount available for state purposes.

(16) COMMITMENTS AND CONTINGENCIES

     Certain hotel management contracts provide that if a hotel does not achieve agreed-upon performance levels, the Company may elect or may be required to fund any performance shortfalls for a specified period of time. In general, if the Company elects not to fund the shortfall, the hotel owner may elect to terminate the management contract. If the Company elects to fund the shortfall, but performance standards are not achieved at the expiration of the funding period, the owner may elect to terminate the management contract at that time. The Company has not been required to fund any shortfalls during the three year and three month period ended March 31, 1996.

     The Company has guaranteed certain mortgages, leases and construction bonds up to $6,460,000 ($2,860,000 of which are collateralized by letters of credit). The Company has also committed to lend up to $8,868,000, $7,709,000 to the owner of the Somerset hotel, of which $1,409,000 is for renovations and $6,300,000 is to provide bridge financing, if needed. The remaining loan commitments are to three other hotels primarily for renovations.

     The Company has a commitment to contribute an additional $3,127,000 to an investment partnership formed for the purpose of acquiring hotel properties. The Company has a 4.35% limited partnership interest and it is anticipated that at least 50% of the properties acquired will be either managed and/or franchised by the Company.

     The Company is a defendant in various litigation matters arising from the normal course of its operations. While it is not feasible to predict or determine the ultimate outcome of these matters, it is the opinion of management that their ultimate outcome is not likely to have a material adverse effect on the results of operations and the financial position of the Company.

     Metropolitan Life has indemnified the Company against any litigation matters which occurred prior to the date of acquisition of MetHotels by DHC (December 6, 1990), and certain indemnification by Canadian Pacific exists for events which transpired from December 6, 1990 to December 16, 1993.

     Four of the hotels leased by the Company are managed by others under agreements with terms of ten to twenty years. Management fees are based on a percentage of each hotel's revenues.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

(17) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                               DECEMBER 31,
                                                            -------------------     MARCH 31,
                                                             1994        1995         1996
                                                            -------     -------     ---------
    Accounts payable......................................  $ 6,342     $ 5,592      $ 4,506
    Payroll and related costs.............................    3,395       4,805        3,756
    Leased and owned hotel expenses.......................    1,609       3,290        3,346
    Deferred compensation.................................    2,702       2,106        2,052
    Marketing costs.......................................    2,449       2,038        2,035
    Business combination expenses.........................    1,013       2,555        1,731
    Insurance expense.....................................    1,237       1,055        1,428
    Professional fees.....................................    1,209         679          781
    Sales tax.............................................      760       1,102        1,431
    Other.................................................    1,789       1,850        1,521
                                                            -------     -------      -------
                                                            $22,505     $25,072      $22,587
                                                            =======     =======      =======

(18) REIMBURSABLE EXPENSES

     The Company is reimbursed for costs associated with providing central reservations, sales and marketing, accounting, data processing, internal audit and employee training services to managed hotels. The Company is also reimbursed for central reservations and marketing services provided to franchised hotels. Such costs primarily consist of personnel and related fringe benefits, advertising, promotional fees and reservation service costs. Additionally, costs of products sold to hotels and expenses of providing the Company's various preferred vendor programs are included in reimbursable expenses.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

(19) MANAGEMENT CONTRACTS

     An analysis of management contract activity follows (in thousands):

        Balance at December 31, 1992.......................................  $   423
        Contracts acquired at acquisition of DHC...........................   42,000
        Amortization.......................................................     (135)
                                                                             -------
        Balance at December 31, 1993.......................................   42,288
        Contracts acquired.................................................    6,607
        Contract conversions and terminations..............................   (1,718)
        Amortization.......................................................   (1,805)
                                                                             -------
        Balance at December 31, 1994.......................................   45,372
        Contracts acquired.................................................    7,181
        Contract conversions and terminations..............................     (562)
        Amortization.......................................................   (2,357)
                                                                             -------
        Balance at December 31, 1995.......................................   49,634
        Contracts acquired (unaudited).....................................      665
        Amortization (unaudited)...........................................     (827)
                                                                             -------
        Balance at March 31, 1996 (unaudited)..............................  $49,472
                                                                             =======

(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes and other receivables, accounts payable and accrued expenses, accrued interest payable and income taxes payable, each as included in the consolidated balance sheets under such captions. With the exception of notes and other receivables and the investment in RFS Partnership L.P. units, the carrying amounts of all other classes of financial instruments approximate fair value due to the short maturity of those instruments or, in the case of marketable equity securities they are carried at their estimated fair value. The Company has determined that the fair value of its notes receivable is not significantly different from their carrying value based on interest rate and payment terms the Company would currently offer on notes with similar security to borrowers of similar creditworthiness. RFS Partnership L.P. units, which are convertible into REIT common shares, have a carrying value of $841,000 and an estimated fair value of $1,197,000 at December 31, 1995.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION WITH RESPECT TO THE THREE MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

(21) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for the years ended December 31, 1994 and 1995, restated to reflect the acquisition of RFS Management, is presented below (in thousands except per share data). The sum of the individual quarterly data may not equal the annual data due to rounding.

                                                                QUARTER ENDED
                                           --------------------------------------------------------
                                                          JUNE
                                           MARCH 31,       30,       SEPTEMBER 30,     DECEMBER 31,
                                           ---------     -------     -------------     ------------
    1994
    Total revenues.......................   $23,303      $30,921        $41,084          $ 45,475
    Net income...........................     1,884(a)     3,821(a)       4,180             3,350
    Earnings per share...................   $  0.10(a)   $  0.21(a)     $  0.19          $   0.15
    Weighted average common and common
      equivalent shares outstanding......    18,228       18,228         21,900            21,938

     (a) The Company's effective tax rate for the quarters ended March 31 and June 30 was 29% and 25%, respectively, due to the organizational structure of the Company prior to its initial public offering. Had a 35% rate been incurred, net income and earnings per share would have been $1,648 and $0.09 per share and $3,073 and $0.17 per share, respectively.

                                                                QUARTER ENDED
                                           --------------------------------------------------------
                                                          JUNE
                                           MARCH 31,       30,       SEPTEMBER 30,     DECEMBER 31,
                                           ---------     -------     -------------     ------------
    1995
    Total revenues.......................   $48,590      $59,771        $61,899          $ 60,512
    Net income...........................     3,645        5,742          5,606             2,798(b)
    Earnings per share...................   $  0.17      $  0.26        $  0.25          $   0.12
    Net income-pro forma(c)..............   $ 3,490      $ 5,360        $ 5,311          $  4,575(d)
    Earnings per share -- pro forma(c)...   $  0.16      $  0.24        $  0.24          $   0.20(d)
    Weighted average common and common
      equivalent shares outstanding......    21,910       22,057         22,443            22,472

     (b) Includes $2,565,000 of business combination expenses.

     (c) Effective January 1, 1995 RFS Management elected to be taxed as a Subchapter S Corporation for federal income tax purposes. As a result, it was generally not liable for income taxes and its financial statements for the year ended December 31, 1995 did not include a provision for federal income taxes. A pro forma adjustment to each quarter increasing the provision for income taxes by approximately $0.8 million in the aggregate has been reflected in the 1995 pro forma results.

     (d) Excludes $2,565,000 of business combination expenses and provides for a related increase in income tax expense.

                   [PHOTO]                                       [PHOTO]
                Residence Inn                              Boston Harbor Hotel
               Atlanta, Georgia                           Boston, Massachusetts
                   [PHOTO]                                       [PHOTO]
                 Holiday Inn                                   Carolina Inn
            Crystal Lake, Illinois                     Chapel Hill, North Carolina

- ------------------------------------------------------
- ------------------------------------------------------

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any times subsequent to the date hereof.

                           --------------------------

                               TABLE OF CONTENTS
                           --------------------------

                                       Page
                                       ----
Incorporation of Certain Documents by
  Reference..........................    3
Available Information................    3
Prospectus Summary...................    4
Risk Factors.........................   10
Use of Proceeds......................   16
Price Range of Common Stock..........   17
Dividend Policy......................   17
Capitalization.......................   18
Selected Consolidated Financial
  Data...............................   19
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition................   21
Business.............................   26
Management...........................   43
Principal and Selling Stockholders...   46
Description of Capital Stock.........   49
Underwriting.........................   52
Legal Matters........................   53
Experts..............................   53
Index to Financial Statements........   54

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                3,682,000 SHARES

                                      LOGO

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                             MONTGOMERY SECURITIES

                              MORGAN STANLEY & CO.
                                 Incorporated

                            SCHRODER WERTHEIM & CO.

                                           , 1996

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                             AMOUNT
                                                                               TO
                                                                             BE PAID
                                                                            ---------
        SEC Registration Fee..............................................  $  45,630
        NASD Filing Fee...................................................     14,209
        Nasdaq National Market Application Fee............................     17,500
        Printing Costs....................................................    150,000
        Legal Fees and Expenses (other than Blue Sky).....................    180,000
        Accounting Fees and Expenses......................................    200,000
        Blue Sky Fees and Expenses........................................     25,000
        Transfer Agent and Registrar Fees and Expenses....................      5,000
        Miscellaneous.....................................................     12,661
                                                                             --------
                  Total...................................................    650,000
                                                                             ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("Delaware law"), a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as a injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     In addition, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer and arising out of his or her capacity as a director, officer, employee and/or agent of the corporation of which he or she is a director or officer to the maximum extent provided by applicable law. In addition, such director or officer will be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of its directors and officers insuring against all liabilities that may be incurred by such director or officer in or arising out of his or her capacity as a director, officer, employee and/or agent of the Company.

     To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

ITEM 16. EXHIBITS.

     The following documents are filed as part of this Registration Statement:

     (a) EXHIBITS:

         1.1           Form of Underwriting Agreement.
         3.1*          Certificate of Incorporation of Doubletree Corporation.
         3.2*          By-Laws of Doubletree Corporation.
         3.3***        First Amendment of By-Laws of Doubletree Corporation, dated as of June
                       30, 1994.
         5.1           Opinion of Latham & Watkins.
         9.1***        Stockholders Agreement dated as of June 30, 1994, among Doubletree
                       Corporation, GQ Owners, L.P., Canadian Pacific Hotels (U.S.), Inc.,
                       MetPark Funding, Inc., The Ueberroth Family Trust, The Ueberroth
                       Investment Trust, Ridge Partners, L.P. and GEHOP.
        10.1*          Incorporation and Registration Rights Agreement, dated as of December
                       16, 1993, among Doubletree Partners, GQ Owners, L.P., Canadian Pacific
                       Hotels (U.S.) Inc., MetPark Funding, Inc., The Ueberroth Family Trust
                       and Mr. Richard J. Ferris.
        10.2*          Tax Matters Agreement, dated as of December 16, 1993, among Canadian
                       Pacific Limited, Canadian Pacific Hotels (U.S.) Inc. and GQ Owners,
                       L.P.
        10.3*          Second Amended and Restated Agreement of Partnership, dated as of
                       December 16, 1993, among Samantha Hotel Corporation, Canadian Pacific
                       Hotels (U.S.) Inc. and MetPark Funding, Inc.
        10.4*          Acquisition Agreement, dated as of November 15, 1990, among
                       Metropolitan Life Insurance Company, MetHotels, Inc., Canadian Pacific
                       Hotels Corporation and CP Hotels Merger Co.
        10.5*          Assignment, Assumption and Modification Agreement, dated as of
                       December 16, 1993, among Metropolitan Life Insurance Company, Canadian
                       Pacific Hotels Corporation, Doubletree Hotels Corporation and
                       Doubletree Partners.
        10.6*          Partnership Interest Redemption Agreement, dated as of December 16,
                       1993, among Doubletree Partners, Samantha Hotel Corporation and GQ
                       Equities Limited.
        10.7*          Credit Agreement, dated as of December 8, 1993, among Doubletree
                       Partners and Doubletree Hotels Corporation, as the Borrowers, certain financial institutions, as the Lenders, and The Bank of Nova Scotia, as the Agent for the Lenders.
        10.8*          Employment Agreement of Ronald C. Brown.
        10.9***        Employment Agreement of Richard M. Kelleher, dated as of January 13,
                       1995.
        10.10**        1994 Equity Participation Plan of Doubletree Corporation.
        10.11**        Hotel Chain Combination Agreement, dated as of December 8, 1993, among
                       Canadian Pacific Hotels (U.S.) Inc., MetPark Funding, Inc. and GQ
                       Owners, L.P.

        10.13**        Amendment to the Hotel Chain Combination Agreement, dated as of June
                       30, 1994.
        10.14**        Amendment to the Incorporation and Registration Rights Agreement,
                       dated as of June 30, 1994.
        10.15**        Amendment to the Tax Matters Agreement, dated as of June 30, 1994.
        10.16*         Form of Indemnification Agreement.
        10.17*         Form of Management Agreement between Metropolitan Life Insurance
                       Company and the Company.
        10.18*         Promissory note, dated January 1, 1993, in principal amount of $4.0 million by Boston HSR Limited Partnership in favor of Guest Quarters
                       Hotels Partnership.
        10.19**        Waiver and Amendment No. 1 to Credit Agreement dated as of June 28,
                       1994, among Doubletree Partners, Doubletree Hotels Corporation and The
                       Bank of Nova Scotia.
        10.20**        Undertaking Agreement, dated as of June 28, 1994, among Doubletree
                       Corporation, Samantha Hotel Corporation and The Bank of Nova Scotia.
        10.21**        Guaranty dated as of June 28, 1994, by Doubletree Corporation and
                       Samantha Hotel Corporation in favor of The Bank of Nova Scotia.
        10.22***       Agreement Regarding Liquidation of GQ Owners, L.P., dated as of
                       November 30, 1994, among GEHOP, Ridge Partners, L.P., The Ueberroth
                       Family Trust, The Ueberroth Investment Trust and GQ Equities Limited.
        10.23***       Purchase and Sale Agreement, dated as of August 19, 1994, among
                       Doubletree Hotels Corporation, Second City Properties, Inc. and First
                       American Title Insurance Company.
        10.24***       Form of First Amendment to the 1994 Equity Participation Plan of
                       Doubletree Corporation.
        10.25***       Amended and Restated Agreement of Limited Partnership of Thayer Hotel
                       Investors II L.P., dated as of December 9, 1994, by and among Thayer
                       Hotel Investments L.P., Doubletree Hotels Corporation and other
                       Limited Partners.
        10.26***       First Amendment to Amended and Restated Agreement of Limited
                       Partnership of Thayer Hotel Investors II L.P., dated as of February 2,
                       1995, by and among Thayer Hotel Investments L.P., Doubletree Hotels
                       Corporation and other Limited Partners.
        10.27****      Master Agreement, dated as of February 1, 1996, by and among RFS
                       Partnership, L.P., Doubletree Corporation, RFS Hotel Investors, Inc.,
                       Seedling Merger Subsidiary, Inc. and RFS, Inc.
        10.28****      Preferred Stock Purchase Agreement, dated as of February 1, 1996, by and among RFS Hotel Investors, Inc., Seedling Merger Subsidiary, Inc.
                       and Doubletree Corporation.
        10.29****      Second Amendment to Incorporation and Registration Rights Agreement,
                       dated as of February 27, 1996.
        10.30****      Consolidated Lease Amendment, dated as of February 27, 1996, by and between RFS, Inc. and RFS Partnership, L.P.
        10.31*****     Limited Liability Company Agreement of Candlewood Hotel Company,
                       L.L.C., dated as of November 16, 1995 by and among Doubletree
                       Corporation, JPD Corporation, and Warren D. Fix Family Partnership,
                       L.P.
        10.32          Second Amendment to the 1994 Equity Participation Plan of Doubletree
                       Corporation.

        10.33          Waiver and Amendment No. 2 to Credit Agreement dated as at February
                       16, 1996 among Doubletree Partners, Doubletree Hotels Corporation and the Bank of Nova Scotia.
        21.1*****      Subsidiaries of Doubletree Corporation.
        23.1           Consent of KPMG Peat Marwick LLP.
        23.2           Consent of Latham & Watkins (included in Exhibit 5.1).
        24.1           Powers of Attorney.

- ---------------
     * Previously filed by the Registrant in Registration No. 33-79188 and incorporated by reference herein pursuant to Rule 12b-32 of the Exchange Act.

   ** Previously filed by the Registrant in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

  *** Previously filed by the Registrant in its Annual Report on Form 10-K for the year ended December 31, 1994.

 **** Previously filed by the Registrant in its Current Report on Form 8-K dated
      February 27, 1996.

***** Previously filed by the Registrant in its Annual Report on Form 10-K for the year ended December 31, 1995.

     (b) FINANCIAL STATEMENT SCHEDULES:

     Schedule II Valuation and Qualifying Account

     All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described under Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 6th day of May, 1996.


                                          DOUBLETREE CORPORATION,
                                          a Delaware corporation

                                          By:                  *

                                            ------------------------------------
                                                     Richard J. Ferris
                                                  Co-Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by each of the following persons in the capacities indicated on May 6, 1996.



                  SIGNATURE                                  TITLE
- ---------------------------------------------    -----------------------------
                          *                        Co-Chairman of the Board
- ---------------------------------------------       and Director (Principal
              Richard J. Ferris                       Executive Officer)
                          *                      Co-Chairman of the Board and
- ---------------------------------------------              Director
             Peter V. Ueberroth
                          *                        Executive Vice President,
- ---------------------------------------------     Chief Financial Officer and
             William L. Perocchi                     Treasurer (Principal
                                                   Financial and Accounting
                                                           Officer)
                          *                                Director
- ---------------------------------------------
               William R. Fatt
                          *                                Director
- ---------------------------------------------
                Dale F. Frey
                          *                                Director
- ---------------------------------------------
               Ronald K. Gamey
                          *                                Director
- ---------------------------------------------
             Norman B. Leventhal
                          *                                Director
- ---------------------------------------------
                John H. Myers
                          *                                Director
- ---------------------------------------------
             Richard M. Kelleher
     *By           /s/ DAVID L. STIVERS
              David L. Stivers
              Attorney-in-fact

                                                                   SCHEDULE VIII

                    DOUBLETREE CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                     ADDITIONS
                                           BALANCE     -------------------------------------
                                              AT       CHARGED TO   CHARGED TO    ACQUIRED                     BALANCE
   YEAR ENDED                             BEGINNING    COSTS AND      OTHER        IN DHC                     AT END OF
  DECEMBER 31,         DESCRIPTION         OF YEAR      EXPENSES     ACCOUNTS    ACQUISITION   DEDUCTIONS        YEAR
  ------------    ----------------------  ----------   ----------   ----------   -----------   ----------     ----------
      1995        Allowance for doubtful     $393          211           --           --          (309)(1)       $295
                  accounts
      1994        Allowance for doubtful     $291          189           --           --           (87)(1)       $393
                  accounts
      1993        Allowance for doubtful     $ 15           56           --          260           (40)(1)       $291
                  accounts

- ---------------
(1) Represents write-offs of amounts previously reserved.

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
NUMBERED                                   DESCRIPTION                                   PAGE
- ---------     ---------------------------------------------------------------------  ------------
 1.1+         Form of Underwriting Agreement. .....................................
 3.1*         Certificate of Incorporation of Doubletree Corporation. .............
 3.2*         By-Laws of Doubletree Corporation. ..................................
 3.3***       First Amendment of By-Laws of Doubletree Corporation, dated as of
              June 30, 1994. ......................................................
 5.1+         Opinion of Latham & Watkins. ........................................
 9.1***       Stockholders Agreement dated as of June 30, 1994, among Doubletree
              Corporation, GQ Owners, L.P., Canadian Pacific Hotels (U.S.), Inc.,
              MetPark Funding, Inc., The Ueberroth Family Trust, The Ueberroth
              Investment Trust, Ridge Partners, L.P. and GEHOP. ...................
10.1*         Incorporation and Registration Rights Agreement, dated as of December
              16, 1993, among Doubletree Partners, GQ Owners, L.P., Canadian
              Pacific Hotels (U.S.) Inc., MetPark Funding, Inc., The Ueberroth
              Family Trust and Mr. Richard J. Ferris. .............................
10.2*         Tax Matters Agreement, dated as of December 16, 1993, among Canadian
              Pacific Limited, Canadian Pacific Hotels (U.S.) Inc. and GQ Owners,
              L.P. ................................................................
10.3*         Second Amended and Restated Agreement of Partnership, dated as of
              December 16, 1993, among Samantha Hotel Corporation, Canadian Pacific
              Hotels (U.S.) Inc. and MetPark Funding, Inc. ........................
10.4*         Acquisition Agreement, dated as of November 15, 1990, among
              Metropolitan Life Insurance Company, MetHotels, Inc., Canadian
              Pacific Hotels Corporation and CP Hotels Merger Co. .................
10.5*         Assignment, Assumption and Modification Agreement, dated as of
              December 16, 1993, among Metropolitan Life Insurance Company,
              Canadian Pacific Hotels Corporation, Doubletree Hotels Corporation
              and Doubletree Partners. ............................................
10.6*         Partnership Interest Redemption Agreement, dated as of December 16,
              1993, among Doubletree Partners, Samantha Hotel Corporation and GQ
              Equities Limited. ...................................................
10.7*         Credit Agreement, dated as of December 8, 1993, among Doubletree
              Partners and Doubletree Hotels Corporation, as the Borrowers, certain financial institutions, as the Lenders, and The Bank of Nova Scotia, as the Agent for the Lenders. .......................................
10.8*         Employment Agreement of Ronald C. Brown. ............................
10.9***       Employment Agreement of Richard M. Kelleher, dated as of January 13,
              1995. ...............................................................
10.10**       1994 Equity Participation Plan of Doubletree Corporation. ...........
10.11**       Hotel Chain Combination Agreement, dated as of December 8, 1993, among Canadian Pacific Hotels (U.S.) Inc., MetPark Funding, Inc. and
              GQ Owners, L.P. .....................................................
10.13**       Amendment to the Hotel Chain Combination Agreement, dated as of June
              30, 1994. ...........................................................
10.14**       Amendment to the Incorporation and Registration Rights Agreement,
              dated as of June 30, 1994. ..........................................
10.15**       Amendment to the Tax Matters Agreement, dated as of June 30,
              1994. ...............................................................
10.16*        Form of Indemnification Agreement. ..................................
10.17*        Form of Management Agreement between Metropolitan Life Insurance
              Company and the Company. ............................................

                                                                                     SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
NUMBERED                                   DESCRIPTION                                   PAGE
- ---------     ---------------------------------------------------------------------  ------------
10.18*        Promissory note, dated January 1, 1993, in principal amount of $4.0 million by Boston HSR Limited Partnership in favor of Guest Quarters
              Hotels Partnership. .................................................
10.19**       Waiver and Amendment No. 1 to Credit Agreement dated as of June 28,
              1994, among Doubletree Partners, Doubletree Hotels Corporation and
              The Bank of Nova Scotia. ............................................
10.20**       Undertaking Agreement, dated as of June 28, 1994, among Doubletree
              Corporation, Samantha Hotel Corporation and The Bank of Nova
              Scotia. .............................................................
10.21**       Guaranty dated as of June 28, 1994, by Doubletree Corporation and
              Samantha Hotel Corporation in favor of The Bank of Nova Scotia. .....
10.22***      Agreement Regarding Liquidation of GQ Owners, L.P., dated as of
              November 30, 1994, among GEHOP, Ridge Partners, L.P., The Ueberroth
              Family Trust, The Ueberroth Investment Trust and GQ Equities
              Limited. ............................................................
10.23***      Purchase and Sale Agreement, dated as of August 19, 1994, among
              Doubletree Hotels Corporation, Second City Properties, Inc. and First
              American Title Insurance Company. ...................................
10.24***      Form of First Amendment to the 1994 Equity Participation Plan of
              Doubletree Corporation. .............................................
10.25***      Amended and Restated Agreement of Limited Partnership of Thayer Hotel
              Investors II L.P., dated as of December 9, 1994, by and among Thayer
              Hotel Investments L.P., Doubletree Hotels Corporation and other
              Limited
              Partners. ...........................................................
10.26***      First Amendment to Amended and Restated Agreement of Limited
              Partnership of Thayer Hotel Investors II L.P., dated as of February
              2, 1995, by and among Thayer Hotel Investments L.P., Doubletree
              Hotels Corporation and other Limited Partners. ......................
10.27****     Master Agreement, dated as of February 1, 1996, by and among RFS
              Partnership, L.P., Doubletree Corporation, RFS Hotel Investors, Inc.,
              Seedling Merger Subsidiary, Inc. and RFS, Inc. ......................
10.28****     Preferred Stock Purchase Agreement, dated as of February 1, 1996, by and among RFS Hotel Investors, Inc., Seedling Merger Subsidiary, Inc.
              and Doubletree Corporation. .........................................
10.29****     Second Amendment to Incorporation and Registration Rights Agreement,
              dated as of February 27, 1996. ......................................
10.30****     Consolidated Lease Amendment, dated as of February 27, 1996, by and between RFS, Inc. and RFS Partnership, L.P. .........................
10.31*****    Limited Liability Company Agreement of Candlewood Hotel Company,
              L.L.C., dated as of November 16, 1995 by and among Doubletree
              Corporation, JPD Corporation, and Warren D. Fix Family Partnership,
              L.P. ................................................................
10.32+        Second Amendment to the 1994 Equity Participation Plan of Doubletree
              Corporation. ........................................................
10.33+        Waiver and Amendment No. 2 to Credit Agreement dated as at February
              16, 1996 among Doubletree Partners, Doubletree Hotels Corporation and the Bank of Nova Scotia. ............................................
21.1*****     Subsidiaries of Doubletree Corporation. .............................

                                                                                     SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
NUMBERED                                   DESCRIPTION                                   PAGE
- ---------     ---------------------------------------------------------------------  ------------
23.1          Consent of KPMG Peat Marwick LLP. ...................................
23.2+         Consent of Latham & Watkins (included in Exhibit 5.1). ..............
24.1+         Powers of Attorney. .................................................


- ---------------

     + Previously filed.


     * Previously filed by the Registrant in Registration No. 33-79188 and incorporated by reference herein pursuant to Rule 12b-32 of the Exchange Act.

   ** Previously filed by the Registrant in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

  *** Previously filed by the Registrant in its Annual Report on Form 10-K for the year ended December 31, 1994.

 **** Previously filed by the Registrant in its Current Report on Form 8-K dated
      February 27, 1996.

***** Previously filed by the Registrant in its Annual Report on Form 10-K for the year ended December 31, 1995.